EXHIBIT 10.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

- — - — - — - — - — - — - — - — - — - — - — - — - — - —	x
In re:	:
	:	Chapter 11
AMERICA ONLINE LATIN AMERICA,	:	Case No. 05-11778 (MFW)
INC., et al.,[1]	:
	:	(Jointly Administered)
:
Debtors.	:
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DISCLOSURE STATEMENT
PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
FOR THE DEBTORS’ JOINT PLAN OF REORGANIZATION AND LIQUIDATION

IMPORTANT DATES
•	Date by which Ballots must be received: April 3, 2006 at 4:00 p.m. (prevailing Eastern Time)

•	Date by which objections to confirmation of the Plan must be filed and served: April 3, 2006, at 4:00 p.m. (prevailing Eastern Time)

•	Hearing on confirmation of the Plan: April 25, 2006 at 2:00 p.m. (prevailing Eastern Time)

SHEARMAN & STERLING LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Douglas P. Bartner	Pauline K. Morgan (Del. 3650)
Michael H. Torkin	Edmon L. Morton (Del. 3856)
Michael Pardo	Margaret B. Whiteman (Del. 4652)
599 Lexington Avenue	The Brandywine Building
New York, New York 10022	1000 West Street, 17th Floor
Telephone: (212) 848-4000	Wilmington, Delaware 19801
Facsimile: (212) 848-7179	Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Co-Counsel for the Debtors and Debtors in Possession
Dated as of February 23, 2006

[1]	In addition to America Online Latin America, Inc., the other debtors herein are AOL Latin America Management LLC, AOL Puerto Rico Management Services, Inc. and America Online Caribbean Basin, Inc.

TABLE OF CONTENTS

INTRODUCTION	1
A. Holders of Claims and Equity Interests Entitled to Vote	1
B. Voting Procedures	2
C. Confirmation Hearing	3

ARTICLE I OVERVIEW OF PLAN	4
A. Summary of Classification and Treatment of Claims and Equity Interests under the Plan	4

ARTICLE II GENERAL INFORMATION	7
A. Background and Current Business Operations	7
B. Equity Ownership and Primary Indebtedness	9
C. Events Leading to Chapter 11 Filing	10
D. Prepetition Negotiations with Creditors and Shareholders	11

ARTICLE III HISTORY OF THESE BANKRUPTCY CASES	11
A. General	11
B. First Day Orders	12
C. Employee Matters	12
D. Professionals Retained by the Debtors	12
E. Claims Process and Bar Date F. Sale and Wind Down of Non-Debtor Foreign Subsidiaries	13
G. Settlement Agreement with Banco Itaú	14
H. Latino Content Termination Agreement with America Online	15
I. Renewal of Directors and Officers Insurance Policy and Acquisition of Six Year Runoff Coverage	15

ARTICLE IV PROGRESS OF THE WIND DOWN FOLLOWING THE PETITION DATE	16
A. Development of Business Initiatives at AOL Spain	16
B. Wind Down of AOL Mexico	16
C. Wind Down of AOL Brazil	16

ARTICLE V RELATED PARTY TRANSACTIONS IN CONNECTION WITH THE WIND DOWN	17
A. Transfer of Assets of AOL Puerto Rico	17
B. Post-Effective Date Transfer of AOL Venezuela	17
C. TW Party Claims and payments to the TW Parties	17

ARTICLE VI THE PLAN OF REORGANIZATION AND LIQUIDATION	18
A. Introduction	18
B. Rationale Underlying Plan Treatments of Claims	18
C. Support Agreement and Treatment of Unsecured Creditors	18
D. Compromise and Settlement	19
E. Distinguishing Plan from Recent Caselaw	20
F. Substantive Consolidation and Cancellation of Intercompany Claims	20
G. Administrative Claims, Professional Fees and Priority Tax Claims	21
H. Classification and Treatment of Claims and Equity Interests under the Plan	23
I. Means for Implementation of the Plan	28
J. Provisions Governing Distributions	39
K. Procedures for Resolving Disputed Claims	42
L. Conditions Precedent to Confirmation and Effective Date of the Plan	44
M. Legal Effects of Confirmation of the Plan	46
N. Retention of Jurisdiction	49
O. Other Provisions	52

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ARTICLE VII VOTING PROCEDURES AND REQUIREMENTS	55
A. Holders of Claims	55
B. Classes Entitled to Vote	56
C. Vote Required for Acceptance by Classes of Claims	56

ARTICLE VIII CONFIRMATION OF THE PLAN	57
A. Confirmation Hearing	57
B. Requirements for Confirmation of the Plan	57
C. Feasibility	59

ARTICLE IX FINANCIAL INFORMATION	60

ARTICLE X ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	60
A. Liquidation Under Chapter 7	60
B. Alternative Chapter 11 Plan	60

ARTICLE XI CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	61
A. IRS Circular 230 Disclosure	61
B. Certain Federal Income Tax Consequences of the Reorganization	61
C. Certain Federal Income Tax Consequences to GUC Holders	61

ARTICLE XII CONCLUSION AND RECOMMENDATION	62

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EXHIBITS

Exhibit A	The Plan

Exhibit B	Unaudited Balance Sheet

Exhibit C	Liquidation Analysis

Exhibit D	Proposed Organizational Chart of the Liquidating LLC as of the Effective Date

Exhibit E	Organizational Chart of the AOLA Group as of The Petition Date

INTRODUCTION
     This disclosure statement (this “Disclosure Statement”) is being furnished by America Online Latin America, Inc. (“AOLA” or the “Company”), AOL Latin America Management LLC (“AOL Management LLC”), AOL Puerto Rico Management Services, Inc. (“Puerto Rico Management Services”) and America Online Caribbean Basin, Inc. (“AOL Caribbean Basin”), debtors and debtors-in-possession (each a “Debtor” and collectively, the “Debtors”) in these jointly administered chapter 11 cases (these “Chapter 11 Cases”) in connection with the Debtors’ solicitation of votes to confirm the Debtors’ Joint Plan of Reorganization and Liquidation Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). A copy of the Plan is attached hereto as Exhibit A.2
     The purpose of this Disclosure Statement is to set forth information: (1) regarding the history of the Debtors, their businesses and these Chapter 11 Cases; (2) concerning the Plan and alternatives to the Plan; (3) advising the Holders of Claims and Equity Interests of their rights under the Plan; (4) assisting the Holders of Claims entitled to vote in making an informed judgment regarding whether they should vote to accept or reject the Plan; and (5) assisting the Bankruptcy Court in determining whether the Debtors have complied and the Plan complies with the provisions of chapter 11 of the Bankruptcy Code.
     By Court order dated February 23, 2006 (the “Disclosure Statement Order”), the Bankruptcy Court approved this Disclosure Statement in accordance with section 1125 of the Bankruptcy Code, as containing “adequate information” to enable a hypothetical, reasonable investor typical of Holders of Claims against the Debtors to make an informed judgment as to whether to accept or reject the Plan, and authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, Holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits hereto and thereto.
     THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR EQUITY INTEREST. THIS DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN HEREIN IS A SUMMARY ONLY. HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN’S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.
A. Holders of Claims and Equity Interests Entitled to Vote
     Pursuant to the provisions of the Bankruptcy Code, only classes of Claims or Equity Interests which are (i) “impaired” by a plan of reorganization and (ii) entitled to receive a distribution under such a plan are entitled to vote on the plan. In these Chapter 11 Cases, only Holders of Claims in Class 3 TW Party Claims and Class 4 General Unsecured Claims are impaired by, and will receive a distribution from the Debtors under, the Plan and, therefore, are the only classes of Claims entitled to vote to accept or reject the Plan. Claims in Class 1 Priority Claims and Class 2 Secured Claims are unimpaired by the Plan and the Holders thereof are conclusively presumed to have accepted the Plan. Holders of Equity Interests

[2]	Capitalized terms that are not defined in this Disclosure Statement shall have the meanings set forth in the Plan.

and/or Claims in Class 5 Existing Series C Interests, Class 6 Other Equity Interests and Class 7 Subordinated Claims against the Debtors will receive no distribution from the Debtors under the Plan and are therefore deemed to have rejected the Plan.
B. Voting Procedures
     If you are entitled to vote to accept or reject the Plan, enclosed is a ballot (the “Ballot”) for the acceptance or rejection of the Plan and a pre-addressed envelope for the return of the Ballot. BALLOTS FOR ACCEPTANCE OR REJECTION OF THE PLAN ARE BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASS 3 TW PARTY CLAIMS AND CLASS 4 GENERAL UNSECURED CLAIMS BECAUSE THEY ARE THE ONLY HOLDERS OF CLAIMS THAT MAY VOTE TO ACCEPT OR REJECT THE PLAN. If you are the Holder of a Claim in one of these Classes and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you are a party in interest and have any questions concerning this Disclosure Statement, any of the Exhibits hereto, the Plan or the voting procedures in respect thereof, please contact:

Balloting Agent Bankruptcy Services, LLC Attn: AOL Latin America 3rd Floor 757 Third Avenue New York, NY 10017 Telephone: (646) 282-2500
     THE DEBTORS RECOMMEND THAT THE HOLDERS OF CLAIMS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE PLAN. ALL HOLDERS OF CLASS 4 GENERAL UNSECURED CLAIMS WHO VOTE TO ACCEPT THE PLAN AND DO NOT CHECK THE BOX OPTING OUT OF THE GENERAL RELEASE WILL BE ENTITLED TO A GREATER OVERALL RECOVERY ON THEIR ALLOWED CLASS 4 GENERAL UNSECURED CLAIMS THAN THOSE HOLDERS OF ALLOWED CLASS 4 GENERAL UNSECURED CLAIMS THAT EITHER (1) FAIL TO VOTE TO ACCEPT OR REJECT THE PLAN, (2) OPT OUT OF THE GENERAL RELEASE OR (3) VOTE TO REJECT THE PLAN.
     IT IS CURRENTLY ANTICIPATED THAT THOSE HOLDERS OF ALLOWED CLASS 4 GENERAL UNSECURED CLAIMS WHO (1) VOTE TO ACCEPT THE PLAN AND (2) DO NOT OPT OUT OF THE GENERAL RELEASE WILL RECEIVE AN AGGREGATE DISTRIBUTION EQUAL TO 100% OF THE ALLOWED AMOUNT OF THEIR CLASS 4 GENERAL UNSECURED CLAIM.
     After carefully reviewing this Disclosure Statement and the Exhibits attached hereto, please indicate your vote with respect to the Plan on the enclosed Ballot and return it either by overnight courier or regular mail in the envelope provided. BALLOTS SUBMITTED BY FACSIMILE OR OTHER ELECTRONIC TRANSMISSION WILL NOT BE ACCEPTED AND WILL BE VOID. Voting procedures and requirements are explained in greater detail elsewhere in this Disclosure Statement. PLEASE VOTE AND RETURN YOUR BALLOT TO:

By first class mail	By overnight courier or for hand deliveries
AOL Latin America	AOL Latin America
Ballot Processing Center	Ballot Processing Center
c/o Bankruptcy Services LLC	c/o Bankruptcy Services LLC
P.O. Box 5014, FDR Station	3rd Floor
New York, NY 10150-5014	757 Third Avenue
New York, NY 10017
     IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY 4:00 P.M. (PREVAILING EASTERN TIME) ON APRIL 3, 2006. ANY EXECUTED BALLOTS THAT ARE TIMELY RECEIVED BUT DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATE BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN SHALL NOT BE COUNTED.
     EACH HOLDER OF AN ALLOWED CLASS 4 GENERAL UNSECURED CLAIM THAT VOTES TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE PROVIDED THE GENERAL RELEASE SET FORTH IN SECTION 11.2 OF THE PLAN UNLESS ANY SUCH HOLDER SHALL CHECK THE BOX ON ITS BALLOT INDICATING THAT IT ELECTS NOT TO GRANT THE GENERAL RELEASE, IN WHICH CASE SUCH HOLDER SHALL NOT BE ENTITLED TO THE ENHANCED DISTRIBUTION DESCRIBED ABOVE.
     The Debtors believe that prompt confirmation and implementation of the Plan is in the best interests of the Debtors, all Holders of Claims and the Debtors’ chapter 11 estates.
C. Confirmation Hearing
     In accordance with the Disclosure Statement Order and section 1128 of the Bankruptcy Code, the confirmation hearing will be held on April 25, 2006, at 2:00 p.m. (prevailing Eastern Time), in the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 5th Floor, Wilmington, Delaware to consider confirmation of the Plan. Objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before April 3, 2006 at 4:00 p.m. (prevailing Eastern Time) in the manner set forth in the Disclosure Statement Order. The hearing on confirmation of the Plan may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof.
     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THIS DISCLOSURE STATEMENT IS WITHOUT ERROR ALTHOUGH, UNDER THE CIRCUMSTANCES, ALL REASONABLE EFFORTS HAVE BEEN MADE TO ENSURE ITS ACCURACY. HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN CAREFULLY AND IN THEIR ENTIRETY AND, WHERE APPROPRIATE, CONSULT WITH COUNSEL OR OTHER ADVISORS PRIOR TO VOTING ON THE PLAN.

     THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, WHICH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE TERMS AND PROVISIONS OF THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS AND PROVISIONS OF THE PLAN SHALL CONTROL. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING FORECASTS, BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.
ARTICLE I
OVERVIEW OF PLAN
     The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article V below, entitled “The Plan of Reorganization.”
     The Plan is a plan of reorganization and liquidation for the Debtors and incorporates the terms of a compromise by and among the Debtors and AOLA’s principal stockholders, Time Warner Inc. (“Time Warner”), America Online, Inc. (“America Online”) and the Cisneros Group Parties (as defined in the Plan)3 (collectively with Time Warner and America Online, the “Principal Stockholders”). Among other things, the Plan provides that (i) AOLA will be converted to a limited liability company and continue to exist as Reorganized AOLA LLC, (ii) AOL Management LLC, Puerto Rico Management Services and AOL Caribbean Basin will be dissolved on the Effective Date and (iii) a Liquidating LLC will be established which will hold Reorganized AOLA LLC and certain of the Debtors’ remaining Assets.4 On the Effective Date, LLC Agents will be appointed to oversee the administration and implementation of the Plan and the liquidation of the Assets. The LLC Agents will designate an individual as an LLC Administrator to oversee and administer the day-to-day aspects of the liquidation and wind-down to be effected by the Liquidating LLC.
A. Summary of Classification and Treatment of Claims and Equity Interests under the Plan
     The Plan classifies all Claims and Equity Interests of the Debtors into separate classes (each a “Class”). The following chart summarizes the classification and status of Claims and Equity Interests and the treatments afforded under the Plan. The General Bar Date (as defined below) for Claims was October 28, 2005.5 As of October 28, 2005, the Debtors had received proof of claims in the amount of approximately $340,000 (not including claims by the TW Parties). The Debtors are in the process of analyzing the validity of these claims. Until this process is complete, the Debtors will not be able to state the estimated or projected distributions, except to the extent set forth in the Debtors’ Schedules.

[3]	The Cisneros Group Parties refers to Aspen Investments LLC, Atlantis Investments LLC and trusts established by Gustavo and Ricardo Cisneros principally for the benefit of themselves and their families.

[4]	Attached hereto as Exhibit D is a chart of the expected organizational structure of the Liquidating LLC and Reorganized AOLA Group as of the Effective Date, giving effect to the reorganization.

[5]	Pursuant to the Plan, Holders of D&O Indemnity Claims are not required to file proofs of claim in respect of such D&O Indemnity Claims, and are not entitled to vote on the Plan in respect of such D&O Indemnity Claims.

			Voting
Class	Claim	Status	Rights	Treatment/Distribution	Estimated Recovery
1.	Priority Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote	Payment in full in Cash on the Effective Date equal to the amount of the Allowed Claim.	100%
2.	Secured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote	Either (i) return of the Assets on which the Holder has a security interest, or (ii) proceeds from the sale of the Assets to which the security interest attaches.	100%
3.	TW Party Claims	Impaired	Entitled to Vote	The TW Parties will receive:

(1) certain assets related to AOL Puerto Rico, valued at $15 million; and

(2) one of the two treatments at the election of the Debtors:

  (a) LLC Option: the TW
  Parties will receive all the
  membership interests in the
  Liquidating LLC other than
  the interests that will go to
  the general unsecured
  creditors

  (b) Cash Option: the TW
  Parties will receive all the
  membership interests in the
  Liquidating LLC. Cash will
  be set aside in a separate
  fund for the general
  unsecured creditors on the
  effective date.

				In either case, pursuant to the Plan (and in accordance with the terms of the Support Agreement and the Letter Agreement), Time Warner will turn over to the Cisneros Group Parties 40% of their membership interests in the Liquidating LLC, subject to an adjustment based on (i) the value of the AOL Puerto Rico assets transferred to the TW Parties, (ii) the value of certain general unsecured claims of AOL and (iii) the payment of all general unsecured creditors	Approximately 14% – 17%

			Voting
Class	Claim	Status	Rights	Treatment/Distribution	Estimated Recovery
4.	General Unsecured Claims	Impaired	Entitled to Vote	General unsecured creditors will receive one of two treatments at the election of the Debtors:

(1) LLC Option: general unsecured creditors will receive interests in the Liquidating LLC on the effective date entitling them to receive their ratable share of available cash in future distributions of cash.

(2) Cash Option: Cash will be set aside in a separate fund for the general unsecured creditors on the effective date, and the general unsecured creditors will receive their ratable share of cash from this fund.

The election of the Debtors of the LLC Option or the Cash Option will have no impact on the recovery of the general unsecured creditors.

IT IS CURRENTLY PROJECTED THAT THOSE GENERAL UNSECURED CREDITORS WHO AGREE TO GRANT THE GENERAL RELEASE (BY RETURNING A BALLOT TO ACCEPT THE PLAN AND NOT OPTING OUT OF THE GENERAL RELEASE) WILL RECEIVE ADDITIONAL CASH PAYMENTS FROM THE TW PARTIES FOR AN EXPECTED TOTAL RECOVERY OF 100% OF THE ALLOWED AMOUNT OF THEIR CLAIM.

General unsecured creditors are entitled to equal treatment with the TW Parties and are entitled to receive, approximately 14% – 17% of their allowed claim.	100% for Class 4
General Unsecured
Claims who grant the
General Release
(this includes a
turnover from Time
Warner equal to
approximately
83% – 86% of the
amount of their
allowed General Unsecured Claim)

Approximately
14% – 17% for
Holders of General
Unsecured Claims who
do not grant the
					General Release
5.	Existing Series C Interests	Impaired; not entitled to receive any distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote	No Distribution from the Debtors under the Plan.[6]	0%
6.	Other Equity Interests (including Existing Series B Interests)	Impaired; not entitled to receive any distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote	No Distribution from the Debtors under the Plan.	0%
7.	Subordinated Claims	Impaired; not entitled to receive any distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote	No Distribution from the Debtors under the Plan.	0%

[6]	On the Effective Date, pursuant to the Plan (and in accordance with the terms of the Support Agreement and the Letter Agreement), Time Warner (or the LLC Agents on behalf of Time Warner) shall turn over to each of the Cisneros Group Parties on an equal basis the Series C Beneficial Interests. See Article VI.H.3(e) “Class 5-Existing Series C Interests” below for a description of the treatment of Class 5 Existing Series C Interests under the Plan.

     THE TREATMENT AND DISTRIBUTIONS PROVIDED BY THE DEBTORS TO HOLDERS OF ALLOWED CLAIMS PURSUANT TO THE PLAN ARE IN FULL AND COMPLETE SATISFACTION OF THE ALLOWED CLAIMS ON ACCOUNT OF WHICH SUCH TREATMENT IS GIVEN AND DISTRIBUTIONS ARE MADE. NOTHING IN THE PLAN LIMITS THE ABILITY OF THE DEBTORS TO PAY BEFORE THE EFFECTIVE DATE ADMINISTRATIVE EXPENSE CLAIMS THAT ARE NOT DISPUTED.
ARTICLE II
GENERAL INFORMATION
A. Background and Current Business Operations
     AOLA was incorporated in Delaware on November 22, 1999. AOL Management LLC, a limited liability company, was formed in Delaware on January 19, 1999 and is a wholly-owned subsidiary of AOLA. AOLA is a holding company which directly and indirectly owns a number of domestic and foreign subsidiaries (collectively, the “AOLA Group”).7 AOL Management LLC administers the payroll and performs other organizational functions for the headquarters of the AOLA Group. AOL Caribbean Basin was incorporated in Delaware on October 16, 2000 and is a wholly-owned subsidiary of AOLA. Puerto Rico Management Services (together with AOL Caribbean Basin, “AOL Puerto Rico”) was incorporated in Delaware on October 24, 2000 and is a wholly-owned subsidiary of AOLA. AOL Caribbean Basin is involved in the marketing of the AOL-branded service in Puerto Rico and Puerto Rico Management Services administers the payroll and performs other organizational functions for AOL Puerto Rico.
     Prior to August 7, 2000, the Debtors’ Business (as defined below) was conducted by affiliates of AOL Latin America, S.L. (“AOL Spain”), a limited liability company incorporated under the laws of Spain. AOL Spain was formed by America Online and the Cisneros Group Parties as a joint venture. In January 2001, as a result of America Online’s merger with the Time Warner group, America Online became a wholly-owned subsidiary of Time Warner.
     On August 7, 2000, in connection with AOLA’s initial public offering, the AOLA Group reorganized its corporate structure. As part of the corporate reorganization, America Online and the

[7]	Attached hereto as Exhibit E is an organizational chart of the AOLA Group as of the Petition Date.

     Cisneros Group Parties exchanged their ownership interests in the two holding companies that owned AOL Spain and its affiliates for, among other things, shares of AOLA’s series B redeemable convertible preferred stock and series C redeemable convertible preferred stock, respectively. As a result of the corporate reorganization, AOLA owns 100% of AOL Spain’s outstanding equity interests.
     The non-debtor principal subsidiaries of the AOLA Group are: (1) AOL Brasil Ltda. (“AOL Brazil”), a company organized under the laws of the Federative Republic of Brazil, which conducts business in Brazil; (2) AOL Spain; and (3) AOL S. de R.L. de C.V. (“AOL Mexico”), a company organized under the laws of Mexico, which conducts business in Mexico. The AOLA Group also provided Internet services in Argentina through a wholly-owned subsidiary, AOL Argentina, S.A. (“AOL Argentina”). AOL Brazil, AOL Argentina and AOL Mexico are referred to as the “Non-Debtor Foreign Subsidiaries.”
     The AOLA Group, through the Non-Debtor Foreign Subsidiaries, provided online Internet services in the above-mentioned jurisdictions. The AOLA Group derived revenues principally from (a) member subscriptions to its country services and web-based interactive services, (b) amounts received from America Online related to the AOL-branded service in Puerto Rico and (c) advertising and other revenue sources through AOL Puerto Rico and the Non-Debtor Foreign Subsidiaries (collectively, the “Business”). Other revenue sources have included an advertising agreement with Google (the “Google Agreement”) based on the volume of queries generated in the search tool of the services provided by the AOLA Group and revenue sharing agreements with certain local telecommunications providers. The Google Agreement was terminated pursuant to a termination agreement approved by the Bankruptcy Court on December 21, 2005.
     Prior to the Petition Date, the AOLA Group conducted its operations in Mexico through a wholly-owned subsidiary, AOL Mexico S. de R.L. de C.V. (“Old AOL Mexico”). On April 25, 2005, AOLA and its wholly-owned subsidiary, Latin America Quotaholder, LLC (“Quotaholder”), entered into an equity purchase agreement (the “Old AOL Mexico Agreement”) with Comunicaciones Nextel de Mexico, S.A. de C.V. (“Comunicaciones Nextel”), and Servicios NII, S.A. de C.V. (collectively with Comunicaciones Nextel, “Nextel”). Under the Old AOL Mexico Agreement, AOLA and Quotaholder sold to Nextel all of the equity interests in Old AOL Mexico. Nextel paid AOLA and Quotaholder Mxp$155,818,350, or approximately $14.1 million, in consideration for the sale. The business of Old AOL Mexico was transferred to a newly-formed, wholly -owned subsidiary of AOLA and Quotaholder, AOL Mexico, on February 1, 2005 so that the only remaining assets of Old AOL Mexico at the time of the sale were aged accounts receivable, customer information and certain call center assets. On April 28, 2005, AOLA lent AOL Mexico approximately $14.1 million of the proceeds of the transaction for AOL Mexico’s ordinary course operating expenses and wind down costs. As of January 4, 2006, AOL Mexico has repaid approximately $3.5 million of this intercompany loan and the balance of this intercompany loan was approximately $10.6 million. After payment of all creditors of AOL Mexico (excluding intercompany obligations) and payment of the liquidation and wind down costs of AOL Mexico, any funds remaining will be remitted in repayment of the loan to Reorganized AOLA LLC and the Liquidating LLC for distribution in accordance with the terms of the Plan.
     As further described below, after an extensive process of marketing and negotiation, AOLA and the management of AOL Argentina, with the assistance of the Company’s financial advisors, Cicerone (as defined below), identified purchasers for AOL Argentina. On October 18, 2005, AOL Spain and QuotaHolder, wholly-owned direct and indirect non-debtor subsidiaries of AOLA and the immediate parent companies of AOL Argentina, entered into an agreement (a) to sell all the outstanding equity of AOL Argentina to Datco S.A. and Comnet S.A. and (b) to assign certain intercompany debt owed by AOL Argentina in favor of AOLA and AOL Spain. This transaction was approved by the Bankruptcy Court on November 7, 2005. The sale of AOL Argentina was consummated on November 15, 2005.

     As of December 31, 2005, the AOLA Group had approximately 275,000 subscribers to the AOL-branded country services and web-based interactive services. As of December 31, 2005, the AOLA Group had approximately 100 full-time employees of whom 52 were located in Brazil (including 17 employees on unpaid medical leave), 15 were located in Mexico and 33 were located in the United States (including 22 employees in Puerto Rico).8 The AOLA Group also had approximately 120 contract employees as of that date. The Debtors’ employees in the headquarters of the AOLA Group and in Puerto Rico are employed by AOL Management LLC and Puerto Rico Management Services, respectively.
     For the 3-month period ended March 31, 2005, AOLA recorded a net loss of approximately $72.6 million on revenues of approximately $12.8 million. AOLA’s accumulated deficit as of March 31, 2005 was approximately $1 billion. As of March 31, 2005, AOLA’s books and records reflected, on a GAAP basis, total assets and liabilities of approximately $28.5 million and $181.8 million, respectively.
     Pursuant to the Plan, the AOL Spain Equity Interests, the AOL Brazil Equity Interests, the AOL Mexico Equity Interests, the AOL Venezuela Equity Interests, the QuotaHolder Equity Interests, the D&O Insurance Policy and certain other Assets as will be set forth in the Plan Supplement (collectively, the “Retained Assets”) will be retained by or transferred to Reorganized AOLA LLC, unless otherwise disposed by the Debtors prior to the Effective Date.
     As described in more detail below, the Debtors expect to sell or completely wind down the operations of AOL Mexico and AOL Brazil and ultimately liquidate and dissolve these entities in accordance with applicable laws. As described below, the Debtors have entered into an agreement with Terra (as defined below) to engage in marketing activities to encourage the subscribers of AOL Brazil to migrate to the internet services provided by Terra. The Debtors also may seek to enter into agreements to encourage the existing subscribers of AOL Mexico to migrate to an alternative Internet service provider. It is expected that a liquidator or administrator will administer all litigation to which AOL Brazil is or may become a party. Following a resolution of all such litigation, which the Debtors are advised could take from five to ten years, the liquidator or administrator will liquidate all the remaining assets of AOL Brazil, dissolve AOL Brazil and transfer all proceeds from the liquidation to Reorganized AOLA LLC and the Liquidating LLC for distribution in accordance with the terms of the Plan.
     As further described below, the Debtors are continuing to develop certain business initiatives at AOL Spain, with a view towards ultimately selling the entity. The Debtors anticipate that any sale of AOL Spain will depend significantly upon whether AOL Spain successfully develops and implements a business strategy and the existing market for AOL Spain during that time. No assurance can be made, however, that the Debtors will be able to successfully develop AOL Spain’s operating business, consummate a sale of AOL Spain or recover proceeds from any such sale.
B. Equity Ownership and Primary Indebtedness
     Equity Securities
     Time Warner and America Online together own approximately 52.1% of AOLA’s equity and control approximately 63.4% of the voting power. The Cisneros Group Parties own approximately 31.6% of AOLA’s equity and control approximately 34.2% of the voting power. The remaining 16.3% of the equity and 2.4% of the voting power of AOLA is owned and controlled by Banco Itaú S.A. and its affiliates (“Banco Itaú”) and public stockholders.

[8]	In addition, the AOLA Group has one employee formerly employed by AOL Argentina currently at AOL Spain.

     As of March 31, 2005, AOLA had issued and outstanding 135,260,715 shares of class A common stock, par value $0.01 per share, 149,920,329 shares of series B redeemable convertible preferred stock, which are owned or controlled by America Online and/or Time Warner, and 79,518,702 shares of series C redeemable convertible preferred stock, all of which are owned or controlled by the Cisneros Group Parties. As of the Petition Date, none of AOLA’s class B or class C common stock was issued or outstanding.
     AOLA directly owns 100% of the equity and voting power of each of AOL Management LLC, AOL Caribbean Basin and Puerto Rico Management Services.
     As specified in AOLA’s Fifth Restated Certificate of Incorporation (the “Restated Certificate”), the entire board of directors of AOLA (the “Board”) consists of 15 members, of which Time Warner and America Online, on the one hand, and the Cisneros Group Parties, on the other hand, each has the right to elect directly five members. Holders of AOLA’s class A common stock, vote together as a single class with the Holders of AOLA’s series B redeemable convertible preferred stock and series C redeemable convertible preferred stock with respect to the election of the remaining Board members. America Online, Time Warner and the Cisneros Group Parties control approximately 97.6% of the voting power of AOLA’s capital stock and therefore have the power to elect the remaining Board members. On August 19, 2005, AOLA announced the resignation of six of the remaining Board members. As a result of the foregoing, the Board currently consists of four directors, including one director appointed by the Cisneros Group Parties, one director appointed by America Online and two independent directors. AOLA does not expect to fill the remaining seats on the Board.
     Pursuant to the Restated Certificate, the Board has a special committee consisting of two members (the “Special Committee”). One member of the Special Committee is selected by America Online and Time Warner and the other member is selected by the Cisneros Group Parties, in their capacities as Holders of AOLA’s series B redeemable convertible preferred stock and series C redeemable convertible preferred stock, respectively. The Special Committee is required to approve unanimously certain actions proposed to be taken by AOLA, such as approval of any merger, consolidation, dissolution or liquidation of AOLA or any subsidiary, or any transaction having the same effect. The Board has the power to exercise all powers of AOLA, with the exception of the enumerated powers reserved for the approval of the Special Committee.
     Debt Instruments
     On March 8, 2002, AOLA entered into a note purchase agreement with Time Warner pursuant to which Time Warner made available to AOLA $160 million in exchange for senior convertible notes due in March 2007 (the “Senior Notes”). The Senior Notes are convertible into shares of AOLA’s class A common stock and bear an annual coupon of 11%, payable quarterly in cash or preferred stock. As of the Petition Date, an aggregate principal amount of $160 million in Senior Notes was outstanding.
C. Events Leading to Chapter 11 Filing
     Since its inception, the AOLA Group as a whole has never been cash flow positive. Other than the proceeds received from the issuance of the Senior Notes, the Company has relied extensively on access to equity capital from certain affiliates and third parties and the U.S. public equity market in order to fund its capital expenditure and working capital needs.
     The AOLA Group as a whole has never been, nor is it projected to ever be, profitable. In order to avoid the need to file for bankruptcy protection, the AOLA Group attempted, but was not able to obtain additional financing to continue normal operations. Accordingly, after considering all of the alternatives available to it, each of the Debtors’ boards of directors and board of managers, as applicable, authorized the wind down of the Business, by either attempting to sell all or a portion of the Business and closing those businesses that could not be sold (the “Wind Down”).
     The Debtors commenced these Chapter 11 Cases to implement the Wind Down.
D. Prepetition Negotiations with Creditors and Shareholders
     Prior to the Petition Date, the Debtors, the Principal Stockholders and Time Warner, in its capacity as a stockholder and holder of Senior Notes, held several meetings to negotiate the terms on which the Principal Stockholders and Time Warner would unanimously support the Wind Down and a related plan of liquidation.
     On May 25, 2005, the Principal Stockholders executed a letter agreement (the “Letter Agreement”), which was followed by a support agreement dated June 23, 2005, executed by the Principal Stockholders and the Debtors (as amended by letter agreements dated September 30, 2005, November 29, 2005 and December 15, 2005, the “Support Agreement”). Pursuant to the Letter Agreement and the Support Agreement, the Principal Stockholders agreed to support a plan of liquidation that provided, among other things, for the subordination of the claims of America Online and Time Warner to the claims of other general unsecured creditors, if such general unsecured creditors released from liability (the “General Release”), among others, (a) the Principal Stockholders and the Principal Stockholders’ affiliates, officers, directors, employees and members, (b) the Liquidating LLC, the LLC Agents and the LLC Administrator, (c) the Debtors, (d) the Debtors’ direct and indirect subsidiaries other than the Debtors and (e) the officers, directors, managers and employees of the Debtors and of each of AOLA’s other subsidiaries, serving in such capacity as of the Petition Date or the Effective Date.
     The Letter Agreement and Support Agreement further provide that, after payment in full of administrative expenses, priority claims and the claims of all accepting general unsecured creditors who do not opt out of the General Release, Time Warner, on the one hand, and the Cisneros Group Parties, on the other, will receive, taking into account the turnover, 60% and 40% of all remaining available cash, respectively, subject to an adjustment based on the transfer by the Debtors to America Online and Time Warner of certain assets used in connection with AOL Puerto Rico and the Allowed AOL General Unsecured Claim, and subject to an adjustment on account of any non-accepting general unsecured creditors who may be entitled to receive a pro rata share of all remaining available cash. The Debtors and the Principal Stockholders believe that the terms of the Plan comport with the Letter Agreement and the Support Agreement.
ARTICLE III
HISTORY OF THESE BANKRUPTCY CASES
A. General
     On June 24, 2005 (the “Petition Date”), the Debtors commenced voluntary chapter 11 cases before the Bankruptcy Court. On June 27, 2005, the Debtors’ chapter 11 cases were procedurally consolidated for administrative purposes only.
     The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No official committee of unsecured creditors has been appointed in these Chapter 11 Cases. No trustee or examiner has been appointed in these Chapter 11 Cases.
     Since the Petition Date, the Debtors have been engaged in: (i) operating their businesses as debtors in possession under the Bankruptcy Code; (ii) administering, managing and coordinating the

Chapter 11 Cases; (iii) winding down and liquidating the Debtors’ Assets and the Assets of the Non-Debtor Foreign Subsidiaries; and (iv) developing a plan by which the proceeds from the liquidation of Debtors’ Assets will be distributed to Holders of Claims pursuant to the Bankruptcy Code and in accordance with the Letter Agreement and the Support Agreement.
B. First Day Orders
     On the Petition Date, the Debtors filed customary “first day motions” which were granted by the Bankruptcy Court on June 27, 2005. The first day orders included, among others: (i) an order directing joint administration of the Chapter 11 Cases; (ii) an order authorizing the Debtors to pay employee wages and other compensation; and (iii) an order authorizing the Debtors to continue their cash management system.
C. Employee Matters
     1. Key Executive and Key Employee Retention and Severance Plans
     In early 2005, the Debtors determined that, due to the deteriorating financial condition of the Debtors and their businesses, incentives beyond those provided in their ordinary compensation scheme were necessary to retain their work force. In June 2005, the Debtors implemented employee retention and severance plans (the “Retention Plans”) to motivate, retain and reward key executives and other key employees for their continued service to the Debtors and thereby preserve the enterprise value of each of the Debtors’ operations.
     On August 5, 2005, the Debtors filed a motion seeking authorization to enter into retention agreements with certain key employees and pay retention bonuses to certain secured employees. The retention agreements provided for approximately $969,356 in payments to six employees who were identified as key to the Debtors’ business or wind down efforts. The Debtors obtained Bankruptcy Court approval for the retention agreements by an order dated August 25, 2005. Three of the six key employees voluntarily terminated their employment with the Debtors during September, October and November 2005. None of these three key employees who voluntarily left their employment received any amounts pursuant to the retention agreements.
     As a replacement for the three key employees who voluntarily terminated their employment, the Debtors sought to create an incentive for an additional employee who was identified as key to the Debtors’ Wind Down efforts. On November 1, 2005, the Debtors filed a motion seeking authorization to enter into a retention agreement with AOLA’s Treasurer and Controller. The retention agreement with this officer provided for approximately $205,065 in payments to him. The Debtors obtained Bankruptcy Court approval to enter into this retention agreement on November 17, 2005.
     2. Separation Agreement with Chief Executive Officer
     On February 2, 2006, the Debtors filed a motion seeking approval of a separation agreement and release of claims dated as of January 31, 2006 with AOLA’s president and chief executive officer (the “Separation Agreement”). The Separation Agreement supersedes in its entirety an existing employment agreement between the Company and its chief executive officer. Pursuant to the Separation Agreement, AOLA’s president and chief executive officer will cease his employment with AOLA as of March 2, 2006 and release the Debtors of all liability, as set forth in the Separation Agreement. In consideration, AOLA has agreed to (i) pay the chief executive officer $538,067 as severance and (ii) provide continuing medical coverage for 14 months. Payment of the severance amount is in addition to the payment of an ordinary course 2005 performance bonus in the amount of $461,200. The Separation Agreement represents a mutual release between the Company and its chief executive officer. The Debtors obtained Bankruptcy Court approval for the Separation Agreement by an order dated February 23, 2006. The severance amount is payable on September 12, 2006, or an earlier date, if the parties mutually agree.
D. Professionals Retained by the Debtors
     To assist them in carrying out their duties as debtors in possession and to otherwise represent their interests in the Chapter 11 Cases, the Debtors employed, with authorization from the Bankruptcy Court, Shearman & Sterling LLP and Young Conaway Stargatt & Taylor, LLP (“Young Conaway”) as bankruptcy co-counsel.
     The Debtors also retained Cicerone Capital LLC (“Cicerone”) as financial advisors, and agreed to pay Cicerone a monthly advisory fee of $50,000 commencing on July 1, 2005. The Debtors also agreed to pay Cicerone success fees of (i) not more than $1.2 million upon the consummation of a sale of AOLA, (ii) not more than $1 million per transaction in connection with a sale of a Non-Debtor Foreign Subsidiary

(other than AOL Brazil) and (iii) $100,000 if AOL Brazil is sold for at least $33,000,000. The retention of Cicerone expired on November 30, 2005 in accordance with the terms of the original engagement letter with Cicerone. On February 2, 2006 the Debtors filed an application with the Bankruptcy Court to extend the retention of Cicerone through February 28, 2006. Pursuant to the extension letter agreement between the Company and Cicerone, Cicerone is entitled to a monthly advisory fee of $50,000 for the month of December 2005 and a monthly advisory fee of $25,000 for each of January 2006 and February 2006. The Debtors obtained Bankruptcy Court approval to extend the retention of Cicerone by order dated February 23, 2006.
E. Claims Process and Bar Date
     1. Schedules and Statements
     On July 29, 2005, the Debtors filed their respective schedules of assets and liabilities and statements of financial affairs with the Bankruptcy Court. On September 19, 2005, the Debtors filed amended schedules of assets and liabilities and statements of financial affairs, to correct and clarify certain information included in, or omitted from, the original schedules and statements.
     2. Bar Date Order
     On August 26, 2005, the Bankruptcy Court entered an order (the “Bar Date Order”) (i) establishing October 28, 2005 as the deadline (the “General Bar Date”) for prepetition creditors to file proofs of claim against the Debtors, (ii) establishing December 21, 2005 as the deadline (the “Governmental Bar Date”) for all governmental units to file proofs of claim against the Debtor, and (iii) establishing the date by which proofs of claim relating to the Debtors’ rejection of executory contracts or unexpired leases must be filed (the “Rejection Bar Date” and, together with the General Bar Date and the Government Bar Date, the “Bar Dates”). Under the Bar Date Order, all creditors (including governmental entities) were required to file proofs of claim for all claims that arose prior to June 24, 2005 no later than the specified Bar Dates, or be barred from asserting any Claim against the Debtors and from voting upon or receiving distributions under the Plan. Pursuant to the Plan, Holders of D&O Indemnity Claims are not required to file proofs of claim in respect of such D&O Indemnity Claims, and are not entitled to vote on the Plan in respect of such D&O Indemnity Claims. Proofs of claim were not required to be filed by the applicable Bar Date by the following parties: (A) any party seeking a claim in respect of any proof of claim or request of administrative expenses arising under enumerated sections of the Bankruptcy Code; (B) any party employed by the Debtors as of the Petition Date for services fulfilled in the ordinary course of Debtors’ business; (C) any party having filed a proper request with the Bankruptcy Court seeking to assert a proof of claim; (D) any party whose claims were previously allowed by, or paid pursuant to, an order of the Bankruptcy Court; and (E) any party whose claim is listed on the Debtors’ schedules in a liquidated amount and not designated as “contingent” or “disputed.”
     Pursuant to the Bar Date Order, any party that holds a claim arising from the rejection of an executory contract or unexpired lease must file a proof of claim based on such rejection on or before the date set forth in any order authorizing the Debtors’ rejection of such executory contract or unexpired lease or the later of the General Bar Date and thirty (30) days after the entry of such rejection order authorizing the Debtors’ rejection of such executory contract.
F. Sale and Wind Down of Non-Debtor Foreign Subsidiaries
     Prior to the commencement of the Chapter 11 Cases, the Debtors, in consultation with their legal and financial advisors, considered a variety of strategic options and determined that the best means to maximize the recovery for their stakeholders was to market the Company and seek offers to purchase some or all of the Company’s Assets and/or the Non-Debtor Foreign Subsidiaries’ Assets. The Company’s management, together with Cicerone, undertook an extensive marketing process for the Debtors’ Assets and contacted numerous prospective purchasers. Based on the results of those efforts, the

Debtors determined to sell certain of the Company’s Assets and the Non-Debtor Foreign Subsidiaries’ Assets and wind down certain business it could not sell or it did not make economic sense to sell.
     1. Sale of AOL Argentina
     After extensive negotiations with various prospective purchasers, on October 18, 2005, AOL Spain and QuotaHolder, wholly-owned subsidiaries of AOLA, entered into a Framework Agreement with DATCO S.A. and Comnet S.A. for the sale of 100% of the outstanding equity interests of AOL Argentina and the assignment by AOL Spain of certain intercompany debt owed by AOL Argentina in favor of AOL Spain and AOLA (the “AOL Argentina Sale Transaction”). On October 18, 2005, the Debtors filed a motion seeking approval (i) for AOLA to consent to the AOL Argentina Sale Transaction, (ii) to assign certain intercompany debt owed by AOL Argentina in favor of AOLA, and (iii) to enter into, perform under, and assign certain online services agreements with America Online. The Bankruptcy Court approved AOLA’s consent to the AOL Argentina Sale Transaction by order entered November 7, 2005. The AOL Argentina Sale Transaction was consummated on November 15, 2005 and is expected to result in a net cash receipt to the AOLA Group of approximately $302,000.
     2. Marketing Operations Coordination Agreement with Terra Networks Brasil S.A.
     For more than twelve months, the Company and the management of AOL Brazil, with the assistance of Cicerone, were actively engaged in finding alternative solutions to realize value from the business of AOL Brazil. Among other things, AOLA and the management of AOL Brazil solicited offers from various Internet service providers in Brazil which management and Cicerone believed could form strategic relationships with AOL Brazil, and the Company received various expressions of interests.
     On December 22, 2005, AOL Brazil and Terra Networks Brasil S.A. (“Terra”) entered into a marketing operations coordination agreement (the “Terra Marketing Agreement”) to engage in joint marketing activities to encourage the subscribers of AOL Brazil’s interactive services provided through dial-up and broadband access (the “AOL Brazil Subscribers”) to migrate to the services provided by Terra. Pursuant to the Terra Marketing Agreement, Terra will make four payments to AOL Brazil which, in the aggregate, are estimated to total approximately 4.5 million reais (approximately $1.9 million), but will not, in any event, be less than a minimum amount as calculated on the effective date of the Terra Marketing Agreement, estimated to be approximately 1.8 million reais (approximately $760,000). The amount of the consideration will be based upon (i) the number of AOL Brazil Subscribers on the effective date of the Terra Marketing Agreement and (ii) the number of AOL Brazil Subscribers that switch to Terra’s services and pay one monthly bill. On January 3, 2006, the Debtors filed a motion seeking approval for AOLA to consent to AOL Brazil’s entry into the Terra Marketing Agreement, which was approved by the Bankruptcy Court by order dated January 19, 2006. The proceeds of the Terra Marketing Agreement will be retained by AOL Brazil and the transfer of these proceeds to Reorganized AOLA LLC and/or the Liquidating LLC for distribution in accordance with the terms of the Plan is subject to the sale or ultimate dissolution of AOL Brazil.
G. Settlement Agreement with Banco Itaú
     AOLA and its wholly-owned subsidiary, AOL Brazil, entered into various agreements (the “Itaú Agreements”) with Banco Itaú and certain of its affiliates in connection with the establishment of a co-marketing relationship in Brazil among AOLA, AOL Brazil and the Itaú Parties (as defined below). Pursuant to the Itaú Agreements, Banco Itaú acquired 10.1% of the class A common stock of AOLA, and promoted the Internet services provided by AOL Brazil in Brazil to its customers as the principal means of accessing Banco Itaú’s interactive financial services. Banco Itaú, together with AOL Brazil, engaged in various marketing activities including establishing kiosks and point-of-sale displays in bank branches and providing customers with promotional materials for the AOL Brazil Internet service, including CDs with the America Online software customized for the Brazilian market. The Internet service provided by AOL Brazil to Banco Itaú customers was co-branded with the America Online and Itaú brands (the “Co-Branded Service”). In addition, Banco Itaú was required to broadcast television commercials promoting the Co-Branded Service.
     In connection with the Wind Down, AOLA and AOL Brazil negotiated with the Itaú Parties for an efficient and orderly termination of the Itaú Agreements, and a settlement of all outstanding issues relating to those agreements. Accordingly, on October 31, 2005, AOLA and AOL Brazil entered into a Termination Agreement (the “Itaú Termination Agreement”), by and among AOLA, AOL Brazil, America Online, AOL Spain, Banco Itaú (together with its Cayman Branch), Itaú Bank, Limited (“Itaú Bank”), Banco Banerji S.A. (“Banerj” and collectively with Banco Itaú and Itaú Bank, the “Itaú Parties”), Aspen Investments LLC and Atlantis Investments LLC.
     On November 1, 2005, the Debtors filed a motion seeking approval of the Itaú Termination Agreement. The Bankruptcy Court approved the Itaú Termination Agreement and approved AOLA’s entering into the Itaú Termination Agreement, by order entered November 17, 2005. The closing of the Itaú Termination Agreement occurred on December 29, 2005. Pursuant to the Itaú Termination Agreement, the Itaú Parties paid AOLA approximately $1.4 million and paid AOL Brazil R$4.7 million, or approximately $2.1 million. The transfer of the proceeds of the Itaú Termination Agreement retained by AOL Brazil to Reorganized AOLA LLC and/or the Liquidating LLC for distribution in accordance with the terms of the Plan is subject to the sale or ultimate dissolution of AOL Brazil.
H. Latino Content Termination Agreement with America Online
     On September 2, 2004, AOLA and America Online entered into the Localization Services, Licensing and Content Programming Agreement (as amended, the “Latino Content Agreement”). Pursuant to the Latino Content Agreement, AOLA provided America Online Internet content and programming in the Spanish language used in the Latino content area of the America Online-branded Internet services in the United States. In addition, AOLA provided product localization services (managing the translation of words and adapting art into Spanish, as well as providing quality assurance) for products used by America Online in its Latino service in exchange for AOLA’s right to use such localized products in Latin America. The Spanish language content and programming provided by AOLA was produced by dedicated employees of AOL Mexico, retained specifically for such purposes. On September 30, 2005, AOLA and America Online entered into a termination agreement (the “Latino Content Termination Agreement”) to terminate the Latino Content Agreement and release each of the parties from their obligations under the Latino Content Agreement.
     On October 18, 2005, the Debtors filed a motion seeking approval of the Latino Content Termination Agreement. The Bankruptcy Court approved the Latino Content Termination Agreement by order entered November 7, 2005. The termination of the Latino Content Agreement was effective as of September 30, 2005. Termination of the Latino Content Agreement resulted in a net economic benefit to AOLA and AOL Mexico by allowing AOL Mexico to terminate the dedicated employees retained to produce the Latino Content, and allowed AOL Mexico to continue implementing the Wind Down.
I. Renewal of Directors and Officers Insurance Policy and Acquisition of Six Year Runoff Coverage
     On July 19, 2005, the Debtors filed a motion to authorize the Debtors to renew AOLA’s existing directors and officers insurance policy and acquire runoff coverage for a six-year period. An order granting the requested relief was approved by the Bankruptcy Court on August 4, 2005.

ARTICLE IV
PROGRESS OF THE WIND DOWN FOLLOWING THE PETITION DATE
A. Development of Business Initiatives at AOL Spain
     The Debtors are continuing to develop certain business initiatives at AOL Spain, including, but not limited to, providing programming, website development, consulting services or market research activities for third parties in and outside of Spain, with a view towards ultimately selling the entity. The Debtors anticipate that any sale of AOL Spain will depend significantly upon whether AOL Spain successfully develops and implements a business strategy and the existing market for AOL Spain during that time. No assurance can be made, however, that the Debtors will be able to successfully develop AOL Spain’s operating business, consummate a sale of AOL Spain or recover proceeds from any such sale.
B. Wind Down of AOL Mexico
     AOL Mexico and, previously, Old AOL Mexico, together have provided AOL-branded Internet services in Mexico for approximately five years. As of December 31, 2005, AOL Mexico had 15 full-time employees. AOLA is in the process of negotiation for strategic marketing relationships for the migration of the subscribers of AOL Mexico. No assurances can be given, however, that the AOLA Group will be successful in consummating such a transaction or that the AOLA Group will be able to realize any benefits from such a transaction.
     Pursuant to the Plan, the majority equity interests in AOL Mexico will vest in Reorganized AOLA LLC. QuotaHolder will retain its minority interest in AOL Mexico. The Debtors expect that, following the Effective Date, AOL Mexico will be liquidated in accordance with Mexican law. To the extent any assets remain following the liquidation of AOL Mexico, the proceeds of the liquidation of such assets will be remitted to Reorganized AOLA LLC and the Liquidating LLC in repayment of an intercompany loan for distribution in accordance with the terms of the Plan. The Debtors expect that, if AOL Mexico is not sold, Reorganized AOLA LLC and/or the Liquidating LLC will recover approximately $1.5 million from the liquidation of AOL Mexico’s assets. No assurance can be made, however, as to the amount that will ultimately be recovered from the liquidation of AOL Mexico.
C. Wind Down of AOL Brazil
     AOL Brazil has provided AOL-branded Internet services in Brazil for approximately five years. As of December 31, 2005, AOL Brazil had 52 full-time employees (including 17 employees on unpaid medical leave). In addition to the strategic relationship entered into with Terra in connection with the AOL Brazil Subscribers as described above, AOLA is continuing to negotiate for the sale of the equity of AOL Brazil. No assurances can be given, however, that the AOLA Group will be successful in consummating a sale of AOL Brazil or that the AOLA Group will be able to realize any benefits from such a transaction.
     Pursuant to the Plan, the majority equity interests in AOL Brazil will vest in Reorganized AOLA LLC. QuotaHolder will retain its minority interest in AOL Brazil. The Debtors expect that, following the Effective Date, an administrator or liquidator will be appointed in accordance with local laws and practices to administer AOL Brazil, including resolving all litigation to which AOL Brazil is or may become a party, and ultimately to liquidate AOL Brazil in accordance with Brazilian law. The Debtors have been advised that the resolution of all litigation to which AOL Brazil is or may become a party could take from five to ten years. The administrator or liquidator for AOL Brazil will be able to dissolve AOL Brazil and complete the liquidation of AOL Brazil only after all litigation in Brazil has been finally resolved. To the extent any assets remain following the liquidation of AOL Brazil, they will be transferred to Reorganized AOLA LLC and/or the Liquidating LLC for distribution in accordance with the terms of the Plan. Due to the fact that the dissolution and liquidation of AOL Brazil is conducted pursuant to a foreign legal regime, which dissolution and liquidation could take five to ten years, the Debtors currently are unable to predict what their ultimate recovery from AOL Brazil will be.
ARTICLE V
RELATED PARTY TRANSACTIONS IN CONNECTION WITH THE WIND DOWN
A. Transfer of Assets of AOL Puerto Rico
     After negotiating with the Principal Stockholders, the Debtors determined that the best means to maximize the value of AOL Puerto Rico was to transfer the PR Assets to the TW Parties on account of a portion of their Allowed TW Party Claims. The PR Assets are valued under the Plan at $15 million. As described in the Plan, AOLA will assume that certain letter agreement between America Online and AOLA dated as of December 1, 2000, regarding the sharing of revenue from Puerto Rico-based subscribers (the “PR Agreement”) and assign the PR Agreement to Time Warner (unless otherwise directed by the TW Parties). Pursuant to the Plan, each Holder of an Allowed Class 4 General Unsecured Claim will receive its pro rata share (based on the Total Allowed Unsecured Claims) of an aggregate amount of Cash equal to the net value of the PR Assets to be transferred to the TW Parties pursuant to Section 3.3(c) of the Plan.
     Each of AOL Puerto Rico Management Services, Inc. and America Online Caribbean Basin, Inc. will be dissolved pursuant to the Plan.
B. Post-Effective Date Transfer of AOL Venezuela
     AOL Venezuela S.R.L. (“AOL Venezuela”), a Venezuelan corporation and a wholly-owned subsidiary of AOLA, is a company that has never had any assets or operations. Pursuant to the Plan, the majority equity interests in AOL Venezuela will vest in Reorganized AOLA LLC and QuotaHolder will retain its minority interest in AOL Venezuela. Pursuant to an agreement among AOLA and the Principal Stockholders, AOL Venezuela will be transferred to an affiliate of the Cisneros Group Parties following the Effective Date. Reorganized AOLA LLC will receive only nominal consideration for the transfer of this company.
C. TW Party Claims and payments to the TW Parties
     Pursuant to the Plan, the TW Party Claims include a general unsecured claim by America Online against the Debtors in the amount of $1,592,430 (the “Allowed AOL General Unsecured Claim”). The Allowed AOL General Unsecured Claim includes amounts owed by the Debtors in favor of America Online for marketing costs in connection with AOL Puerto Rico. The TW Party Claims also include claims by Time Warner arising under or in connection with the Senior Notes in the amount of $160 million.
     In addition, pursuant to a letter agreement among America Online, Time Warner, the Cisneros Group Parties, AOLA, AOL Brazil and AOL Mexico dated January 17, 2006 (substantially in the form attached to the Plan as Exhibit A, the “Shut-Down Costs Letter Agreement”), (i) AOL Mexico will reimburse America Online up to $300,000 for the actual out-of-pocket costs and expenses incurred by America Online in assisting AOLA in its efforts to terminate service, discontinue customers and shut-down operations in connection with the Wind Down of AOL Mexico and (ii) AOL Brazil will reimburse America Online up to approximately $1 million for the actual out-of-pocket costs and expenses incurred by America Online in assisting AOLA in its efforts to terminate service, discontinue customers and shut-

down operations in connection with the Wind Down of AOL Brazil. The payments in (i) and (ii) above will be grossed up to account for certain Mexican or Brazilian taxes, as applicable, in accordance with the terms of the Shut-Down Costs Letter Agreement.
     In addition, to the extent AOL Mexico and/or AOL Brazil fail to make any payments as and when required to be made under the Shut-Down Costs Letter Agreement (the “Unpaid Costs”), subject to the following sentence, AOLA will pay any such Unpaid Costs. Unpaid Costs only will be payable by AOLA (or Reorganized AOLA LLC from and after the Effective Date) from Available Cash (after payment or reservation of amounts necessary to pay distributions on account of the Series A-1 Beneficial Interests and the Series A-2 Beneficial Interests, if the LLC Option is elected). Pursuant to the Shut-Down Costs Letter Agreement, the TW Parties and the Cisneros Group Parties have agreed that any Unpaid Costs paid by AOLA will be on par with payments made to the Cisneros Group Parties on account of the Series C Beneficial Interests. For greater certainty, for every $1 paid to AOL in respect of Unpaid Costs, $1 must be distributed on account of the Series C Beneficial Interests.
ARTICLE VI
THE PLAN OF REORGANIZATION AND LIQUIDATION
A. Introduction
     The following summary and other descriptions in this Disclosure Statement are qualified in their entirety by reference to the provisions of the Plan and its exhibits, a copy of which is annexed hereto as Exhibit A. Each Holder of a Claim or Equity Interest is urged to review carefully the terms of the Plan. In the event of any inconsistency between the provisions of the Plan and the summary contained herein, the terms of the Plan shall govern. All capitalized terms not otherwise defined in this Disclosure Statement shall have the respective meanings set forth in the Plan.
     In general, a chapter 11 plan (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization or liquidation of the debtor. Under the Bankruptcy Code, “claims” and “equity interests” are classified rather than “creditors” and “shareholders” because persons may hold claims or equity interests in more than one class. For purposes of this Disclosure Statement, the term “Holder” refers to the holder of a Claim or Equity Interest, respectively, in a particular Class under the Plan.
     A chapter 11 plan may specify that certain classes of Claims or Equity Interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the plan. Such classes are referred to as “unimpaired,” and because of such favorable treatment the holders in such classes are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such classes. A chapter 11 plan may also specify that certain classes will not receive any distribution or property or retain any claim against a debtor. Such classes are deemed to have rejected the plan and, therefore, need not be solicited to vote to accept or reject the plan.
B. Rationale Underlying Plan Treatments of Claims
     The central economic terms of the Plan are derived from the Letter Agreement and the Support Agreement among the Debtors and the Principal Stockholders. The distributions contemplated by the Plan represent estimates of distributions accomplished through the compromises set forth in the Letter Agreement and the Support Agreement.

C. Support Agreement and Treatment of Unsecured Creditors
     The Plan implements the terms of the Letter Agreement and the Support Agreement. The Debtors entered into the Support Agreement because, in light of the amount of the TW Claims, Distributions in full to creditors holding Allowed Class 4 General Unsecured Claims and any Distributions to Holders of Class 5 Existing Series C Interests would likely not have been possible absent the turnover by Time Warner of the Series A-1 Beneficial Interests and the Series C Beneficial Interests. Under the terms of the Letter Agreement and the Support Agreement, the TW Parties consented to the turnover of a portion of the proceeds of their Distribution to (a) Holders of Class 4 General Unsecured Claims who vote to accept the Plan and do not check the box opting out of the General Release and (b) Holders of Class 5 Existing Series C Interests.
D. Compromise and Settlement
     As previously stated, the Plan incorporates an agreement reached among the Debtors and the Principal Stockholders as to the terms of a consensual liquidation of the Debtors under chapter 11. The terms of the Letter Agreement and the Support Agreement as embodied by the Plan represent a proposed compromise and settlement among the TW Parties, Holders of Accepting Class 4 Claims and the Cisneros Group Parties.
     Specifically, pursuant to the compromise and settlement embodied by the Plan, the TW Parties have agreed to subordinate their claims to the Holders of General Unsecured Claims (which would otherwise rank pari passu with the TW Party Claims) if such Holders vote to accept the Plan and agree to release from liability, among others, (a) the Principal Stockholders and the Principal Stockholders’ affiliates, officers, directors, employees and members, (b) the Liquidating LLC, the LLC Agents and the LLC Administrator, (c) the Debtors, (d) the Debtors’ direct and indirect subsidiaries other than the Debtors and (e) the officers, directors, managers and employees of the Debtors and of each of AOLA’s other subsidiaries, serving in such capacity as of the Petition Date or the Effective Date. Such subordination is expected to provide Holders of Accepting Class 4 Claims with a 100% recovery before the TW Parties retain any distributions made under the Plan other than the PR Agreement and the Other PR Assets.
     The purpose of the Plan is to provide for the winding up of the businesses of AOLA and subsidiaries and for terminating the AOLA-related relationships among Time Warner, America Online and the Cisneros Group. The Plan also reflects a global settlement and compromise of all claims and causes of action, if any, that could be brought by some or all of the Released Parties against some or all of the other Released Parties, including, without limitation those claims and causes of action arising out of the Senior Notes, the Principal Stockholders stockholdings and effective control of AOLA, and the existence and administration of the various commercial agreements by and among the Released Parties relating to AOLA. To this end, Time Warner has agreed to turn over the Series C Beneficial Interests to the Cisneros Group Parties, representing an entitlement to 40% of the proceeds of the liquidation (after the payment of administrative expenses, priority claims, and the claims of all consenting general unsecured creditors), subject to an adjustment based on the value of the transfer by the Debtors to Time Warner of certain assets in connection with AOL Puerto Rico.
     The Plan is deemed to be a motion for approval of the compromise and settlement of the foregoing issues. The confirmation of the Plan will constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order will contain findings supporting and conclusions approving the compromise and settlement as fair and equitable and within the range of reasonableness. The compromise and settlement is essential to the Plan. Without it, the Plan could not be accomplished. The

Debtors believe that the compromise and settlement is fair, equitable, reasonable and in the best interests of the Debtors, the Debtors’ creditors and the estates.
     The Debtors believe that the consideration provided to Holders of General Unsecured Claims and Time Warner’s turnover of the Series C Beneficial Interests to the Cisneros Group Parties as a result of the compromise and settlement proposed by the Plan reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority of such Claims and Interests and the fair value of the Debtors’ assets. In addition, the Debtors are realizing the very significant benefit of accomplishing a consensual liquidation and wind-down in a shorter time than would otherwise be possible, especially given the possibility of a corporate governance stalemate and disputed litigation absent an agreement among the Principal Stockholders. This also benefits all Holders of Claims and Interests, for a prolonged wind-down process would risk severe deterioration and perhaps destruction of values for all Holders of Claims and Interests.
E. Distinguishing Plan from Recent Caselaw
     The United States Court of Appeals for the Third Circuit recently held that a plan of reorganization which provided for a turnover of distribution from a class of creditors to a class of equity holders could not be confirmed in the face of opposition from an intervening creditor class because it violated the absolute priority rule and no equitable exception to the absolute priority rule applied. In re Armstrong World Indus., Inc., No. 05-1881, 2005 WL 3544810 (3d Cir. Dec. 29, 2005), aff’g, In re Armstrong World Indus., Inc., 320 B.R. 523 (D. Del. 2005).
     The Debtors believe that their Plan is distinguishable from the Armstrong plan in several key aspects, and, therefore, assuming it is accepted by the creditors entitled to vote on the Plan, the Plan should be confirmed notwithstanding that the Plan contains turnover provisions. The turnover in the Debtors’ Plan between the TW Parties and the Cisneros Group Parties is satisfied solely from the AOLA assets otherwise payable to the TW Parties under the TW Claims. As a result, such turnover should not affect the rights and interests of the Holders of Allowed Class 4 General Unsecured Claims.9 First, it is currently anticipated that Holders of Allowed Class 4 General Unsecured Claims who (1) vote to accept the Plan and (2) do not opt out of the General Release will receive in the aggregate 100% of the Allowed amount of their Class 4 General Unsecured Claims. Unlike the Armstrong plan, therefore, Holders of Allowed Class 4 General Unsecured Claims are expected to be paid in full prior to any turnover of assets to Holders of Class 5 Existing Series C Interests, if such Holders of Allowed Class 4 General Unsecured Claims grant the General Release. To the extent any Holder of an Allowed Class 4 General Unsecured Claim fails to return its Ballot, the Liquidating LLC will endeavor to provide such Holder an opportunity to grant the General Release at a later date to enable such Holder of Allowed Class 4 General Unsecured Claim to receive in the aggregate 100% of its Allowed Claim.
     Second, the Third Circuit noted that under the Armstrong plan, the turnover only occurred if the intervening class voted to reject the plan. Thus, the turnover provisions were expressly designed to overcome a rejection of the Armstrong plan by the unsecured creditors, who were not paid in full. The turnover provisions in the Debtors’ Plan are not contingent on any class’s rejection or acceptance of the Plan. As described above, the turnover provisions were contemplated in the Letter Agreement and the Support Agreement among the TW Parties and the Cisneros Group Parties. It is further anticipated that, based upon the recovery provided in the Plan no Holder of an Allowed Class 4 General Unsecured Claim will object to the treatment set forth in the Plan.

[9]	The Plan also contains turnover provisions between Time Warner and Holders of Accepting Class 4 Claims. This turnover does not involve a distribution of assets to holders of junior interests and therefore is not implicated by the holding of the Third Circuit in In re Armstrong World Industries, Inc.

     Based on the foregoing, the Debtors believe that the Plan does not violate the absolute priority rule and that the holding of the Third Circuit in In re Armstrong World Industries, Inc. is inapplicable to the Plan.
F. Substantive Consolidation and Cancellation of Intercompany Claims
     The Plan is premised upon the substantive consolidation of the Debtors’ estates for the purposes of voting on, confirmation of, and distributions under, the Plan. On the Effective Date: (a) all assets and liabilities of the Debtors shall be merged or treated as though they were merged into and with the assets and liabilities of each other Debtor; (b) all Intercompany Claims shall be eliminated and extinguished, and no distributions shall be made under the Plan on account of any Intercompany Claims; (c) any Claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety or otherwise, of Claims against another Debtor shall be treated as a single Claim against the consolidated estate of the Debtors and shall be entitled to Distributions under the Plan only with respect to such single Claim; and (d) all allowed Claims against the Debtors shall be satisfied from the assets of a single consolidated estate.
     Substantive consolidation is an equitable remedy that a court may be asked to apply in chapter 11 cases involving affiliated debtors. As contrasted with procedural consolidation, substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors; all of the debtors in the substantively consolidated group are treated as if they were a single corporate economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual entity-level ownership of property and individual entity-level liability on obligations are ignored. However, substantive consolidation does not affect the debtors’ separate entity-level existence or independent ownership of property for any purposes other than for making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan. Notwithstanding the foregoing, substantive consolidation shall not affect the obligations of any debtor to pay quarterly fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) until such time as such debtor’s particular case is closed, dismissed or converted.
     The Plan constitutes a motion by the Debtors for the entry of an order providing for the substantive consolidation of the Debtors for Plan and Claim purposes. The Debtors posit that an adequate basis exists for the Bankruptcy Court to grant such relief for several reasons. Importantly, the Debtors maintained and reported their financial information on a consolidated basis, filed consolidated tax returns and shared the same management at the highest levels of their corporate structure. Moreover, each of the Debtors other than AOLA is a wholly-owned direct subsidiary of AOLA.
     Thus, the Debtors believe that substantive consolidation for purposes of the Plan is appropriate, will not materially advantage the interests of any creditor over the interests of any other and will not materially prejudice any of the Debtors’ creditors. In fact, the use of substantive consolidation solely for purposes of calculating Claims will facilitate an effective liquidation and foster similarity and fairness of treatment of creditors. In the event the Bankruptcy Court does not approve the substantive consolidation of all of the Debtors as set forth in the Plan, the Debtors reserve the right to modify the Plan as the Debtors, in their sole discretion, deem appropriate.

G. Administrative Claims, Professional Fees and Priority Tax Claims
     1. Administrative Claims
     Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim that is Allowed shall be paid by the Debtors or the Liquidating LLC (as the case may be), in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon (i) the later of the Effective Date or, if such Claim is Allowed after the Effective Date, the date upon which there is a Final Order allowing such Administrative Claim, (ii) such other terms as may exist in the ordinary course of such Debtor’s business and in accordance with the terms of any agreement governing or documents evidencing such Administrative Claim or (iii) as may be agreed upon between the Holder of such Allowed Administrative Claim and the Debtors or the LLC Agents.
     On or before the Effective Date, the Debtors shall fund the Administrative Claims Reserve Fund and the Retention Payment Fund. In connection with each Distribution Date, the Debtors or the Liquidating LLC, as the case may be, shall fund the Disputed Priority Claims Fund.
     Holders of Administrative Claims that have not been paid as of the Effective Date must file a request for payment of Administrative Claims with the Bankruptcy Court and serve the same upon the LLC Agents such that it is received no later than the Administrative Claim Bar Date. If an Administrative Claim is not timely filed by the Administrative Claim Bar Date, then such Administrative Claim shall be forever barred and shall not be enforceable against Debtors, their successors, their assigns or their property, the Administrative Claims Reserve Fund or the Liquidating LLC. The foregoing two sentences shall not apply to (i) Professional Fee Claims, (ii) Administrative Claims held by present or former employees of the Debtors arising under the Retention Agreements or the Executive Employment Agreements and (iii) any Administrative Claims constituting D&O Indemnity Claims, except as otherwise set forth in Section 5.14 of the Plan. An objection to an Administrative Claim filed pursuant to provision 2.1(c) of the Plan must be filed within ninety (90) days from the later of the date such Administrative Claim is filed and properly served or ninety (90) days after the Effective Date. The Debtors reserve the right to seek an extension of the time to object.
     Subject to the provisions of the Plan, all reasonable fees for services rendered on behalf of Reorganized AOLA LLC or the Liquidating LLC in connection with the Chapter 11 Cases and the Plan after the Confirmation Date, including those relating to the resolution of pending Claims, may be paid by Reorganized AOLA LLC or the Liquidating LLC, as the case may be, without further Bankruptcy Court authorization.
     2. Statutory Fees
     Without limiting the foregoing, all fees due and payable under 28 U.S.C. § 1930 that have not been paid shall be paid on or before the Effective Date. Payments after the Effective Date shall be made as required by statute and shall be paid by the Liquidating LLC.
     3. Professional Fees
     All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed with the Bankruptcy Court not later than sixty (60) days after the Effective Date. Without limiting the foregoing, Reorganized AOLA LLC and the Liquidating LLC may pay the charges that they incur on or after the Confirmation Date for Professionals’

fees, disbursements, expenses, or related support services without application to or approval by the Bankruptcy Court.
     4. Priority Tax Claims
     Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date, each Allowed Priority Tax Claim shall be paid by the Debtors or the Liquidating LLC (as the case may be) in full, in Cash upon the later of (a) the Effective Date, (b) the date upon which there is a Final Order allowing such Priority Tax Claim, (c) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced or (d) as may be agreed upon between the Holder of such an Allowed Priority Tax Claim and the Debtors or the Liquidating LLC (as the case may be); provided, however, that each Debtor or the Liquidating LLC, may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtors or the Liquidating LLC (as the case may be) and the applicable governmental unit or as determined by the Bankruptcy Court.
H. Classification and Treatment of Claims and Equity Interests under the Plan
     1. Classification
     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. Intercompany Claims are not classified and shall be discharged in accordance with Section 5.1 of the Plan.
     The Plan divides the Claims against, and the Equity Interests in, the Debtors into the following Classes:

Class	Claim	Status	Voting Right
1	Priority Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
2	Secured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
3	TW Party Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Existing Series C Interests	Impaired; not entitled to receive any Distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote
6	Other Equity Interests	Impaired; not entitled to receive any Distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote
7	Subordinated Claims	Impaired; not entitled to receive any Distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote

     2. Acceptances and Rejections
     Each of Class 1 and Class 2 is Unimpaired under the Plan and Holders of Claims or Equity Interests in Class 1 and Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and not entitled to vote on the Plan. Each of Class 3 and Class 4 is Impaired and is entitled to vote to accept or reject the Plan. Each of Class 5, Class 6 and Class 7 is Impaired, is deemed to reject the Plan and is not entitled to vote on the Plan.
     3. Treatment of Claims and Equity Interests
     (a) Class 1—Priority Claims against the Debtors
(1)	Classification: Class 1 consists of all Claims against the Debtors accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

(2)	Treatment: The legal, equitable and contractual rights of the Holders of Allowed Priority Claims are unaltered by the Plan. Unless the Holder of an Allowed Priority Claim against the Debtors and the Debtors agree to a different treatment, each Holder of an Allowed Priority Claim against the Debtors shall receive one of the following alternative treatments, at the election of the Debtors or the LLC Agents, as applicable:
(A)	to the extent then due and owing on the Effective Date, such Allowed Priority Claim will be paid in full, in Cash, by the Debtors or the Liquidating LLC, as applicable; or

(B)	to the extent not due and owing on the Effective Date, such Allowed Priority Claim will be paid in full in Cash, by the Liquidating LLC when and as such Allowed Priority Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof.
(3)	Voting: Class 1 is Unimpaired. The Holders of Priority Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
     (b) Class 2—Secured Claims
(1)	Classification: Class 2 consists of all Claims against the Debtors that are secured by Liens on, or security interest in, property of the Debtors, or that have the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the creditor’s interest in the Debtors’ interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.

(2)	Treatment: Unless the Holder of a Class 2 Secured Claim agrees to a different treatment, each Holder of an Allowed Class 2 Secured Claim shall receive on the Effective Date, either (i) the return of such Assets on which the Holder has a senior perfected and indefeasible lien or security interest, or (ii) all proceeds (up to the amount of the Allowed Class 2 Secured Claim) from the sale, liquidation, or abandonment of any Asset on account of which the Holder has a senior, perfected and indefeasible Lien or security interest as full and complete satisfaction of all Class 2 Secured Claims.

(3)	Voting: Class 2 is Unimpaired. The Holders of Secured Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(4)	Subclasses: For convenience, the Plan classifies the Claims in Class 2 as a single class. This Class is, in fact, a group of subclasses and each subclass, consisting of an individual Secured Claim, is treated as a distinct Class for voting and distribution purposes.
     (c) Class 3—TW Party Claims against the Debtors
(1)	Classification: Class 3 consists of all Claims against the Debtors held by the TW Parties, including, but not limited to, the TW Note Claims and the AOL General Unsecured Claim, but excluding the AOL License Rejection Claims.

(2)	Treatment: Holders of Class 3 TW Party Claims shall receive the following:
(A)	on the PR Transfer Date, AOLA shall assume the PR Agreement and assign the PR Agreement (without the payment of any cure costs) to Time Warner (or to such other TW Party as directed by the TW Parties);

(B)	on the PR Transfer Date, the Debtors shall assign, convey and transfer to AOL (or to such other TW Party as directed by the TW Parties) the Other PR Assets; and

(C)	on the Effective Date, Time Warner shall receive (a) if the Cash Option is elected, the Turnover Amount, solely for purposes of turning over such amount to Holders of Accepting Class 4 Claims and (b) the Series B Beneficial Interests and the Series C Beneficial Interests, provided, that the Series C Beneficial Interests shall be immediately turned over on the Effective Date, on behalf of and at the direction of Time Warner, to each of the Cisneros Group Parties on an equal basis, and, if the LLC Option is elected, the right to receive the Accepting Class 4 Distribution Amount as encompassed by the Series B Beneficial Interests shall be immediately turned over on the Effective Date to the Holders of Accepting Class 4 Claims as reflected by the Series A-1 Beneficial Interests.

The distribution made to Holders of Class 3 TW Party Claims shall be in respect of the aggregate amount of Class 3 TW Party Claims and any particular distribution made to a specific TW Party shall be in respect of an agreement among the TW Parties. Notwithstanding anything to the contrary contained in the Plan, AOL shall not receive property or cash hereunder with a fair market value that exceeds the amount of the AOL General Unsecured Claim held by AOL. Any such excess received by AOL hereunder shall be delivered to Time Warner in consideration of the TW Note Claims.
(3)	Voting: Class 3 is Impaired and the Holders of TW Party Claims are entitled to vote to accept or reject the Plan.
     (d) Class 4—General Unsecured Claims against the Debtors
(1)	Classification: Class 4 consists of all Claims against the Debtors that are not Secured Claims, TW Party Claims, AOL License Rejection Claims, Subordinated Claims, Administrative Claims, Priority Claims or Priority Tax Claims, but including without limitation, Claims arising from the rejection of an unexpired lease or executory contract pursuant to Section 6.1(a) of the Plan or otherwise.

(2)	Treatment: On the later of (a) the Effective Date and (b) the date upon which such Holder’s Class 4 Claim is Allowed, each Holder of an Allowed Class 4 General Unsecured Claim shall receive:
(A)	if the LLC Option is elected, such Holder’s (a) pro rata share of the Series A-2 Beneficial Interests, and to the extent such Holder is a Holder of an Accepting Class 4 Claim, its pro rata share of the Series A-1 Beneficial Interests and (b) the PR Distribution Amount; or

(B)	if the Cash Option is elected, (a) if such Holder is a Holder of Accepting Class 4 Claims, such Holder’s Accepting Class 4 Claim Payment and (b) if such Holder is a Holder of Nonaccepting Class 4 Claims, (i) such Holder’s Nonaccepting Effective Date Payment and (ii) the right to receive on each Distribution Date, Cash derived from the Nonaccepting Class 4 Claims Fund equal to such Holder’s pro rata share of Available Cash available for Distribution on such Date as determined by the proportion that such Holder’s Allowed Claim bears to the Total Allowed Unsecured Claims.

If the LLC Option is elected pursuant to Section 3.3(d)(i)(A) of the Plan, on or before the Effective Date, the Debtors shall fund the Disputed General Unsecured Claims Fund. If the Cash Option is elected pursuant to Section 3.3(d)(i)(B) of the Plan, on or before the Effective Date, the Debtors shall fund each of the Accepting Class 4 Claims Fund and the Nonaccepting Class 4 Claims Fund.

(C)	The Cash Option shall be presumed to be elected unless, no later than five (5) days prior to the Effective Date, the Debtors, with the consent of the Principal Stockholders, file a notice with the Bankruptcy Court electing the LLC Option.

(3)	Voting: Class 4 is Impaired and the Holders of Class 4 General Unsecured Claims are entitled to vote to accept or reject the Plan.
     (e) Class 5—Existing Series C Interests
(1)	Classification: Class 5 consists of the Equity Interests arising under or in connection with the Series C Redeemable Convertible Preferred Stock of AOLA.

(2)	Treatment: On the Effective Date all Existing Series C Interests shall be deemed cancelled. On the Effective Date, Time Warner (or the LLC Agents on behalf of Time Warner) shall turn over to each of the Cisneros Group Parties on an equal basis the Series C Beneficial Interests.

(3)	Voting: Class 5 is Impaired. The Holders of Existing Series C Interests are deemed to reject the Plan pursuant to Section 1126 of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
     (f) Class 6—Other Equity Interests
(1)	Classification: Class 6 consists of all Equity Interests other than Existing Series C Interests.

(2)	Treatment: On the Effective Date, all Other Equity Interests will be canceled and each Holder thereof shall not be entitled to receive or retain any Distribution on account of such Other Equity Interests.

(3)	Voting: Class 6 is Impaired. The Holders of Other Equity Interests are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
     (g) Class 7—Subordinated Claims against the Debtors
(1)	Classification: Class 7 consists of all Claims arising in connection with any Equity Interest, including, without limitation, Claims arising from the rescission of a purchase or sale of any equity security of AOLA, for damages arising from the purchase or sale of such security, or for reimbursement or contribution under section 502 of the Bankruptcy Code on account of such Claim and attorneys’ fees associated therewith to the extent subordinated under section 510(b) of the Bankruptcy Code.

(2)	Treatment: On the Effective Date, all Subordinated Claims will be discharged and each Holder thereof shall not receive or retain any Distribution or property on account of such Subordinated Claim.

(3)	Voting: Class 7 is Impaired. The Holders of Subordinated Claims are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
     Notwithstanding any other provision of the Plan, any Allowed Claim against the Debtors shall be reduced by the amount, if any, that was paid by the Debtors to the Holder of such Claim in respect of such Allowed Claim prior to the Effective Date, including pursuant to any Final Order entered by the

Bankruptcy Court. Nothing in the Plan shall preclude the Liquidating LLC from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.
     Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court or any document or agreement entered into and enforceable pursuant to the terms of the Plan, nothing shall affect the Debtors’, Reorganized AOLA LLC’s or the Liquidating LLC’s Causes of Action, rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to, setoffs or recoupments against, Unimpaired Claims and all Causes of Action for the affirmative relief against the holders thereof.
     4. Cram Down
     With respect to any Impaired Class of Claims or Equity Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.
I. Means for Implementation of the Plan
     1. Intercompany Claims
     On the Effective Date, all Intercompany Claims shall be eliminated and extinguished.
     2. Vesting of Assets in Reorganized AOLA LLC
     Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, after the conversion of AOLA into Reorganized AOLA LLC pursuant to Section 5.10 of the Plan, the Retained Assets shall vest in Reorganized AOLA LLC, free and clear of all Claims, Liens, charges or other encumbrances and Interests. On and after the Effective Date, Reorganized AOLA LLC may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation or the business of AOL Spain, whether in the United States or elsewhere, shall be vested in Reorganized AOLA LLC, on the Effective Date, and shall thereafter be exercisable and usable by Reorganized AOLA LLC to the same and fullest extent they would have been exercisable and usable by the Debtors before the Petition Date.
     Unless otherwise required by law, the holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC shall treat the liquidation of the Dissolving Debtors, the conversion of AOLA into Reorganized AOLA LLC, and the subsequent vesting of the Reorganized AOLA LLC interests into the Liquidating LLC for U.S. federal income tax purposes as follows (and as occurring in the following order): (i) the liquidation, under section 332 of the Internal Revenue Code of 1986, as amended, of each of AOL Caribbean Basin and Puerto Rico Management Services with and into AOLA, (ii) the transfer of the assets of AOLA, including the Other PR Assets and the PR Agreement, to the TW Parties with respect to the TW Party Claims (subject to Time Warner’s turnover obligation described in Sections 3.3(c), 3.3(e) and 5.11 of the Plan to the Cisneros Group Parties) and the Holders of Allowed Class 4 General Unsecured Claims (but, as to the Holders of Allowed Class 4 General Unsecured Claims, if the LLC Option is elected, excluding the Other

PR Assets and the PR Agreement and, if the LLC Option is not elected, assets consisting solely of cash), and (iii) (a) if the LLC Option is elected, the contribution of the assets of AOLA (other than the Other PR Assets and the PR Agreement) by Time Warner and the Holders of Allowed Class 4 General Unsecured Claims to the Liquidating LLC in exchange for interests in the Liquidating LLC and the substantially concurrent turnover, on behalf of and at the direction of Time Warner, of the Series C Beneficial Interest to the Cisneros Group Parties or (b) if the Cash Option is elected, the turnover of a portion of the AOLA assets to the Cisneros Group Parties and the contribution of the AOLA assets (other than the Other PR Assets and the PR Agreement) by Time Warner and the Cisneros Group Parties in exchange for interests in the Liquidating LLC. No holder of a beneficial interest in the Liquidating LLC (or any transferees), AOLA, Reorganized AOLA LLC or the Liquidating LLC shall take any position contrary to this paragraph for United States federal income tax purposes unless otherwise required by law.
     3. Dismissal of Officers and Directors and Dissolution of Dissolving Debtors
     Upon the Effective Date and immediately prior to the conversion of AOLA pursuant to Section 5.10 of the Plan, (i) the existing board of directors and board of managers, as applicable, of each of the Dissolving Debtors and their respective remaining officers shall be dismissed and (ii) each of the Dissolving Debtors shall be deemed dissolved without any further action required on the part of any of the Dissolving Debtors, the shareholders of any of the Dissolving Debtors or the officers or directors of any of the Dissolving Debtors.
     The Confirmation Order shall provide that on the Effective Date, Final Decrees shall be entered in the Chapter 11 Cases of the Dissolving Debtors.
     4. Vesting of Assets in the Liquidating LLC
     Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on the Effective Date, all of the Debtors’ Assets (excluding the Retained Assets, which will be held by Reorganized AOLA LLC directly), any Assets acquired by the Debtors or the Liquidating LLC under the Plan and all the limited liability company interests in Reorganized AOLA LLC, shall vest in the Liquidating LLC, free and clear of all Claims, Liens, charges or other encumbrances, and the Liquidating LLC shall own all of the limited liability company interests in Reorganized AOLA LLC. The Liquidating LLC Expense Reserve, the Administrative Claims Reserve Fund, the Retention Payment Fund, the Disputed Priority Claims Fund, and if the LLC Option is elected, the Disputed General Unsecured Claims Fund or if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund, as applicable, shall all be assets of the Liquidating LLC, but Distributions from such funds shall be governed by the terms of the Plan. Subject to the provisions of the Plan and the Liquidating LLC Agreement, the Assets in the Liquidating LLC shall be managed and used for the sole purposes of carrying out the Plan and effectuating the Distributions provided for in the Plan.
     5. Transfer of Other PR Assets to AOL
     On the PR Transfer Date, the Other PR Assets shall be assigned, conveyed and transferred to AOL (or to such other TW Party as directed by the TW Parties) free and clear of all Claims, Liens, charges or other encumbrances and interests (as such terms are used in Section 363(f) of the Bankruptcy Code) on an as-is, where is basis, and without any representations or warranties, continuing obligations or indemnities of the Debtors, except as set forth in Section 10.2(j) of the Plan. The Debtors are authorized to execute and deliver, and are empowered to fully perform under, consummate and implement, the Plan, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties) on the PR Transfer Date, and to take all further actions as may be requested by the TW Parties for the purpose of transferring the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties), or as may be necessary or appropriate to the performance of the obligations as contemplated by the Plan in connection with the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties) on the PR Transfer Date. The Confirmation Order shall provide that the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties) is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly, pursuant to section 1146(c) of the Bankruptcy Code, the transfer of the Other PR Assets and the execution, delivery and/or recordation of any and all documents or instruments necessary or desirable to consummate the transfer of the Other PR Assets shall be exempt from the imposition and payment of all recording fees and taxes, stamp taxes and/or sales, use, transfer, documentary, registration or any other similar taxes. The Confirmation Order shall provide that each and every federal, state and local governmental agency or department is directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties), all without imposition or payment of any stamp tax, transfer tax or similar tax.
     6. Restructuring Transactions
     Subject to obtaining the consent of the Principal Stockholders (other than AOL), prior to, on or after the Effective Date, Reorganized AOLA LLC or the Liquidating LLC may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective subsidiaries, to otherwise simplify the overall corporate structure of Reorganized AOLA LLC or the Liquidating LLC, to reincorporate or otherwise amend the legal form of certain of their subsidiaries or to reincorporate certain of their respective subsidiaries under the laws of jurisdictions other than the laws of which such subsidiaries are presently incorporated; provided, however, that no action shall be taken that would cause the Liquidating LLC or Reorganized AOLA LLC to be treated as other than a partnership or disregarded entity for U.S. federal income tax purposes. Such restructuring may include one or more mergers, consolidations, restructures, reincorporations, dispositions, liquidations, or dissolutions, as may be determined by the Liquidating LLC or Reorganized AOLA LLC to be necessary or appropriate (collectively, the “Restructuring Transactions”). The actions to effect the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state or foreign law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, reincorporations, dispositions, liquidations, or dissolutions, as may be determined by the Liquidating LLC or Reorganized AOLA LLC to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of the Liquidating LLC, Reorganized AOLA LLC or their subsidiaries vesting in one or more surviving, resulting, or acquiring corporations.
     7. Authority to Effectuate Plan
     Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under the Plan shall be deemed to be authorized and approved without further approval from the Bankruptcy Court. The Liquidating LLC and the LLC Agents shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary to achieve consummation of the Plan and carry out the Plan and to effectuate the transfers and Distributions provided for hereunder, subject to the provisions of the Plan, including Article V of the Plan. The Liquidating LLC and the LLC Agents are expressly authorized to sell or dispose of any and all Assets and to pay all costs and expenses associated with such sale or disposition without further order of the Bankruptcy Court, subject to the provisions of the Plan.
     8. Cancellation of Notes, Instruments, Debentures and Equity Interests
     On the Effective Date, except to the extent provided elsewhere in the Plan or the Confirmation Order, and provided that the treatments provided for in the Plan and the Distributions contemplated by Article VIII of the Plan are made, all notes, instruments, certificates and other documents evidencing Claims (including, without limitation, the TW Notes) and all Equity Interests in all of the Debtors shall be canceled and deemed terminated, without any further act or action under any applicable agreement, law, regulation, order, rule or otherwise, and the limited liability company interests in Reorganized AOLA LLC shall vest in and be held by the Liquidating LLC.
     9. Execution of Related Documents
     On the Effective Date, all Plan Documents including, without limitation, the Liquidating LLC Agreement, the AOLA Certificate of Conversion to Limited Liability Company, the AOLA Limited Liability Company Agreement and any other agreement entered into or instrument issued in connection with any of the foregoing or any other Plan Document, shall be executed and delivered by the Debtors or the Liquidating LLC, as the case may be, and shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and as specified in the Plan.
     10. Conversion of AOLA to Reorganized AOLA LLC, Sole Member of Reorganized AOLA LLC and Corporate Action
     The Confirmation Order shall provide that, pursuant to section 266 of the Delaware General Corporation Law and section 18-214 of the Delaware Limited Liability Company Act, AOLA shall be converted to a limited liability company and shall continue to exist as Reorganized AOLA LLC. The Confirmation Order shall further provide that, except as otherwise provided in the Plan, (i) pursuant to section 18-214 of the Delaware Limited Liability Company Act, the conversion of AOLA to Reorganized AOLA LLC shall not be deemed to constitute a dissolution of AOLA, (ii) Reorganized AOLA LLC, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as AOLA, (iii) pursuant to section 266 of the Delaware General Corporation Law, the rights, privileges, powers and interest in the Retained Assets of AOLA shall not be deemed, as a consequence of the conversion of AOLA to a limited liability company pursuant to the Plan, to have been transferred to Reorganized AOLA LLC for any purpose of the laws of the State of Delaware and (iv) Reorganized AOLA LLC shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a limited liability company under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law.
     On the Effective Date, the Debtors shall file the AOLA Limited Liability Company Agreement and the AOLA Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with section 266 of the Delaware General Corporation Law and sections 18-201 and 18-214 of the Delaware Limited Liability Company Act. After the Effective Date, Reorganized AOLA LLC may amend and restate the AOLA Limited Liability Company Agreement and other constituent documents as permitted by their terms and by the Delaware Limited Liability Company

Act. As of the Effective Date, the sole member of Reorganized AOLA LLC shall be the Liquidating LLC.
     As of the Effective Date, the initial officer of Reorganized AOLA LLC shall be the LLC Administrator. As of the Effective Date, Reorganized AOLA LLC shall have no board of managers. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of the Person proposed to serve as the LLC Administrator and the nature of any compensation for such Person.
     On the Effective Date, the filing of the AOLA Limited Liability Company Agreement and the AOLA Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware and all other actions contemplated by the Plan (whether to occur before, on or after Effective Date of the Plan) shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized AOLA LLC, and any corporate action required by the Debtors or Reorganized AOLA LLC in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the sole member of Reorganized AOLA LLC. On the Effective Date, the appropriate officers of the Debtors and Reorganized AOLA LLC, the members of the boards of directors of the Debtors and the sole member of Reorganized AOLA LLC are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Debtors or Reorganized AOLA LLC, as applicable. The authorizations and approvals of the corporate actions in Section 5.10 of the Plan shall be effective notwithstanding any requirements under the Delaware General Corporation Law, the Delaware Limited Liability Company Act or other applicable non-bankruptcy law.
     11. Distributions by the Liquidating LLC; Turnover by Time Warner to Accepting Class 4 Claims and the Cisneros Group Parties
     In order to implement the Distribution scheme contemplated by the Plan, the LLC Agents shall make Distributions in accordance with the following mechanics:
     (a) On the Effective Date, the LLC Agents shall (1) establish and fund: (i) the Administrative Claims Reserve Fund, (ii) the Liquidating LLC Expense Reserve (iii) the Retention Payment Fund, and (iv) if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund and (2) pay, or reserve for the payment of, the Priority Tax Claims, Allowed Class 1 Claims and Allowed Class 2 Claims.
     (b) On the PR Transfer Date, AOLA shall (i) assume the PR Agreement (without the payment of any cure costs) and assign the PR Agreement to Time Warner (or to such other TW Party as directed by the TW Parties) and (ii) assign, convey and transfer the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties). AOLA shall have no further liability under the PR Agreements or any executory contracts and unexpired leases that constitute Other PR Assets following the assignment thereof.
     (c) On the Effective Date or, in the case of Distributions made pursuant to clause (i) of this subsection (c), on the later of the Effective Date and the date upon which there is a Final Order allowing such Class 4 General Unsecured Claim, the Liquidating LLC shall transfer (i)(a) if the LLC Option is elected, to each Holder of an Allowed Class 4 General Unsecured Claim, its PR Distribution Amount and Series A-2 Beneficial Interests and, to the extent such Holder is the Holder of an Accepting Class 4 Claim, such Holder’s Series A-1 Beneficial Interests, or (b) if the Cash Option is elected, such Holder’s PR Distribution Amount and Additional Distribution Amount and, to the extent such Holder is the Holder of an Accepting Class 4 Claim, such Holder’s pro rata portion of the Turnover Amount, and (ii) to Time Warner, the Series B Beneficial Interests and the Series C Beneficial Interests; provided, that the LLC Agents are hereby authorized and directed by Time Warner to immediately turn over, on the Effective Date, on Time Warner’s behalf, (1) to the Holders of Accepting Class 4 Claims, Time Warner’s Series A-1 Beneficial Interests which represents the right to receive the Accepting Class 4 Distribution Amount referred to in clause (i) of this subsection (c), if the LLC Option is elected, or the Turnover Amount, if the Cash Option is elected, and (2) to the Cisneros Group Parties, the Series C Beneficial Interests.
     (d) If the LLC Option is elected, as a result of the Distribution by the LLC Agents of the Liquidating LLC Interests and other consideration described above, Cash in the Liquidating LLC shall be distributed or reserved in the following manner:
first, from Cash on hand, the LLC Agents shall pay or fund a reserve for payment of all Allowed Administrative Claims, Allowed Priority Claims, Allowed Priority Tax Claims, Allowed Class 1 Claims and Allowed Class 2 Claims, shall establish the Liquidating LLC Expense Reserve and shall fund the Retention Payment Fund and, based upon an assessment of the projected payments to be made by the Liquidating LLC to Holders of Allowed Class 4 General Unsecured Claims, shall fund the Disputed General Unsecured Claims Fund and the Disputed Priority Claims Fund. Any Cash on hand remaining in the Liquidating LLC after the payments and reserves described above shall constitute Available Cash;
second, each Holder of an Allowed Class 4 General Unsecured Claim shall receive its PR Distribution Amount from Available Cash;
third, after the payment of the PR Distribution Amount, (1) each Holder of an Allowed Class 4 General Unsecured Claim shall receive, on account of such Holder’s Series A-2 Beneficial Interests, such Holder’s pro rata share of the remaining Available Cash based on the proportion its Allowed Class 4 General Unsecured Claim bears to Total Allowed Unsecured Claims and (2) each Holder of an Accepting Class 4 Claim shall receive, on account of such Holder’s Series A-1 Beneficial Interests, additional distributions of Available Cash that would have otherwise been distributed to Time Warner on account of the TW Note Claims prior to the turnover until such Accepting Class 4 Claims are paid in full; and
fourth, following the payment in full of all Accepting Class 4 Claims, Available Cash shall be distributed ratably to Time Warner and each Holder of an Allowed Class 4 General Unsecured Claim that is not an Accepting Class 4 Claim based on the proportion that such Allowed Claim bears to the aggregate amount of TW Party Claims and the Allowed Class 4 General Unsecured Claims; provided, that the Cisneros Group Parties shall be entitled to receive all amounts payable with respect to the Series C Beneficial Interests, which consists of the first $5,363,028 of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been allocable to Time Warner under this clause fourth and, thereafter, 40% of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been additionally allocable to Time Warner under this clause fourth.
     (e) If the Cash Option is elected, then

(i)	on the Effective Date, the LLC Agents shall pay or fund or reserve for payment the funds and reserves pursuant to subsection (d)(i) of Section 5.11 of the Plan(other than the Disputed General Unsecured Claims Fund);

(ii)	on the Effective Date, Holders of Allowed Accepting Class 4 Claims shall receive, from Available Cash, payments equal to 100% of such Holder’s Allowed Accepting Class 4 Claim, comprised of such Holder’s PR Distribution Amount, such Holder’s Additional Distribution Amount and such Holder’s pro rata share of the Turnover Amount; provided, that Holders of Allowed Accepting Class 4 Claims whose claims are Allowed after the Effective Date, shall receive payments equal to 100% of such Holder’s Allowed Accepting Class 4 Claim from the Accepting Class 4 Claims Fund on the date upon which such Holder’s Accepting Class 4 Claim is Allowed. Holders of Allowed Nonaccepting Class 4 Claims shall receive pari passu treatment with the TW Parties, comprised of the payment on the Effective Date of such Holder’s PR Distribution Amount and such Holder’s Additional Distribution Amount and pro rata payments on each Distribution Date from the Nonaccepting Class 4 Claims Fund in an amount sufficient to maintain pari passu treatment with the TW Party Claims to the extent Time Warner or the Cisneros Group Parties receive Distributions from Net Available Cash on account of their Series B Beneficial Interests and Series C Beneficial Interests, respectively. The LLC Agents shall fund the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund on the Effective Date. Any Cash on hand remaining in the Liquidating LLC after funding of the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund and the payments and reserves described in subsection (d)(i) of Section 5.11 of the Plan (other than the Disputed General Unsecured Claims Fund) shall constitute Available Cash; and

(iii)	following the payment in full of all Accepting Class 4 Claims, Available Cash shall be distributed to Time Warner; provided, that the Cisneros Group Parties shall be entitled to receive all amounts payable with respect to the Series C Beneficial Interests, which consists of the first $5,363,028 of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been allocable to Time Warner under subsection (e)(iii) of Section 5.11 of the Plan and, thereafter, 40% of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been additionally allocable to Time Warner under subsection (e)(iii) of Section 5.11 of the Plan.
     (f) To the extent there is excess Cash in the Administrative Claims Reserve Fund, the Liquidating LLC Expense Reserve, the Disputed Priority Claims Fund, the Retention Fund, and, if the LLC Option is elected, the Disputed General Unsecured Claims Fund or if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund, after the payment of all amounts required to be paid from such reserve or fund, such Cash shall constitute Available Cash and shall be distributed to the Holders of Allowed Class 4 General Unsecured Claims (to the extent not already paid in full), Time Warner and the Cisneros Group Parties in accordance with the terms of the Plan and the waterfall described above.
     12. Status Reports
     Not later than ninety (90) days following the occurrence of the entry of the Effective Date, the LLC Agents shall file with the Bankruptcy Court and serve on counsel to the Principal Stockholders status reports and a detailed accounting explaining what progress has been made toward entry of the Final Decree. The status reports shall also be served on the US Trustee, and those parties who have requested special notice post-confirmation. Until entry of the Final Decree, further status reports shall be filed every one hundred twenty (120) days and served on the same entities. Each status report shall include a description of Assets sold or otherwise realized upon, gross and net proceeds received, Distributions made, expenses incurred and paid, remaining Budget funds and projected Budget expenses, and cash on hand, as well as a detailed reporting of claims objections and the status of all contested matters and litigation.
     13. Elimination of Classes
     Any Class of Claims or Equity Interests that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Equity Interest, or a Claim or Equity Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes.
     14. Late Claims
     In accordance with the Bar Date Order, unless otherwise specifically ordered by the Bankruptcy Court, any entity that was required to but did not file (a) a proof of claim in respect of a Claim in compliance the procedures and deadlines established by the Bar Date Order or (b) a request for payment of an Administrative Claim in compliance with Section 2.1 of the Plan, shall not be treated as a creditor with respect to such Claim for the purposes of voting and distribution with respect to the Plan.
     Notwithstanding anything to the contrary contained in the Bar Date Order, Holders of D&O Indemnity Claims shall not be required to file a proof of claim in respect of such D&O Indemnity Claims except as set forth in a further order of the Bankruptcy Court. Holders of D&O Indemnity Claims shall not be entitled to vote with respect to the Plan, in respect of such D&O Indemnity Claims.
     15. Creation of the Liquidating LLC
     On the Effective Date, after the conversion of AOLA into Reorganized AOLA LLC pursuant to Section 5.10 of the Plan, (i) the Liquidating LLC shall be created and established by the execution and delivery of the Liquidating LLC Agreement and any other necessary action, subject to the provisions of the Plan, and (ii) all Rights of Action and other Assets (excluding the Retained Assets), any assets acquired by the Debtors or the Liquidating LLC under the Plan and all limited liability company interests in Reorganized AOLA LLC, shall be transferred to the Liquidating LLC, free of all Claims, Liens and interests. The costs and expenses incurred by the Liquidating LLC on and after the Effective Date shall be paid by the Liquidating LLC.
     As of the Effective Date, the Liquidating LLC shall be responsible for (i) the winding up of the Debtors’ Estates, (ii) liquidating or otherwise reducing to Cash the Assets and/or the Retained Assets in accordance with the Liquidating LLC Agreement, (iii) filing, prosecuting and settling the Rights of Action, (iv) making Distributions in accordance with the Plan to Holders of Allowed Claims and Interests and (v) settling, resolving and objecting to Claims. The Liquidating LLC shall have the authority without further Bankruptcy Court approval to liquidate the Assets, to hire and pay professional fees and expenses of counsel and other advisors, to prosecute and settle objections to Disputed Claims, to pursue any preserved Rights of Action, and otherwise to take such other actions as shall be necessary to administer the Chapter 11 Cases and effect the closing of the Chapter 11 Cases.

     The Liquidating LLC Interests shall not be transferable; provided, that Liquidating LLC Interests received by (i) Time Warner may be transferred to any TW Party or any affiliate of any TW Party and (ii) any Cisneros Group Party may be transferred to any other Cisneros Group Party or any affiliate of the Cisneros Group Parties.
     The Liquidating LLC shall indemnify and hold harmless the LLC Agents and their professionals from and against any and all liabilities, expenses, claims, damages or losses incurred by them as a direct result of acts or omissions taken by them in their capacities as LLC Agents or agents of the LLC Agents, except for acts judicially determined by Final Order to have been undertaken in bad faith, by willful misconduct or by gross negligence.
     16. The LLC Agents
     The TW Parties and the Cisneros Group Parties shall each designate one individual to serve as a LLC Agent, and the Debtors shall disclose such selections in the Plan Supplement. Following the Effective Date, the LLC Agents shall act as agents on behalf of the Liquidating LLC to carry out its obligations and exercise its rights in accordance with and subject to the Plan, the Confirmation Order and the Liquidating LLC Agreement. The LLC Agents shall not be compensated for their services except as set forth in the Liquidating LLC Agreement. Any objection to the designation of the LLC Agents shall be raised at the Confirmation Hearing. The Confirmation Order shall state that without the permission of the Bankruptcy Court, no judicial, administrative, arbitration or other action or proceeding shall be commenced against the LLC Agents in their official capacities, with respect to their status, duties, powers, acts or omissions as LLC Agents in any forum other than the Bankruptcy Court. The LLC Agents shall be vested with the rights, powers and benefits set forth in the Liquidating LLC Agreement, which shall include, without limitation, all rights, powers, and benefits afforded to a “trustee” under sections 704 and 1106 of the Bankruptcy Code, subject to the terms of the Plan. The LLC Agents shall be deemed to be successors to the Debtors and estate representatives pursuant to section 1123(b)(3) of the Bankruptcy Code. Subject to the provisions of the Liquidating LLC Agreement, the Liquidating LLC and the LLC Agents shall be entitled to hire such professionals as the LLC Agents deem necessary to assist the Liquidating LLC and the LLC Agents in carrying out their duties, including, without limitation, the LLC Administrator, with the fees and expenses of such professionals (including, without limitation, the LLC Administrator) to be borne by the Liquidating LLC. All references in the Plan to the LLC Agents shall include the LLC Administrator, as designee of the LLC Agents.
     In addition to reporting requirements set forth in Section 5.11 of the Plan, the LLC Agents shall regularly monitor the liquidation of Assets.
     Upon the date that all Claims have either become Allowed Claims or been resolved by Final Order and all Distributions in respect of such Allowed Claims have been made, the balance of the Administrative Claims Reserve Fund, the Retention Payment Fund, the Disputed Priority Claims Fund, and, if the Debtors elect the LLC Option, the Disputed General Unsecured Claims Fund or if the Debtors elect the Cash Option, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund shall constitute Available Cash.
     Subject to the terms of the Plan, the LLC Agents shall be authorized and empowered to pursue and prosecute, to settle, or to decline to pursue, the Rights of Action, including all pending adversary proceedings and contested matters, whether or not such Causes of Action have been commenced prior to the Effective Date, and shall be substituted as the real party in interest in any such action, commenced by or against the Debtors, the Debtors’ Estates or the Principal Stockholders. The LLC Agents may pursue or decline to pursue the Rights of Action and may settle, release, sell, assign, otherwise transfer or compromise such Rights of Action, in the LLC Agents’ business judgment, subject to the provisions of the Plan without Bankruptcy Court approval. Except as otherwise set forth in the Plan, the LLC Agents may, but shall not be required to, set off against any Claim and the Distributions to be made pursuant to the Plan in respect of such Claim, any Rights of Action the Estates may have against the Holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the LLC Agents of any such Rights of Action, set-off or recoupment which the Debtors may have against such Holder.
     The LLC Agents may be removed and replaced in accordance with the terms of the Liquidating LLC Agreement.
     17. Treatment of Executory Contracts and Unexpired Leases
     (a) Assumption/ Rejection of Executory Contracts and Unexpired Leases
     Any executory contracts or unexpired leases entered into by the Debtors prior to the Petition Date which have not expired by their own terms on or prior to the Effective Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, which are not (i) the subject of a motion to assume the same pending as of the Effective Date, (ii) listed in the Plan Supplement, (iii) in the case of executory contracts or unexpired leases relating to the Other PR Assets, otherwise listed in the Plan Supplement, which contracts and leases shall be assumed by the Debtors on the Effective Date and assigned to AOL (or to such other TW Party as directed by the TW Parties) or (iv) otherwise to be assumed pursuant to the Plan, shall be deemed rejected by the Debtors on the Effective Date or as otherwise agreed upon by the parties. The entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
     The PR Agreement shall be expressly assumed by AOLA as of the Effective Date and assigned to Time Warner (or to such other TW Party as directed by the TW Parties) pursuant to Section 3.3(c) of the Plan; provided, however, that to the extent the Effective Date occurs prior to June 30, 2006, (i) AOL shall remit (on a monthly basis) to the Liquidating LLC the net amounts that AOLA would have otherwise been entitled to receive thereunder through and including June 30, 2006, had the PR Agreement remained in effect as between AOL and AOLA (which net amounts shall be calculated and determined in good faith between AOL and Reorganized AOLA LLC and shall take into consideration the costs of operating AOL Puerto Rico in a manner substantially similar to historical practices) and (ii) the Liquidating LLC shall be entitled to exercise all of AOLA’s rights and enforce any remedies available to AOLA under the PR Agreement for the period beginning on the Effective Date through and including June 30, 2006; provided, further, however, that (x) on or before the Effective Date, AOL shall remit to the Liquidating LLC all accrued and unpaid amounts, or a good faith estimate thereof, owing by AOL in favor of the Debtors pursuant to the PR Agreement as of the last business day of the preceding calendar month and (y) within 30 days of the Effective Date, AOL shall remit to the Liquidating LLC all accrued and unpaid amounts owing by AOL in favor of the Debtors pursuant to the PR Agreement as of the Effective Date not theretofore paid. The LLC Agents shall use all proceeds received pursuant to Section 6.1(b) of the Plan in accordance with the terms of the Plan and the Liquidating LLC Agreement.
     The AOL License shall be expressly rejected by the Debtors on the Effective Date; provided, however, that the effective date of such rejection, as to each country, shall be the earlier of (i) the transfer of that country’s operations or final wind-down of operations and (ii) June 30, 2006.
     On and after the Effective Date, each of the TW Parties shall be deemed to have released unconditionally each of the Debtors, Reorganized AOLA LLC and the Liquidating LLC from the AOL License Rejection Claims.

     The Executive Employment Agreements shall be assumed by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and assigned to the Liquidating LLC as of the Effective Date.
     The Retention Agreements shall be assigned by the Debtors pursuant to sections 365 and 1123 of the Bankruptcy Code to the Liquidating LLC as of the Effective Date. The Liquidating LLC shall pay all Retention Payments as they become due and payable to each Key Employee from the Retention Payment Fund, and, except as set forth in Section 5.11(f) of the Plan, the proceeds in the Retention Payment Fund shall be used solely for the purpose of making Retention Payments.
     On the Effective Date, the Shut-Down Costs Letter Agreement shall be assumed (without the payment of any cure costs) and assigned by the Debtors or Reorganized AOLA LLC, as applicable, to the Liquidating LLC, pursuant to sections 365 and 1123 of the Bankruptcy Code. AOLA or Reorganized AOLA LLC, as applicable, shall perform its obligations under the Shut-Down Costs Letter Agreement.
     (b) Rejection Damage Claims
     Notwithstanding anything in the Bar Date Order to the contrary, Claims arising out of the rejection of executory contracts or unexpired leases rejected as of the Effective Date pursuant to the Plan must be filed and served on the Liquidating LLC pursuant to the procedures specified in the Confirmation Order or another order of the Bankruptcy Court, no later than thirty (30) days after the Effective Date. Any Claim not filed within such time will be forever barred from assertion against the Liquidating LLC, the Debtors, and their Estates, their respective successors or their respective properties. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims under the Plan.
     (c) Indemnification of Directors, Officers and Employees
     The obligations of the Debtors to indemnify the Indemnified Employees shall be deemed and treated as executory contracts and shall be assumed by the Debtors (and, if such contract is assumed by a Debtor other than AOLA, assigned to Reorganized AOLA LLC) pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. The obligations of Reorganized AOLA LLC to indemnify the Indemnified Employees shall be funded, to the extent necessary, by the Liquidating LLC. Accordingly, such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date, except if such claim or liability is determined pursuant to a Final Order to have resulted from the gross negligence, willful misconduct, fraud or criminal conduct of such indemnified Person. To the extent the D&O Insurance Policy is an executory contract, the D&O Insurance Policy shall be assumed by AOLA pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. To the extent the D&O Insurance Policy is not an executory contract, the D&O Insurance Policy shall vest in Reorganized AOLA LLC pursuant to Section 5.2 of the Plan. To the extent the existence of Reorganized AOLA LLC is terminated (whether by merger, dissolution, liquidation or otherwise) prior to the expiry of the D&O Insurance Policy, the Liquidating LLC and Reorganized AOLA LLC shall take all necessary measures to ensure that the D&O Insurance Policy remains in full force and effect until the expiry of the D&O Insurance Policy in accordance with the terms thereof.
     (d) Benefits, Compensation and Severance
     The Assumed Benefit Plans shall be treated as executory contracts and shall be assumed by the Debtors (and, if such contract is assumed by a Debtor other than AOLA, assigned to Reorganized AOLA

LLC) pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code. The Assumed Benefit Plans shall continue to be funded, to the extent necessary, by the Liquidating LLC. The Debtors are not aware of, after having made diligent inquiry, any obligation to pay “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code.
     Executive Employment Agreements. To the extent not paid or fully performed prior to the Effective Date, from and after the Effective Date, the Debtors, Reorganized AOLA LLC or the Liquidating LLC, as applicable, shall pay all amounts required to be paid by the Debtors under the Executive Employment Agreements and perform all obligations thereunder in accordance with the terms thereof.
     Severance. To the extent not paid or fully performed prior to the Effective Date, from and after the Effective Date, the Debtors, Reorganized AOLA LLC or the Liquidating LLC, as applicable, shall pay all amounts agreed in writing to be paid by the Debtors to any employee terminated by the Debtors or any employee who mutually agrees with any Debtor to leave such Debtors’ employ on or after the Petition Date (and to perform any obligations set forth in such writing) in accordance with the terms of such written agreement.
J. Provisions Governing Distributions
     1. Distribution to Creditors
     Subject to the provisions of any Final Order, the Liquidating LLC will make Distributions to all Holders of Allowed Claims in accordance with the terms of the Plan. All Distributions shall be made by the Liquidating LLC without any requirement for bond or surety with respect thereto.
     2. Claims Allowed as of the Effective Date
     Except as otherwise provided in the Plan, or as may be ordered by the Bankruptcy Court, for those Claims that are Allowed as of the Effective Date and are entitled to receive Distributions under the Plan, Distribution shall be made on the Effective Date (or as soon thereafter as is practicable) by the Debtors or the LLC Agents, as applicable. Distributions on account of Claims that become Allowed after the Effective Date shall be made by the LLC Agents pursuant to the provisions of the Plan.
     3. Disputed Priority Claims Fund; Disputed General Unsecured Claims Fund; Nonaccepting Class 4 Claims Fund and Accepting Class 4 Claims Fund
     Subject to Sections 9.4 and 9.5 of the Plan, the Liquidating LLC shall maintain, in accordance with the Liquidating LLC’s powers and responsibilities under the Plan and the Liquidating LLC Agreement, (i) the Disputed Priority Claims Fund, (ii) if the LLC Option is elected, the Disputed General Unsecured Claims Fund and (iii) if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund.
     4. Delivery of Distributions
     Subject to the provisions of Bankruptcy Rule 2002(g) and except as otherwise provided under the Plan, Distributions to Holders of Allowed Claims shall be made at the address of each such Holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such Holders, or if the Debtors or the Liquidating LLC have been notified in writing of a change of address.

     5. Undeliverable Distributions
     Holding of Undeliverable Distributions: If any Distribution to any Holder of an Allowed Unsecured Claim is returned to the Debtors or the Liquidating LLC as undeliverable, no further Distributions shall be made to such Holder unless and until the LLC Agents are notified, in writing, of such Holder’s then-current address. Subject to Section 8.5(b) of the Plan, undeliverable Distributions shall remain in the possession of the Liquidating LLC until such time as a Distribution becomes deliverable. All persons ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind. Nothing contained in the Plan shall require the Liquidating LLC to attempt to locate any Holder of an Allowed Claim.
     Failure to Claim Undeliverable Distributions: Within ten (10) Business Days after the later of the first anniversary of the Effective Date or the first Distribution under the Plan, the Liquidating LLC shall file a list with the Bankruptcy Court setting forth the names of those Entities for which Distributions have been attempted hereunder and have been returned as undeliverable as of the date thereof. Any Holder of an Allowed Claim that does not assert its rights pursuant to the Plan to receive a Distribution within two (2) months from and after the filing of such list shall have its Claim for such undeliverable Distribution discharged and shall be forever barred from asserting any such Claim against the Debtors or the Liquidating LLC. In such case, any consideration held for Distribution on account of such Claim shall revert to the Liquidating LLC for Distribution to the beneficiaries in accordance with the terms of the Plan.
     6. Compliance with Tax Requirements/Allocation
     In connection with the Plan, to the extent applicable, the LLC Agents in making Distributions under the Plan shall comply with all tax withholding and reporting requirements imposed on the Liquidating LLC by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The LLC Agents may withhold the entire Distribution due to any Holder of an Allowed Claim until such time as such Holder provides to the LLC Agents the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the LLC Agents to the appropriate authority. If the Holder of an Allowed Claim fails to provide to the LLC Agents the information necessary to comply with any withholding requirements of any governmental unit within six months after the date of first notification by the LLC Agents to the Holder of the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the Holder’s Distribution shall be treated as an undeliverable Distribution in accordance with the Plan.
     In connection with the turnover by Time Warner pursuant to Section 5.11(c) of the Plan, the Holders of the Accepting Class 4 claims and the Cisneros Group Parties shall provide to Time Warner information necessary to comply with any withholding requirements of any governmental unit, and failure to provide such information shall cause the turnover to such party to be treated as an undeliverable Distribution in accordance with the Plan.
     The LLC Agents shall, and shall cause Reorganized AOLA LLC, AOL Spain, AOL Brazil, AOL Mexico, QuotaHolder and any other Person or Entity whose equity interests are held directly or indirectly by the Liquidating LLC, to (i) comply with all tax withholding and reporting requirements imposed on it or them by any governmental unit and (ii) file (or cause to be filed) returns for the Liquidating LLC as a partnership for U.S. federal income tax purposes. The Liquidating LLC Agreement shall set forth allocations of income in accordance with each party’s economic interest of the Liquidating LLC.

     The holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC intend for the Liquidating LLC to be treated as a partnership for U.S. federal income tax purposes, and such holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC agree that (i) they will take no contrary position for U.S. federal income tax purposes unless otherwise required by law and (ii) they will not merge, convert or take any action that would cause the Liquidating LLC or Reorganized AOLA LLC to be treated as other than a partnership or disregarded entity, as applicable, for U.S. federal income tax purposes.
     Unless otherwise required by law, the holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC agree that (i) the property transferred to the Liquidating LLC and the beneficial interests in such Liquidating LLC distributed by the LLC Agents to such holders will be valued consistently by all holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC for U.S. federal income tax purposes, (ii) the assumption and assignment of the PR Agreement and any other contracts or agreements assumed pursuant to the Plan will be valued consistently by all holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC for U.S. federal income tax purposes and (iii) the Other PR Assets assigned, conveyed and transferred to AOL (or to such other TW Party as directed by the TW Parties) will be valued consistently by all holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC for U.S. federal income tax purposes.
     7. Fractional Dollars, De Minimis Distributions
     Notwithstanding anything contained in the Plan to the contrary, payments of fractions of dollars will not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest dollar (up or down), with half dollars being rounded down. The Liquidating LLC, as successor to the Debtors shall have the discretion not to make payments of less than twenty-five ($25) dollars on account of any Allowed Unsecured Claim, unless a specific request is made in writing to the Liquidating LLC on or before ninety (90) days after Allowance of such Claim. In addition, after the first Distribution Date, the Liquidating LLC shall not be required to make any Distribution on account of any Claim in the event that the costs of making such Distribution payment exceed the amount of such Distribution payment, and all cash that otherwise would have been distributed to the Holders of such de minimis claims shall otherwise be distributed in accordance with the terms of the Plan.
     8. Set-Offs and Recoupments
     The Liquidating LLC, as successor to the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off or recoup against any Allowed Claim and the Distributions to be made pursuant to the Plan on account thereof (before any Distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors may hold against the Holder of such Allowed Claim. The Holders of Claims may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off or recoup any Allowed Claims such Holder possesses against any claim, rights or Causes of Action of any nature that the Liquidating LLC, as successor to the Debtors, may hold against such Holder. Neither the failure to effect such a set-off or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or such Holders of any such claims, rights and Causes of Action that such parties may possess under section 553 of the Bankruptcy Code.

     9. Time Bar to Cash Payments
     Checks issued by the Liquidating LLC on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Liquidating LLC by the Holder of the Allowed Claim with respect to which such check originally was issued. Any Claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final Distribution hereunder on account of such Claim. After such date, all Claims in respect of voided checks shall be discharged and forever barred and the right to all moneys from the voided checks shall revert to the Liquidating LLC for Distribution under the Plan.
     10. Manner of Payment Under Plan of Reorganization
     At the option of the LLC Agents or the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.
K. Procedures for Resolving Disputed Claims
     1. Prosecution of Objections to Claims
     Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as set forth in the Plan, the Liquidating LLC shall have the right to make, file and prosecute objections to Unsecured Claims, Administrative Claims and Priority Claims; provided, that the Liquidating LLC shall not have the right, power or authority to pursue the Released Claims. The Liquidating LLC shall have the right to prosecute objections to Claims previously filed by the Debtors. All Disputed Claims shall be determined, resolved or adjudicated in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, unless the LLC Agents, at their election, choose to determine, resolve or adjudicate such Disputed Claim in the Bankruptcy Court.
     Unless another time is set by order of the Bankruptcy Court, all objections to Claims shall be filed with the Bankruptcy Court and served upon the Holders of each of the Claims to which objections are made by the later of (a) ninety (90) days after the Effective Date; or (b) ninety (90) days after a timely Proof of Claim or request for payment with respect to such Claim is filed; provided, however, that the Liquidating LLC may seek an extension of such time to object.
     Except as set forth in the Plan, nothing in the Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense that Debtors had immediately prior to the commencement of the Chapter 11 Cases, against or with respect to any Claim or Equity Interest. Except as set forth in the Plan, upon Confirmation, the Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses of the Debtors, which shall be vested in and assigned to the Liquidating LLC as of the Effective Date.
     2. Estimation of Claims
     The Liquidating LLC may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Liquidating LLC previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim (including for purposes of determining the Disputed Priority Claims Fund, Disputed General Unsecured Claims Fund, Nonaccepting Class 4 Claims Fund and Accepting Class 4 Claims Fund, as applicable), as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating LLC may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.
     3. Cumulative Remedies
     All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved or provided in the Plan or by any mechanism approved by the Bankruptcy Court. Until such time as such a Claim becomes Allowed, such Claim shall be treated as a Disputed Claim for purposes related to allocations, Distributions and voting under the Plan.
     4. Payments and Distributions on Disputed Claims
     Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the LLC Agents in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such dispute by settlement or Final Order. Subject to the provisions of Article IX of the Plan, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and Distributions to which such Holder is then entitled under the Plan as the Holder of an Allowed Claim. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Liquidating LLC in its sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.
     Following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a) of the Plan, if a Disputed Priority Claim becomes an Allowed Claim after the Effective Date, the amount of the Disputed Priority Claims Fund attributable to such Disputed Priority Claim shall be released from the Disputed Priority Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Claim and any excess shall constitute Available Cash. If a Disputed Priority Claim becomes Disallowed after the Effective Date, the entire amount of the Disputed Priority Claims Fund attributable to such Disputed Priority Claim shall constitute Available Cash.
     If the Debtors elect the LLC Option and if a Disputed Class 4 General Unsecured Claim becomes an Allowed Claim after the Effective Date following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a) of the Plan, the amount of the Disputed General Unsecured Claims Fund attributable to such Disputed Class 4 General Unsecured Claim shall be released from the Disputed General Unsecured Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Claim and any excess shall constitute Available Cash. If a Disputed Class 4 General Unsecured Claim becomes Disallowed after the Effective Date, the entire amount of the Disputed General Unsecured Claims Fund attributable to such Disputed Class 4 General Unsecured Claim shall constitute Available Cash.
     If the Debtors elect the Cash Option and if a Disputed Accepting Class 4 Claim becomes an Allowed Claim after the Effective Date following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a) of the Plan, the amount of the Accepting Class 4 Claims Fund attributable to such Accepting Class 4 Claim shall be released from the Accepting Class 4 Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Accepting Class 4 Claim and any excess shall constitute Available Cash. If a Disputed Accepting Class 4 Claim becomes Disallowed after the Effective Date, the entire amount of the Accepting Class 4 Claims Fund attributable to such Disputed Accepting Class 4 Claim shall constitute Available Cash.
     If the Debtors elect the Cash Option and if a Disputed Nonaccepting Class 4 Claim becomes an Allowed Claim after the Effective Date following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a) of the Plan, the amount of the Nonaccepting Class 4 Claims Fund attributable to such Disputed Nonaccepting Class 4 Claim shall be released from the Nonaccepting Class 4 Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Claim and any excess shall constitute Available Cash. If a Disputed Nonaccepting Class 4 Claim becomes Disallowed after the Effective Date, the entire amount of the Nonaccepting Class 4 Claims Fund attributable to such Disputed Nonaccepting Class 4 Claim shall constitute Available Cash.
     5. Allowance of Claims
     Disallowance of Claims: Pursuant to sections 105 and 502(d) of the Bankruptcy Code, no Distributions will be made to Holders of Claims held by Entities from which property is recoverable under sections 542, 543, 550, 553, 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code (including the Rights of Action) until such time as such Causes of Action against that Entity have been settled or resolved by a Final Order and all sums due to the respective Debtor or the Liquidating LLC are turned over to the Debtors or the Liquidating LLC. Until such time as any such claim has been settled or resolved by Final Order, the Liquidating LLC shall maintain a reserve in respect of such claim in accordance with Section 8.3 of the Plan.
     Allowance of Claims: Except as expressly provided in the Plan, no Claim shall be deemed Allowed by virtue of the Plan, Confirmation, or any order of the Bankruptcy Court in the Chapter 11 Cases, unless and until such Claim is deemed Allowed under the Bankruptcy Code.
L. Conditions Precedent to Confirmation and Effective Date of the Plan
     1. Conditions Precedent to Confirmation
     It shall be a condition to Confirmation of the Plan that all provisions, terms and conditions of the Plan shall have been approved in the Confirmation Order or waived pursuant to the provisions of Section 10.3 of the Plan.
     2. Conditions Precedent to Occurrence of the Effective Date
     It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 10.3 of the Plan:
(a)	the Confirmation Order shall have been approved by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court, shall not be subject to a pending motion pursuant to section 1144 of the Bankruptcy Code and shall have become a Final Order;

(b)	there shall not be in effect any order, law or regulation staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan;

(c)	all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Liquidating LLC and Reorganized AOLA LLC to perform their respective obligations under the Plan and to permit the Liquidating LLC and Reorganized AOLA LLC to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by the Plan shall have occurred;

(d)	the AOLA Limited Liability Company Agreement and the AOLA Certificate of Conversion to Limited Liability Company shall have been filed with the Secretary of State of the State of Delaware;

(e)	The Debtors shall have sufficient Cash and Assets to permit compliance with the terms and conditions of the Plan, including the payment or reservation for payment of the Retention Payment Fund, Administrative Claims Reserve Fund and Allowed Priority Claims;

(f)	If the Cash Option is elected, the Debtors shall have sufficient Cash to pay, or reserve for the payment of, all Class 4 Claims;

(g)	The Liquidating LLC shall have been created pursuant to the terms of the Plan, the LLC Agents shall have been identified and appointed and the Liquidating LLC Agreement shall have been duly executed and delivered in form and substance acceptable to the Debtors and the Principal Stockholders;

(h)	AOL and the Debtors shall have agreed in writing on the amounts due by AOL to be paid to AOLA under the PR Agreement on or after the PR Transfer Date;

(i)	AOL shall have paid to the Liquidating LLC all amounts due to be paid to the Debtors on or prior to the Effective Date pursuant to Section 6.1(b) of the Plan;

(j)	The Debtors (1) shall have assumed and assigned the PR Agreement and assigned, transferred and conveyed substantially all of the Other PR Assets to the applicable TW Parties in accordance with Section 3.3(c) of the Plan free of any lien, claim or encumbrance except as otherwise agreed by the TW Parties and except as set forth in clause (3) below; (2) shall have executed and delivered instruments of assignment and documents as required by law or as reasonably requested by the TW Parties to evidence such assignments and transfers; and (3) between January 17, 2006 and the Effective Date, shall not knowingly have taken any action to further encumber any of the Other PR Assets except as otherwise agreed by the TW Parties; provided, that any such lien, claim or encumbrance existing or arising as a result of a pre-existing contractual provision, applicable law, local practice or specific direction of the Special Committee of AOLA’s Board of Directors shall not constitute a breach of this clause (3) or clause (1) above; provided, further, that such assignment, transfer and conveyance shall be on an as-is where-is basis, without any further representations or warranties and with no right of indemnity against the Debtors other than indemnity for willful breach of clause (3) of sub-section (j) of Section 10.2 of the Plan;

(k)	The Shut-Down Costs Letter Agreement shall be in full force and effect; and

(l)	all other actions and documents necessary to implement the provisions of the Plan on the Effective Date shall have been, respectively, effected or duly executed and delivered.
     3. Waiver of Conditions
     The Debtors, with the consent of the Principal Stockholders, may waive any of the conditions precedent to Confirmation of the Plan and occurrence of the Effective Date set forth in Article X of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than a proceeding to confirm and/or consummate the Plan.
     4. Effect of Non-Occurrence of Effective Date Conditions
     If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with Article X of the Plan on or before the first Business Day that is more than 120 days after the Confirmation Date or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on motion by the Debtors made prior to the time that all of the conditions have been satisfied or waived, the Bankruptcy Court may vacate the Confirmation Order and the Confirmation Order shall be of no force and effect. Notwithstanding the foregoing, the Confirmation Order shall not be vacated if all of the conditions to the occurrence of the Effective Date set forth in Article X of the Plan are either satisfied or waived, in accordance with the terms of the Plan, prior to entry by the Bankruptcy Court of an order granting the relief requested in such motion.
     If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.
     5. Substantial Consummation of Plan
     Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.
M. Legal Effects of Confirmation of the Plan
     1. Releases
     In consideration of (i) the contributions of certain parties to the Chapter 11 Cases and the waivers of Claims, rights and Causes of Action in Article VII of the Plan, including, but not limited to, the waiver by certain parties (or their affiliates) of rights against one or more of the Debtors and (ii) the Series C Beneficial Interests distributed pursuant to Sections 3.3(c), 3.3(e) and 5.11 of the Plan, the Plan provides for certain waivers, exculpations, releases and injunctions.
     (a) Releases by Debtors and Liquidating LLC.
     On and after the Effective Date, the Debtors, Reorganized AOLA LLC, and the Estates and the Liquidating LLC hereby release and forever discharge:
(i)	all Released Parties and their respective agents (including any attorneys, accountants, advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), and any successors or assigns of the foregoing; and

(ii)	the property of each of the foregoing Persons and Entities,
from any and all Claims and from all Causes of Action that the Debtors or their direct or indirect subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date for Claims or liabilities in connection with or related to the Debtors, the Debtors’ direct and indirect subsidiaries, the Chapter 11 Cases or the Plan; provided, however, that the provisions of Section 11.2(a) of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.
     (b) Releases by Holders of Claims.
     On and after the Effective Date, each Holder of an Accepting Class 4 Claim shall be deemed to have unconditionally and fully waived, released and forever discharged the Released Parties and each of the Released Parties’ respective agents (including any attorneys, accountants, advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), and any successors or assigns of the foregoing, and the property of each of the foregoing Entities or Persons from any and all Claims or Causes of Action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating to or pertaining to (i) the Debtors, the Liquidating LLC or the LLC Agents, (ii) the Chapter 11 Cases and (iii) the negotiation, formulation and preparation of the Plan; provided, however, that the provisions of Section 11.2(b) of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.
     (c) Mutual Releases by and of the Principal Stockholders and the Senior Officers.
     On and after the Effective Date, in accordance with the Secured Retention Bonuses Orders, each Senior Officer and each of the Principal Stockholders, shall be deemed to have released each other, and the property of each other from any and all Claims or Causes of Action whatsoever based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating to or pertaining to (i) the Debtors, the Liquidating LLC or the LLC Agents, (ii) the Chapter 11 Cases and (iii) the negotiation, formulation and preparation of the Plan; provided, however, that the foregoing shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.
     (d) Mutual Releases by and of the Released Parties.
     On and after the Effective Date, each of the Released Parties shall be deemed to have released unconditionally each of the other Released Parties, and the property of each of foregoing Persons or Entities from any and all Claims or Causes of Action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating to or pertaining to (i) the Debtors, the Liquidating LLC or the LLC Agents, (ii) the Chapter 11 Cases and (iii) the negotiation, formulation and preparation of the Plan; provided, however, that the provisions of Section 11.2(c) of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.

     Notwithstanding any provision of the Plan to the contrary, the provisions of Section 11.2 of the Plan shall not act to release the Debtors, Reorganized AOLA LLC, the Liquidating LLC or any other Person from any amounts expressly payable by the Debtors, Reorganized AOLA LLC, the Liquidating LLC or such Person under the Plan or any express obligations by the Debtors, Reorganized AOLA LLC, the Liquidating LLC or such Person pursuant to the Plan.
     2. Exculpation and Limitation of Liability
     None of the Debtors, the Estates, the Released Parties, nor any of the foregoing Entities’ or Persons’ respective agents (including any attorneys, accountants, advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), and no successors or assigns of the foregoing, shall have or incur any liability to any Person or Entity, whether arising under contract, tort, federal or state securities laws, whether known or unknown, foreseen or unforeseen, existing or arising in the future, for any pre-petition or post-petition act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, including, without limitation, the formulating, negotiating or implementing of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities in the Chapter 11 Cases and under the Plan.
     Notwithstanding any other provision of the Plan, no Holder of a Claim or Equity Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Liquidating LLC, the LLC Agents, or any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except to the extent any such act or omission is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct or except on account of a Beneficial Interest distributed to such Holder under the Plan.
     3. Injunction
     On and after the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons and Entities who have held, currently hold or may hold a Claim against or Equity Interest in the Debtors (whether directly or indirectly and whether as a beneficial holder of such Claim or Equity Interest or as a holder of record of such Claim or Equity Interest or otherwise) are permanently enjoined, from and after the Confirmation Date and subject to the occurrence of the Effective Date, from: (i) commencing or continuing in any manner (including by directly or indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC, the LLC Agents or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner or means of any judgment, award, decree or order against the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC, the LLC Agents or their respective properties on account of any such Claim or Equity Interest; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC or the LLC Agents or against the property or interests in property of any of the foregoing Persons or Entities on account of any such Claim or Equity Interest; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due from the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC,

the LLC Agents or against the properties or interests in property of any of the foregoing Persons or Entities on account of any such Claim or Equity Interest; (v) authenticating, delivering or facilitating the delivery of any certificate, including any global note or certificate or other documents evidencing a Holder’s TW Notes or interest in the TW Notes; and (vi) commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the Plan, including the releases and exculpations provided in Section 11.2 and Section 11.3 of the Plan. The foregoing injunction will extend to the benefit of the successors of the Debtors (including, without limitation, Reorganized AOLA LLC), the Liquidating LLC, the LLC Agents and the Persons and Entities entitled to the benefit of the releases and exculpations provided in Section 11.2 and Section 11.3 of the Plan, and their respective properties and interests in property. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.
     All injunctions or stays contained in the Plan or any Final Order shall remain in full force and effect in accordance with their terms, or as provided in the Bankruptcy Code.
     With respect to the matters within the scope of Section 12.1(w) of the Plan, all Persons and Entities shall be and are permanently enjoined from commencing or continuing any such matter except in the Bankruptcy Court and the Bankruptcy Court shall retain jurisdiction over such matters as set forth in Article XII of the Plan.
     4. Indemnification
     The Liquidating LLC shall indemnify and hold harmless (i) the LLC Agents, (ii) all Persons employed by the Liquidating LLC, and (iii) all professionals and other agents retained by the Liquidating LLC and/or the LLC Agents (collectively, the “Indemnified Parties”), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Debtors or the implementation or administration of the Plan, if the Indemnified Parties acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Debtors, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. To the extent the Liquidating LLC indemnifies and holds harmless the Indemnified Parties as provided above, the legal fees and costs related to the defense of such claims giving rise to the right of indemnification shall be paid by the Liquidating LLC.
     5. Term of Existing Injunctions or Stays
     Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date, and thereafter shall be annulled, except as provided for in the Plan.
N. Retention of Jurisdiction
     Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the matters within the scope of Sections 12.1(u), (v), (w), (x) and (y) of the Plan, as to which jurisdiction shall be non-exclusive to the extent such matters are not specifically related to the Chapter 11 Cases, the Plan or any transaction contemplated in the Plan), over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including, without limitation, jurisdiction to:
(a)	Hear and determine any timely objections to Administrative Claims or to proofs of Claims and Interests filed, both before and after the Effective Date, including any objections to the classification of any Claim or Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of, or secured or unsecured status of, any Claim, in whole or in part;

(b)	Grant or deny any applications for allowance of compensation for services rendered and reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

(c)	Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any of the Debtors was or is a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

(d)	Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article VIII of the Plan;

(e)	Decide or resolve any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Liquidating LLC after the Effective Date (to the extent such venue is selected by the Liquidating LLC);

(f)	Enter such orders and take other actions as may be necessary or appropriate to implement or consummate the provisions of the Plan and the Confirmation Order, including, but not limited to, modification or amendment thereof pursuant to Section 13.3 of the Plan, and all contracts, instruments, releases, transactions and other agreements or documents created in connection with the Plan;

(g)	Resolve any cases, controversies, suits or disputes that may arise in connection with or relating to the Plan, the interpretation, implementation or enforcement of the Plan, or any Person’s or Entity’s obligations incurred in connection with the Plan;

(h)	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided in the Plan;

(i)	Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

(j)	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(k)	Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement;

(l)	Enter an order or Final Decree concluding the Chapter 11 Cases;

(m)	Resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the applicable Claims Bar Date, if any, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the Confirmation of the Plan for the purpose of determining whether a Claim or Equity Interest is discharged hereunder or for any other purpose;

(n)	Recover all assets of the Debtors and property of the Estate, wherever located, including any Causes of Action under sections 554 through 550 of the Bankruptcy Code;

(o)	Hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(p)	Hear and resolve all matters involving the nature, existence or scope of the Debtors’ discharge;

(q)	Effectuate performance of or payment of all obligations under the Plan;

(r)	Consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(s)	Issue orders in aid of execution of the Plan;

(t)	Hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code, including the allowance or disallowance and classification of late-filed proofs of claim in accordance with Rule 9006(b) of the Bankruptcy Rules;

(u)	Resolve matters that may arise in connection with the Liquidating LLC or the Liquidating LLC Agreement;

(v)	Issue orders and hear matters in connection with Reorganized AOLA LLC’s sale or disposition of AOL Spain, AOL Brazil or AOL Mexico;

(w)	Issue orders or hear matters in connection with the dissolution of QuotaHolder;

(x)	Resolve any actions or controversies by the LLC Agents or the LLC Administrator;

(y)	Resolve any actions or controversies against the LLC Agents or the LLC Administrator; and

(z)	Resolve any matter relating to or arising out of any action or act taken or omission in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act or omission taken or to be taken in connection with the Chapter 11 Cases commenced against any party in the Chapter 11 Cases, including, without limitation, the Liquidating LLC, the Debtors, Reorganized AOLA LLC, the Principal Stockholder and their respective current and former directors and officers, members, agents, advisors, attorneys, advisors and other professionals and Entities employed pursuant to sections 327 and 1103 of the Bankruptcy Code.
O. Other Provisions
     1. Title to Assets
     Except as otherwise provided by the Plan, on the Effective Date, title to all Assets shall vest in the Liquidating LLC in accordance with section 1141 of the Bankruptcy Code, for purposes of distribution in accordance with the Plan and the Liquidating LLC Agreement.
     2. Releases of All Liens
     On the Effective Date, all Liens on any of the Assets shall be deemed to be released and Claims related thereto shall be paid pursuant to the Plan.
     3. Modification of Plan
     Subject to obtaining the approval of the Principal Stockholders, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to alter, amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, subject to obtaining the approval of the Principal Stockholders, the Debtors or the LLC Agents, as the case may be, may amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified or clarified in accordance with Article XIII of the Plan, unless the proposed alteration, amendment, modification or clarification adversely changes the treatment of the Claim of such Holder.
     4. Discharge of Debtors
     Consistent with section 1141(d)(3) of the Bankruptcy Code, the Plan does not grant AOL Caribbean Basin, AOL Management LLC and Puerto Rico Management Services a discharge. Notwithstanding the foregoing, except as otherwise provided in the Plan, (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, discharge and release of such Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Liquidating LLC and any of their Assets or properties, and (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied and released in full and (3) all Persons and Entities shall be precluded from asserting against the Debtors, the Liquidating LLC or any of their Assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.
     5. Revocation of Plan
     The Debtors reserve the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if the Effective Date does not occur, then the Plan shall be deemed null and void, and of no force or effect.
     6. Successors and Assigns
     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.
     7. Post-Effective Date Fees and Expenses
     From and after the Effective Date, the Liquidating LLC may, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by the LLC Agents and the Liquidating LLC related to implementation and consummation of the Plan.
     8. Allocation of Payments
     Unless otherwise required by law, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated, for income tax purposes, to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
     9. Section 1145 Exemption
     Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under the Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security.
     10. Governing Law
     Except to the extent that other federal law is applicable, or to the extent that an exhibit hereto or to the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York.
     11. Severability
     If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the

Debtors (upon the prior written consent of the Principal Stockholders), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     12. Implementation
     The Debtors shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in the Plan.
     13. Inconsistency
     In the event of any inconsistency among the Plan, the Disclosure Statement, any exhibit to the Plan or to the Plan Supplement or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.
     14. Further Assurances
     The Debtors, Reorganized AOLA LLC, the Liquidating LLC, the LLC Agents and all Holders of Claims and Equity Interests receiving Distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
     15. Exemption from Certain Transfer Taxes
     Pursuant to section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any other Lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be taxed under any law imposing a stamp tax or similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any stamp tax or similar tax.
     16. Compromise of Controversies
     Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, Reorganized AOLA LLC, the Estates, and any Entity holding Claims against the Debtors.
     17. No Admissions
     Notwithstanding anything in the Plan to the contrary, nothing contained in the Plan shall be deemed as an admission by an Entity with respect to any matter set forth in the Plan.
     18. Filing of Additional Documents
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.
     19. Continuing Viability of Other Orders
     Except to the extent expressly modified by the Plan, all Final Orders shall continue in full force and effect.
     20. Closing of Cases
     The LLC Agents shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to obtain a Final Decree closing the Chapter 11 Cases.
ARTICLE VII
VOTING PROCEDURES AND REQUIREMENTS
A. Holders of Claims
     IT IS IMPORTANT THAT HOLDERS OF CLAIMS ENTITLED TO VOTE EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known Holders of Claims entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the official Ballot (or Ballots) that accompanies this Disclosure Statement.
     FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST ACTUALLY BE RECEIVED BY THE BALLOTING AGENT SET FORTH BELOW, NO LATER THAN 4:00 P.M. PREVAILING EASTERN TIME ON APRIL 3, 2006. IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK OR BROKER, OR THE AGENT OF EITHER, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE BALLOTING AGENT BY THE VOTING DEADLINE.
     ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN, WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES OR IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE BALLOTING AGENT AT THE ADDRESS SPECIFIED BELOW:

Balloting Agent Bankruptcy Services, LLC Attn: AOL Latin America 3rd Floor 757 Third Avenue New York, NY 10017 Telephone: (646) 282-2500
     If you wish to obtain an additional copy of the Plan, this Disclosure Statement or any exhibits to such documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please submit your request to Bankruptcy Services, LLC at the foregoing address. In addition, copies of the Plan, this Disclosure Statement and their exhibits is available online at http://www.aola.com.10
B. Classes Entitled to Vote
     Subject to the provisions of the Disclosure Statement Order, any Holder of a Claim against the Debtors as of the Petition Date in Class 3 TW Party Claims and Class 4 General Unsecured Claims which Claim has not been Disallowed by order of the Bankruptcy Court or is not Disputed, shall be entitled to vote to accept or reject the Plan if either (i) such Holder’s Claim has been scheduled by the Debtors (and such Claim is not scheduled as disputed, contingent or unliquidated), or (ii) such Holder has filed a proof of claim on or before the Bar Date.
     Holders of Claims in Class 1 Priority Claims and Class 2 Secured Claims are not entitled to vote to accept or reject the Plan because such Classes are unimpaired by the Plan. Holders of Equity Interests and/or Claims in Class 5 Existing Series C Interests, Class 6 Other Equity Interests and Class 7 Subordinated Claims are not entitled to vote to accept or reject the Plan because Class 5 Existing Series C Interests, Class 6 Other Equity Interests and Class 7 Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.
     Unless otherwise permitted in the Plan, the Holder of any Disputed Claim is not entitled to vote with respect to such Disputed Claim, unless the Bankruptcy Court, upon application by such Holder, temporarily allows such Disputed Claim for the limited purpose of voting to accept or reject the Plan. Any such application must be heard and determined by the Bankruptcy Court prior to the Confirmation Hearing. A vote on the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.
C. Vote Required for Acceptance by Classes of Claims
     The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which actually cast ballots for acceptance or rejection of the Plan. Thus, acceptance by a class of claims occurs only if at least two-thirds in dollar amount and a majority in number of the Holders of such claims voting cast their ballots in favor of acceptance.

[10]	Copies of the Plan and the Disclosure Statement will be available online on AOLA’s website after entry of the Disclosure Statement Order.

     CREDITORS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE DISCLOSURE STATEMENT ORDER AND THE PLAN FOR A FULL UNDERSTANDING OF VOTING REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, USE OF BALLOTS.
ARTICLE VIII
CONFIRMATION OF THE PLAN
     Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.
A. Confirmation Hearing
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for April 25, 2006 at 2:00 p.m. (prevailing Eastern Time) before the Hon. Mary F. Walrath in United States Bankruptcy Court for the District of Delaware, 824 Market Street, 5th Floor, Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.
     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court and set forth the name of the objecting party, the nature and amount of the Claim or Equity Interest held or asserted by the objecting party against the Debtors’ estates or property, the basis for the objection and the specific grounds therefor. The objection, together with proof of service thereof, must then be filed with the Bankruptcy Court, with a copy to chambers, and served upon (i) co-counsel to the Debtors, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 (Attn: Douglas P. Bartner, Esq./Michael H. Torkin, Esq.); (ii) co-counsel to the Debtors, Young Conaway Stargatt & Taylor LLP, The Brandywine Building, 1000 West Street, 17th Floor, P.O. Box 391, Wilmington, Delaware 19801 10036 (Attn: Pauline K. Morgan, Esq./Edmon L. Morton, Esq.); (iii) the Office of the United States Trustee, J. Caleb Boggs Federal Building, 844 King Street, 2nd Floor, Wilmington, Delaware 19801 (Attn: David Klauder, Esq.); (iv) counsel to Time Warner Inc. and America Online, Inc., Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 (Attn: Elisha D. Graff, Esq.); and (v) counsel to the Cisneros Group Parties, Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022 (Attn: Benjamin Mintz, Esq.).
     Objections to confirmation of the Plan are governed by Federal Rule of Bankruptcy Procedure 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY AND PROPERLY SERVED AND FILED BY APRIL 3, 2006 AT 4:00 P.M. (PREVAILING EASTERN TIME), IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B. Requirements for Confirmation of the Plan
     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (a) is accepted by all impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, (b) is feasible and (c) is in the “best interests” of Holders of Claims and Equity Interests impaired under the Plan.
     1. Acceptance
     Claims in Class 1 and Class 2 are unimpaired by the Plan, and the Holders thereof are conclusively presumed to have accepted the Plan.
     Claims in Class 3 and Class 4 are impaired and the Holders of such Claims are entitled to vote on the Plan. Pursuant to the Support Agreement, Time Warner and AOL have agreed to vote to accept a plan of reorganization or liquidation that constitutes a “Qualified Plan” as such term is defined in the Support Agreement. The Debtors and the TW Parties agree that the Plan constitutes a “Qualified Plan.” Accordingly, the Debtors believe that, consistent with their obligations under the Support Agreement, Holders of Class 3 TW Party Claims will vote to accept the Plan.
     Holders of Class 5 and Class 6 Equity Interests and Holders of Class 7 Subordinated Claims are deemed to have rejected the Plan because they will not receive a Distribution from the Debtors under the Plan.
     2. Fair and Equitable Test
     The Debtors will seek to confirm the Plan notwithstanding the nonacceptance or deemed nonacceptance of the Plan by any impaired Class of Claims or Interests. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or equity interests. The Debtors believe that the Plan satisfies this requirement.
     The Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and equity interests, as follows:
     (a) Secured Claims: Either the plan must provide: (i) for the holders of such claims to retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and each holder of a claim receives deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estate’s interest in such property; (ii) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale; or (iii) for the realization by such holders of the indubitable equivalent of such claims.
     (b) Unsecured Claims: Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.
     (c) Equity Interests: Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (y) the fixed liquidation preference or redemption price, if any, of such stock or (z) the value of the stock, or (ii) the holders of equity interests that are junior to the stock will not receive any property under the plan.
     THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NON-CONSENSUAL BASIS (PROVIDED AT LEAST ONE IMPAIRED CLASS OF CLAIMS VOTES TO ACCEPT THE PLAN). THE DEBTORS BELIEVE THAT, CONSISTENT WITH THEIR OBLIGATIONS UNDER THE SUPPORT AGREEMENT, HOLDERS OF CLASS 3 TW PARTY CLAIMS WILL VOTE TO ACCEPT THE PLAN. ACCORDINGLY, THE DEBTORS BELIEVE THEY WILL DEMONSTRATE AT THE CONFIRMATION HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS.
C. Feasibility
     The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor other than as set forth in such plan. The Plan contemplates that all Assets of the Debtors, excluding the Retained Assets, will be transferred to the Liquidating LLC. The Retained Assets will vest in Reorganized AOLA LLC. The Liquidating LLC will hold 100% of the limited liability company interests of Reorganized AOLA LLC. The Debtors believe that all the Assets of the Debtors, including the Retained Assets, ultimately will be disposed of and all proceeds of the Assets will be distributed by the Liquidating LLC in accordance with the terms of the Plan. Since no further financial reorganization of the Debtors will be possible, the Debtors believe that the Plan meets the feasibility requirement. In addition, based upon the availability of Assets for distribution, the Debtors believe that sufficient funds will exist at confirmation to make all payments required by the Plan including to fund the development of AOL Spain’s operating business and to fund the wind downs contemplated by the Plan.
     “Best Interests” Test
     With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each Holder of an impaired Claim or Equity Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.
     This analysis requires the Bankruptcy Court to determine what the Holders of Allowed Claims and Allowed Equity Interests in each impaired Class would receive from the liquidation of the Debtors’ Assets and properties in the context of chapter 7 liquidation cases. The value available for distribution to unsecured creditors and the Holders of Equity Interests would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.
     The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys, real estate brokers, accountants and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11

Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of any official committees that are allowed in the chapter 7 cases.
     The foregoing types of Claims and such other claims which may arise in the liquidation cases or result from the pending Chapter 11 Cases would be entitled to be paid in full from the unencumbered liquidation proceeds, if any, before the balance of those proceeds would be made available to pay prepetition Claims.
     To determine if the Plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the Debtors’ unencumbered assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of Claims and Equity Interests under the Plan.
     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee and (b) the anticipated erosion in value of assets in a chapter 7 case resulting from the “forced sale” atmosphere that would prevail, the Debtors believe that confirmation of the Plan will provide each Holder of an Allowed Claim with more than the amount it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.
ARTICLE IX
FINANCIAL INFORMATION
     The Debtors have filed Statements of Financial Affairs and Schedules of Assets and Liabilities with the Bankruptcy Court as required by the Bankruptcy Code. As debtors in possession, the Debtors have filed and will continue to file monthly operating reports required by the United States Trustee operating guidelines. This financial information may be examined in the Bankruptcy Court Clerk’s Office. Also, attached to this Disclosure Statement as Exhibit B is the Debtors’ most current unaudited balance sheet.
ARTICLE X
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
     If the Plan is not confirmed and consummated, the alternatives include (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code or (b) dismissal of the Chapter 11 Cases.
A. Liquidation Under Chapter 7
     If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to their creditors. The Debtors believe that conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code would result in diminished distributions to creditors due to the projected reduced value the Debtors’ estates would realize from their remaining assets due to the “forced sale” environment of a chapter 7 liquidation and the increased costs of administration. Moreover, the enhanced distribution to Holders of Class 4 General Unsecured Claims described above and the turnover to Holders of Class 5 Existing Series C Interests would not be available in a chapter 7 proceeding. The Debtors’ liquidation analysis is attached to this Disclosure Statement as Exhibit C.

B. Alternative Chapter 11 Plan
     If the Plan is not confirmed, the Debtors or any of the parties in interest could attempt to formulate a different chapter 11 plan. In light of the additional administrative expenses attendant to an alternative plan, it is doubtful that sufficient funds would be available to pay such expenses and confirm an alternative plan. The Debtors believe that the Plan described herein will provide the greatest and most expeditious return to creditors.
ARTICLE XI
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
     The following is a discussion of certain significant U.S. federal (“federal”) income tax considerations of the Plan under the Internal Revenue Code of 1986, as amended (the “Code”) to the Holders of Class 4 General Unsecured Claims (“GUC Holders”). This general description does not, except to the limited extent provided in the second following paragraph, discuss any aspects of federal income taxation that may be relevant to the TW Parties, the Cisneros Group or AOLA. In addition, this general discussion does not address all aspects of federal income taxation that may be relevant to the GUC Holders and does not discuss any aspect of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, substantial uncertainties, resulting from the lack of a definitive judicial or administrative authority and interpretation, apply to various tax aspects of the transactions discussed herein. THE TW PARTIES, THE CISNEROS GROUP AND THE GENERAL UNSECURED CREDITORS ARE EACH URGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISOR FOR THE TAX CONSEQUENCES PARTICULAR TO THEM FROM THE IMPLEMENTATION OF THE PLAN.
A. IRS Circular 230 Disclosure
     To ensure compliance with requirements imposed by the Internal Revenue Service, any tax advice contained in this disclosure statement is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding tax-related penalties that may be imposed on the person. Tax advice contained in this disclosure statement is written to support the matters addressed by the disclosure statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
B. Certain Federal Income Tax Consequences of the Reorganization
     The liquidation of the Dissolving Debtors, the conversion of AOLA into Reorganized AOLA LLC, and the subsequent vesting of the Reorganized AOLA LLC interests into Liquidating LLC should be treated for federal income tax purposes as follows (and as occurring in the following order): (i) the liquidation, under section 332 of the Code, of each of AOL Caribbean Basin and Puerto Rico Management Services with and into AOLA, (ii) the transfer of the assets of AOLA, including the Other PR Assets and the PR Agreement, to the TW Parties with respect to the TW Party Claims (subject to Time Warner’s turnover obligation described in Sections 3.3(c), 3.3(e) and 5.11 of the Plan to the Cisneros Group Parties) and the GUC Holders (but, as to the GUC Holders, if the LLC Option is elected, excluding the Other PR Assets and the PR Agreement and, if the LLC Option is not elected, assets consisting solely of cash), and (iii) (a) if the LLC Option is elected, the contribution of the assets of AOLA (other than the Other PR Assets and the PR Agreement) by Time Warner and the GUC Holders to Liquidating LLC in exchange for interests in Liquidating LLC and the substantially concurrent turnover, on behalf of and at the direction of Time Warner, of the Series C Beneficial Interest to the Cisneros Group

Parties or (b) if the Cash Option is elected, the turnover of a portion of the AOLA assets to the Cisneros Group Parties and the contribution of the AOLA assets (other than the Other PR Assets and the PR Agreement) by Time Warner and the Cisneros Group Parties in exchange for interests in Liquidating LLC. Under the plan, each holder of a beneficial interest in the Liquidating LLC (or any transferees), AOLA, Reorganized AOLA LLC or the Liquidating LLC has agreed to take the position described in this paragraph for federal income tax purposes unless otherwise required by law.
C. Certain Federal Income Tax Consequences to GUC Holders
     In general, a GUC Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash (or the fair market value of the property if the LLC Option is elected) received by such GUC Holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest) and (ii) the GUC Holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).
     Pursuant to the Plan, distributions to any GUC Holder will be allocated first to the original principal amount of such Claim as determined for federal income tax purposes, and then, to the extent the consideration exceeds such amount, to accrued but unpaid interest. However, there is no assurance that the IRS would respect such allocation for federal income tax purposes.
     In general, to the extent that an amount received by a GUC Holder is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the GUC Holder as interest income (if not previously included in the GUC Holder’s gross income). Conversely, a GUC Holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each GUC Holder is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for federal income tax purposes.
     If a GUC Holder receives an interest in Liquidating LLC, such holder will be a partner in a partnership for U.S. federal income tax purposes. As an entity taxed as a partnership, Liquidating LLC itself will not be subject to U.S. federal income tax. Liquidating LLC will file an annual partnership information return with the IRS that reports the results of its operations. Each member of Liquidating LLC, including the GUC Holders if they receive interests in Liquidating LLC, will be required to take into account on the member’s income tax return the member’s distributive share of Liquidating LLC’s net long-term capital gain or loss, net short-term capital gain or loss and all items of ordinary income or loss. Each member will be taxed on the member’s distributive share of Liquidating LLC’s taxable income and gain regardless of whether the member has received or will receive a distribution from Liquidating LLC. A member may have taxable income for a taxable year for which it has incurred an economic loss with respect to its interest in Liquidating LLC.
ARTICLE XII
CONCLUSION AND RECOMMENDATION
     The Debtors and the Principal Stockholders all believe that the Plan is in the best interests of all Holders of Claims and urge the Holders of impaired Claims in Class 3 TW Party Claims and Class 4 General Unsecured Claims to vote to accept the Plan and to evidence such acceptance by returning their ballots to the Balloting Agent at the address set forth in Article VII of this Disclosure Statement so that they will be actually received by the Balloting Agent on or before 4:00 p.m., prevailing Eastern Time, on April 3, 2006.

Dated:	Wilmington, Delaware February 23, 2006

Respectfully Submitted, AMERICA ONLINE LATIN AMERICA, INC.
By:	/s/ Osvaldo Baños
	Name:	Osvaldo Baños
	Title:	EVP and CFO

AOL PUERTO RICO MANAGEMENT SERVICES, INC.
By:	/s/ Mario Martin Lanzoni
	Name:	Mario Martin Lanzoni
	Title:	Treasurer

AMERICA ONLINE CARIBBEAN BASIN, INC.
By:	/s/ Mario Martin Lanzoni
	Name:	Mario Martin Lanzoni
	Title:	Treasurer

AOL LATIN AMERICA MANAGEMENT LLC
By:	/s/ Osvaldo Baños
	Name:	Osvaldo Baños
	Title:	Manager

EXHIBIT A
JOINT PLAN OF REORGANIZATION AND LIQUIDATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

- — - — - — - — - — - — - — - — - — - — - — - — - — - —	x
In re:	:
	:	Chapter 11
AMERICA ONLINE LATIN AMERICA,	:	Case No. 05-11778 (MFW)
INC., et al.,[1]	:
	:	(Jointly Administered)
:
Debtors.	:
- — - — - — - — - — - — - — - — - — - — - — - — - — - —	x
JOINT PLAN OF REORGANIZATION AND LIQUIDATION PURSUANT TO
CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
SHEARMAN & STERLING LLP
Douglas P. Bartner
Michael H. Torkin
Michael Pardo
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 848-4000
Facsimile: (212) 848-7179
          – and –
YOUNG CONAWAY STARGATT
& TAYLOR, LLP
Pauline K. Morgan (Del. 3650)
Edmon L. Morton (Del. 3856)
Margaret B. Whiteman (Del. 4652)
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Co-Counsel for the Debtors and Debtors in Possession
Dated: January 17, 2006

[1]	In addition to America Online Latin America, Inc., the other debtors herein are AOL Latin America Management LLC, AOL Puerto Rico Management Services, Inc. and America Online Caribbean Basin, Inc.

DEBTORS’ JOINT PLAN OF REORGANIZATION AND LIQUIDATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
     America Online Latin America, Inc., AOL Latin America Management LLC, AOL Puerto Rico Management Services, Inc. and America Online Caribbean Basin, Inc., debtors and debtors in possession in the above-captioned cases, hereby respectfully propose the following Joint Plan of Reorganization and Liquidation under chapter 11 of the Bankruptcy Code. The only Persons and Entities entitled to vote on the Plan are the Holders of Class 3 Claims and Class 4 Claims and such Holders are encouraged to read the Plan and the accompanying Disclosure Statement and their respective exhibits in their entirety before voting to accept or reject the Plan. No materials other than the Plan, the Disclosure Statement and their respective exhibits and schedules, if any, attached thereto or referenced therein have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.
ARTICLE I
DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1	Defined Terms
     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:
     “Accepting Class 4 Claim” means an Allowed Class 4 General Unsecured Claim entitled to vote on this Plan that (a) during the Solicitation Period, votes to accept this Plan and does not expressly “opt out” of the General Release by returning a Ballot electing to “opt out” of such General Release or (b) following the Solicitation Period, executes an agreement, in form and substance reasonably satisfactory to the TW Parties, providing the General Release.
     “Accepting Class 4 Claims Fund” means, if the Cash Option is elected, a fund, which shall be held by the Liquidating LLC to ensure that Disputed Accepting Class 4 Claims receive their ratable Distribution if such Claims ultimately become Allowed, consisting of an amount in Cash equal to the difference between (a) the aggregate amount of Accepting Class 4 Claims, minus (b) the aggregate amount paid to Accepting Class 4 Claims on the Effective Date.
     “Accepting Class 4 Distribution Amount” means the aggregate of the Supplemental Distribution Amounts for all Accepting Class 4 Claims.
     “Accepting Class 4 Claim Payment” means, as to each Holder of an Accepting Class 4 Claim, an amount of Cash equal to (a) such Holder’s PR Distribution Amount, (b) such Holder’s Additional Distribution Amount and (c) such Holder’s pro rata share of the Turnover Amount, which collectively shall equal 100% of the Allowed amount of such Accepting Class 4 Claim Holder’s Allowed Claim.
     “Additional Distribution Amount” means, as to each Holder of a Class 4 General Unsecured Claim, an amount of Cash that such Holder is entitled to receive in order to maintain pari passu treatment with the TW Parties as a result of the TW Parties’ agreement to turn over the Turnover Amount or any actual distribution on the Effective Date of Net Available Cash on account of the Series B Beneficial Interests or Series C Beneficial Interests.
     “Administrative Claim” means a Claim for costs and expenses of administration under section 503(b)(1) or 507(b) of the Bankruptcy Code, including for: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for services and reimbursement of expenses under section 330(a) or 331 of the Bankruptcy Code and other Professional Fees; (c) any indebtedness or obligations incurred by or assumed by the Debtors during the Chapter 11 Cases; and (d) all fees and charges assessed against the Estates under 28 U.S.C. §§ 1911-1930.

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     “Administrative Claim Bar Date” means the date that is forty-five (45) days after the Effective Date.
     “Administrative Claims Reserve Fund” means such amount of Cash which is allocable to Administrative Claims (other than Retention Payments) under any applicable line items in the Budget, as the Debtors shall determine to be necessary to retain on the Effective Date in respect of unpaid Allowed Administrative Claims (other than Retention Payments) and Professional Fees or, if Disputed, for the purpose of paying such Disputed amounts to the extent such Disputed amounts become Allowed. The amount of the Administrative Claims Reserve Fund shall be disclosed in a notice included in the Plan Supplement.
     “Allowed” means any Claim or portion thereof against any Debtor, (a) proof of which was filed within the applicable period of limitation, if any, fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, (ii) any objection has been settled, waived, withdrawn or denied by a Final Order or (iii) if an objection has been interposed, such Claim as has been allowed (whether in whole or in part) by a Final Order, (b) which, if no proof of claim was so filed, has been listed by a Debtor in its Schedules, if any, as liquidated in an amount and not disputed or contingent and as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or (ii) any objection has been settled, waived, withdrawn or denied by a Final Order or (iii) if an objection has been interposed, such Claim as has been allowed (whether in whole or in part) by a Final Order, (c) which Claim arises from the recovery of property under section 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code, (d) which Claim is expressly allowed under the Plan, (e) which Claim is allowed by a Final Order or (f) which Claim is not otherwise objected to or disputed; provided, however, that with reference to any Claim, the term “Allowed” for purposes of distribution under the Plan shall not include, unless otherwise specified in the Plan, interest on such Claim from and after the Petition Date.
     “AOL” means America Online, Inc.
     “AOL Brazil” means AOL Brasil Ltda.
     “AOL Brazil Equity Interests” means all equity in AOL Brazil owned directly by AOL Spain, including, but not limited to, all issued, unissued, authorized or outstanding shares, stock or quotas, together with any warrants, options or contract rights to purchase or acquire such interests at any time held directly by AOL Spain.
     “AOL Caribbean Basin” means America Online Caribbean Basin, Inc.
     “AOL General Unsecured Claim” means all prepetition Claims against the Debtors held by AOL (the total of which equals $1,592,430).
     “AOL License” means that certain AOL License Agreement dated as of August 7, 2000, by and between AOL and AOLA, as amended.
     “AOL License Rejection Claims” means any Claims of the TW Parties arising from the Debtors’ rejection of the AOL License.
     “AOL Management LLC” means AOL Latin America Management LLC.
     “AOL Mexico” means AOL S. de R.L. de C.V.
     “AOL Mexico Equity Interests” means all equity in AOL Mexico owned directly by AOLA, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock or quotas, together with any warrants, options or contract rights to purchase or acquire such interests at any time held directly by AOLA.
     “AOL Puerto Rico” means AOL Caribbean Basin and Puerto Rico Management Services, collectively.

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     “AOL Spain” means AOL Latin America, S.L.
     “AOL Spain Equity Interests” means any equity interest in AOL Spain, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock or quotas, together with any warrants, options or contract rights to purchase or acquire such interests at any time.
     “AOL Venezuela” means AOL Venezuela S.R.L.
     “AOL Venezuela Equity Interests” means all equity in AOL Venezuela owned directly by AOLA, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock or quotas, together with any warrants, options or contract rights to purchase or acquire such interests at any time held directly by AOLA.
     “AOLA” means America Online Latin America, Inc.
     “AOLA Certificate of Conversion to Limited Liability Company” means the certificate of conversion to limited liability company of Reorganized AOLA LLC, which shall be filed with the Secretary of State of the State of Delaware on or before the Effective Date and which shall be in form and substance satisfactory to the Debtors and the Principal Stockholders.
     “AOLA Limited Liability Company Agreement” means the limited liability company agreement of Reorganized AOLA LLC, which shall be filed with the Secretary of State of the State of Delaware on or before the Effective Date, the form of which shall be filed in the Plan Supplement and which shall be in form and substance satisfactory to the Debtors and the Principal Stockholders.
     “Assets” means any and all real or personal property of any nature, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, claims, Rights of Action and any other general intangibles of the Debtors, as the case may be, of any nature whatsoever, including, without limitation, the property of the Estates pursuant to section 541 of the Bankruptcy Code.
     “Assumed Benefit Plans” means certain of the Debtors’ employment and severance policies, and compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, and life, accidental death and dismemberment insurance plans that the Debtors intend to assume pursuant to Section 6.4(a), as shall be disclosed by the Debtors in a notice to be included in the Plan Supplement.
     “Available Cash” means the Liquidating LLC’s aggregate Cash on hand as of any Distribution Date, less an amount necessary to pay or reserve for, without duplication (i) the Administrative Claims Reserve Fund, (ii) the Liquidating LLC Expense Reserve, (iii) if (A) the LLC Option is elected, a Disputed General Unsecured Claims Fund or (B) if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund, (iv) the Retention Payment Fund, (v) the Disputed Priority Claims Fund, (vi) the PR Distribution Amount for all Allowed Class 4 General Unsecured Claims, (vii) Priority Tax Claims, (viii) Class 1 Claims and (ix) Class 2 Claims.
     “Ballot” means a ballot for voting to accept or reject the Plan distributed to Holders of Claims entitled to vote on the Plan.
     “Bankruptcy Code” means title 11 of the United States Code as in effect on the Petition Date, as it has been or may after the Petition Date be amended to the extent applicable to the Chapter 11 Cases.
     “Bankruptcy Court” means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code or the General

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Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the General Orders or local rules of the Bankruptcy Court, each as in effect on the Petition Date and as each has been or may after the Petition Date be amended to the extent applicable in the Chapter 11 Cases.
     “Bar Date” means the applicable date by which proofs of claim must be filed in the Chapter 11 Cases, as set forth in the Bar Date Order.
     “Bar Date Order” means the Order (1) Fixing Deadlines for the Filing of Proofs of Claim and (2) Approving the Form and Manner of Notice with Respect Thereto, entered by the Bankruptcy Court on August 26, 2005.
     “Budget” means the budget included in the Plan Supplement, in form and substance acceptable to the Principal Stockholders, which sets forth the estimated expenses of the wind-down of the Debtors (and the Debtors’ contribution, if any, to the wind-down of the Debtors’ non-debtor subsidiaries) from and after the Effective Date, as the same may be amended from time to time by the LLC Agents in accordance with (and not in any way inconsistent with) the terms of this Plan, and which is incorporated by reference in its entirety in this Plan.
     “Business Day” means any day, other than a Saturday, Sunday or a “legal holiday”, as defined in Bankruptcy Rule 9006(a).
     “Cash” means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents.
     “Cash Option” means the election to distribute Cash to Holders of Class 4 General Unsecured Claims pursuant to Section 3.3(d)(i)(B) of the Plan.
     “Causes of Action” means all actions, causes of action, suits, debts, dues, sums of money, account, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances or trespasses whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity or otherwise.
     “Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court, being jointly administered under Case No. 05-11778 (MFW).
     “Cisneros Group Parties” means Aspen Investments LLC, Atlantis Investments LLC and trusts established by Gustavo and Ricardo Cisneros principally for the benefit of themselves and their families.
     “Claim” means a claim as defined in section 101(5) of the Bankruptcy Code against any of the Debtors, whether or not asserted.
     “Class” means a class of Claims or Equity Interests as set forth in Article III of the Plan.
     “Class 4 General Unsecured Claim” means any Claim against any of the Debtors that is not a Secured Claim, a TW Party Claim, an AOL License Rejection Claim, a Subordinated Claim, an Administrative Claim, a Priority Claim or a Priority Tax Claim, but including without limitation, Claims arising from the rejection of an unexpired lease or executory contract pursuant to Section 6.1(a) of the Plan or otherwise.
     “Confirmation” means the confirmation of the Plan by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code.

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     “Confirmation Date” means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.
     “Confirmation Hearing” means the hearing or hearings to consider Confirmation of this Plan held pursuant to section 1128 of the Bankruptcy Code.
     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, in form and substance acceptable to the Debtors and the Principal Stockholders.
     “D&O Indemnity Claim” means any Claim of any Indemnified Employee solely in respect of indemnification obligations owed to such Indemnified Employee by any Debtor.
     “D&O Insurance Policy” means AOLA’s director and officer insurance policy maintained by National Union Fire Insurance Company of Pittsburgh, PA, identified as policy number of 493-29-72, as amended, restated or extended.
     “Debtors” means AOLA, AOL Caribbean Basin, AOL Management LLC and Puerto Rico Management Services, as debtors and debtors in possession in the Chapter 11 Cases.
     “Delaware General Corporation Law” means title 8 of the Delaware Code, as now in effect or hereafter amended.
     “Delaware Limited Liability Company Act” means title 6 of the Delaware Code, as now in effect or hereafter amended.
     “Disallowed” means, as to any Claim against the Debtors, one that has been disallowed, in whole or in part, by a Final Order, or which has been withdrawn, in whole or in part, by the Holder thereof.
     “Disclosure Statement” means the disclosure statement for this Plan, filed concurrently herewith, and approved by the Bankruptcy Court as containing adequate information on or about February 23, 2006.
     “Disputed” means, with respect to any Claim, any Claim: (a) that is listed on the Schedules as unliquidated, disputed or contingent; (b) as to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been settled, waived, withdrawn or determined by a Final Order; (c) during the period prior to the deadline fixed by the Plan or the Bankruptcy Court for objecting to such Claim, that exceeds the amount listed on the Schedules other than as unliquidated, disputed or contingent; or (d) that is neither Allowed nor Disallowed.
     “Disputed General Unsecured Claims Fund” means, if the LLC Option is elected, a fund, which shall be held by the Liquidating LLC to ensure that Disputed Class 4 General Unsecured Claims receive their ratable Distribution if such Claims ultimately become Allowed, consisting of such amount of Cash which is allocable to Disputed Class 4 General Unsecured Claims, as the LLC Agents shall determine to be necessary to retain in connection with a Distribution to Holders of Allowed Class 4 General Unsecured Claims (including a Distribution of the PR Distribution Amount).
     “Disputed Priority Claims Fund” means a fund, which shall be held by the Liquidating LLC in order to ensure that Disputed Priority Claims and Disputed Priority Tax Claims receive their ratable Distribution if such Claims ultimately become Allowed, consisting of such amount of Cash which is allocable to Disputed Priority Claims and Disputed Priority Tax Claims, as the LLC Agents shall determine to be necessary to retain.
     “Dissolving Debtors” means AOL Caribbean Basin, AOL Management LLC and Puerto Rico Management Services.

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     “Distribution” means the Liquidating LLC Interests, Cash or Assets to be distributed to Holders of Allowed Claims under the terms of this Plan.
     “Distribution Date” means any date on which the Debtors or the Liquidating LLC make a Distribution pursuant to this Plan.
     “Effective Date” means the first Business Day on which all conditions specified in Article X of the Plan have been satisfied or, if capable of being waived, have been waived in accordance with Section 10.3 hereof.
     “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.
     “Equity Interest” means any equity interest in one or more of the Debtors, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock or quotas, together with any warrants, options or contract rights to purchase or acquire such interests at any time.
     “Estates” means the estates of the Debtors created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Executive Employment Agreements” means (a) the Letter of Employment between AOLA and Charles M. Herington, dated July 31, 2000, as amended by the Amendment to Letter of Employment between AOLA and Charles M. Herington, dated December 15, 2000, (b) the Letter of Employment between AOLA and Osvaldo Baños, dated July 26, 2002, (c) the Executive Retention Agreement dated as of June 16, 2005, between AOLA and Osvaldo Baños and (d) any separation or similar agreement between AOLA and Charles M. Herington or Osvaldo Baños, approved by the Special Committee to AOLA’s Board of Directors.
     “Existing Series C Interests” means the Equity Interests arising under or in connection with the Series C Redeemable Convertible Preferred Stock of AOLA.
     “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.
     “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which such order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review, rehearing or certiorari has expired and no appeal or petition for review, rehearing or certiorari has been timely taken, or as to which any appeal that has been taken or any petition for review, rehearing or certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought.
     “General Release” means the releases granted pursuant to Section 11.2(b) of the Plan.
     “Holder” means the beneficial holder of any Claim or Equity Interest.
     “Impaired” means a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
     “Indemnified Employee” means any individual entitled to indemnification by the Debtors solely by reason of such individual’s service as a director, officer or manager (in the case of a limited liability company) of one or more of the Debtors, or as a director, officer or manager (in the case of a limited liability company) of any other corporation, partnership, joint venture or other enterprise, including, without limitation, direct or indirect subsidiaries of the Debtors and any individual disclosed in a notice to be included in the Plan Supplement, in each case, solely to the extent provided in the Debtors’ constituent documents, the D&O Insurance Policy, by a written agreement with the Debtors or pursuant to applicable Delaware General Corporation Law (for the avoidance of

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doubt, any individual serving as a director or officer of any direct or indirect subsidiary of AOLA shall be deemed to be serving as such director or officer at the request of AOLA for purposes of the constituent documents of AOLA).
     “Indemnified Parties” has the meaning set forth in Section 11.5 of the Plan.
     “Intercompany Claim” means (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor, (b) any Claim that is not reflected in such book entries and is held by one Debtor against any other Debtor or (c) any Equity Interest in a Debtor held by AOLA.
     “Interests” means (a) the Equity Interests and (b) equity securities as defined in section 101(16) of the Bankruptcy Code.
     “Interim Compensation Order” means the Order Pursuant to sections 105(a) and 331 of the Bankruptcy Code Establishing Procedures for Interim Monthly Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on July 14, 2005.
     “Key Employee” means each of David A. Bruscino, the general counsel of AOLA, Martín Lanzoni, the treasurer and controller of AOLA, Brian L. Heller, the associate general counsel of AOLA, Jorge Sanabria, the systems manager of AOLA and any other Person who may in the future be entitled to amounts payable under a Retention Agreement.
     “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code against property of any of the Debtors.
     “Liquidating LLC” means the limited liability company created pursuant to the Liquidating LLC Agreement, Section 5.15 of this Plan and the Confirmation Order.
     “Liquidating LLC Agreement” means the limited liability company agreement that documents the powers, duties and responsibilities of the LLC Agents, which agreement shall be in form and substance acceptable to the Debtors and the Principal Stockholders and shall be included in the Plan Supplement.
     “Liquidating LLC Expense Reserve” means a reserve of Cash in such amount determined from time to time by the LLC Agents to be sufficient to pay the expenses of the Liquidating LLC. The amount of the Liquidating LLC Expense Reserve as of the Effective Date shall be equal to an amount to be disclosed in a notice that will be included in the Plan Supplement and which amount will be revised from time to time in the discretion of the LLC Agents.
     “Liquidating LLC Interests” means the Series A-1 Beneficial Interests, the Series A-2 Beneficial Interests, the Series B Beneficial Interests and the Series C Beneficial Interests.
     “LLC Administrator” means the individual designated by the LLC Agents to oversee and administer the day-to-day aspects of the liquidation and wind-down effected by the Liquidating LLC. If the LLC Option is elected, the identity of the LLC Administrator shall be disclosed in a notice filed with the Bankruptcy Court on or before the Effective Date.
     “LLC Agents” means the individuals appointed to serve as LLC Agents and administer the Liquidating LLC. The identity of the LLC Agents shall be disclosed in a notice included in the Plan Supplement.
     “LLC Option” means the election to distribute Liquidating LLC Interests to Holders of Class 4 General Unsecured Claims pursuant to Section 3.3(d)(i)(A) of the Plan.
     “Net Available Cash” means Available Cash less (x) an amount necessary to pay Distributions on account of the Series A-1 Beneficial Interests and the Series A-2 Beneficial Interests, if the LLC Option is elected, and (y) $5,363,028 (which amount was determined by taking 40% of the difference between (a) the Net PR Value and (b) the amount of the Allowed AOL General Unsecured Claim).

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     “Net PR Value” means $15 million.
     “Nonaccepting Class 4 Claim” means any Class 4 Claim that is not an Accepting Class 4 Claim.
     “Nonaccepting Effective Date Payment” means an amount of Cash equal to the sum of (a) the PR Distribution Amount plus (b) the Additional Distribution Amount distributed to Holders of Allowed Nonaccepting Class 4 Claims on the Effective Date.
     “Nonaccepting Class 4 Claims Fund” means, if the Cash Option is elected, an amount of Cash equal to the difference between (a) the aggregate amount of Nonaccepting Class 4 Claims minus (b) the aggregate amount of the Nonaccepting Effective Date Payment.
     “Other Equity Interests” means Equity Interests other than Existing Series C Interests.
     “Other PR Assets” means substantially all of AOL Puerto Rico’s Assets (that are anticipated to be owned or held by AOL Puerto Rico immediately prior to the Effective Date), executory contracts and unexpired leases, in each case, as set forth in the Plan Supplement ; provided, however, that Other PR Assets shall not include any executory contracts and unexpired leases to the extent that such executory contracts or unexpired leases expire in accordance with their terms on or before the Effective Date.
     “Person” means a person as defined in section 101(41) of the Bankruptcy Code.
     “Petition Date” means June 24, 2005.
     “Plan” means this Joint Plan of Reorganization and Liquidation under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order.
     “Plan Documents” means the agreements, documents and instruments to be entered into on or as of the Effective Date as contemplated by, and in furtherance of, the Plan substantially in the forms contained in the exhibits to the Plan, Disclosure Statement and Plan Supplement, and otherwise in form and substance satisfactory to the Debtors.
     “Plan Supplement” means the compilation of documents and forms of documents and exhibits substantially in the forms filed with the Bankruptcy Court not less than five (5) days prior to the conclusion of the Solicitation Period, as such documents and exhibits may be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules.
     “PR Agreement” means that certain letter agreement between AOL and AOLA dated as of December 1, 2000, regarding the sharing of revenue from Puerto Rico-based subscribers.
     “PR Distribution Amount” means, with respect to each Allowed Class 4 General Unsecured Claim, an amount in Cash equal to (a) such Allowed Class 4 General Unsecured Claim multiplied by (b) 9.28% (which amount was determined by calculating the ratio (expressed as a percentage) that the Net PR Value bears to the aggregate amount of Allowed TW Party Claims).
     “PR Transfer Date” means the Effective Date.
     “Principal Stockholders” means Time Warner, AOL, Aspen Investments LLC and Atlantis Investments LLC.
     “Priority Claims” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

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     “Priority Tax Claims” means any Claim of a governmental unit accorded priority in right of payment under section 507(a)(8) of the Bankruptcy Code.
     “Professional Fees” means all allowances of compensation and reimbursement of expenses allowed to (a) Professionals pursuant to section 330 or 331 of the Bankruptcy Code or (b) any Person making a claim for compensation under section 503(b) of the Bankruptcy Code.
     “Professionals” means a Person or Entity employed pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code.
     “Puerto Rico Management Services” means AOL Puerto Rico Management Services, Inc.
     “QuotaHolder” means Latin America QuotaHolder, LLC, a Delaware limited liability company.
     “QuotaHolder Equity Interests” means all equity in QuotaHolder, including, but not limited to, all issued, unissued, authorized or outstanding shares, stock or quotas, together with any warrants, options or contract rights to purchase or acquire such interests at any time.
     “Reorganized AOLA LLC” means AOLA, as reorganized and converted to a limited liability company pursuant to this Plan on and after the Effective Date and any successors thereto, by merger, consolidation or otherwise, on or after the Effective Date.
     “Released Claims” means all Claims in favor of the Debtors, which the Debtors have agreed to discharge or not to pursue under this Plan.
     “Released Parties” means the Principal Stockholders and the Principal Stockholders’ affiliates, officers, directors, employees and members, the Liquidating LLC, the LLC Agents, the LLC Administrator, the Debtors, the Debtors’ direct and indirect subsidiaries other than the Debtors, and the officers, directors and employees of the Debtors and the officers, directors, employees, managers and members of each of AOLA’s other such subsidiaries, serving in such capacity as of or following the Petition Date.
     “Retained Assets” means the AOL Spain Equity Interests, the AOL Brazil Equity Interests, the AOL Mexico Equity Interests, the AOL Venezuela Equity Interests, the QuotaHolder Equity Interests, the D&O Insurance Policy and such other of the Debtors’ Assets that are not transferred to either the Liquidating LLC on the Effective Date or to the TW Parties pursuant to this Plan.
     “Retention Agreements” means the retention agreements approved by the Bankruptcy Court pursuant to (a) the Order Authorizing the Debtors to (I) Enter into Retention Agreements with Certain Key Employees and (II) Pay Retention Bonuses to Certain Secured Employees entered by the Bankruptcy Court on August 25, 2005, (b) the Order Authorizing the Debtors to Enter into a Retention Agreement with Martín Lanzoni entered by the Bankruptcy Court on November 17, 2005 or (c) any other similar agreements approved by the Bankruptcy Court.
     “Retention Payment” means any amount payable by the Debtors or the Liquidating LLC, as applicable, to a Key Employee pursuant to a Retention Agreement.
     “Retention Payment Fund” means an amount of Cash that shall be funded and reserved on the Effective Date and allocated solely to the payment of unpaid Retention Payments or, if Disputed, for the purpose of paying such Disputed amounts to the extent such Disputed amounts become Allowed. The amount of the Retention Payment Fund shall be disclosed in a notice to be included in the Plan Supplement.
     “Rights of Action” means all actions, Causes of Action, suits, rights of action, counterclaims, cross-claims, rights of setoff, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments arising under any theory of law or equity, including, without limitation, the Bankruptcy Code, including all claims against Creditors or Holders of

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Equity Interests, parties having dealings, relationships or transactions with or related to the Debtors, any party named or identified in the Schedules or any pleadings filed in the Chapter 11 Cases (including, but not limited to, officers and directors of the Debtors and parties other than the Released Parties), in each case held by or in favor of any of the Debtors or the Estates whether or not commenced as of the Effective Date.
     “Schedules” means the schedules, if any, of assets and liabilities, schedules of executory contracts, and the statement of financial affairs of one or more of the Debtors filed pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.
     “Secured Retention Bonuses Orders” means (a) the Order Authorizing the Debtors to Pay Retention Bonuses to Certain Secured Key Employees entered by the Bankruptcy Court on July 15, 2005, (b) the Order Authorizing the Debtors to (I) Enter into Retention Agreements with Certain Key Employees and (II) Pay Retention Bonuses to Certain Secured Employees entered by the Bankruptcy Court on August 25, 2005, (c) the Order Authorizing the Debtors to Enter into a Retention Agreement with Martín Lanzoni entered by the Bankruptcy Court on November 17, 2005 and (d) any other similar order entered by the Bankruptcy Court.
     “Secured Claim” means, with respect to any Debtor, a Claim that is secured by a Lien on, or security interest in, property of any such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the creditor’s interest in such Debtor’s interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Senior Officers” means each of Charles Herington, the president and chief executive officer of AOLA, Osvaldo Baños, the executive vice president and chief financial officer of AOLA, David A. Bruscino, the general counsel of AOLA, João Felix, the director of systems of AOL Puerto Rico, Martín Lanzoni, the treasurer and controller of AOLA and Brian L. Heller, the associate general counsel of AOLA.
     “Series A-1 Beneficial Interests” means the beneficial interests in the Liquidating LLC representing the right of the Holder (as turned over to such Holder by the TW Parties) to receive its pro rata share of Available Cash remaining after deducting Distributions paid on account of or reserved for the Series A-2 Beneficial Interests, up to such Holder’s Supplemental Distribution Amount.
     “Series A-2 Beneficial Interests” means the beneficial interests in the Liquidating LLC representing the right of the Holder to receive such Holder’s pro rata share of Available Cash as determined by the ratio of the Allowed Claims of such Holder to the Total Allowed Unsecured Claims.
     “Series B Beneficial Interests” means the beneficial interests in the Liquidating LLC representing the right of the Holders thereof to receive, in the aggregate, (a) if the Debtors elect the LLC Option, the Accepting Class 4 Distribution Amount and (b) 60% of Net Available Cash, if any.
     “Series C Beneficial Interests” means the beneficial interests in the Liquidating LLC representing the right to receive, in the aggregate, (a) 100% of Available Cash less an amount necessary to pay on account of the Series A-1 Beneficial Interests and the Series A-2 Beneficial Interests, if the LLC Option is elected (which shall not, in any event, exceed $5,363,028 (which amount was determined by taking 40% of the difference between (a) the Net PR Value and (b) the amount of the Allowed AOL General Unsecured Claim)) plus (b) 40% of Net Available Cash, if any; provided, that, to the extent there are any “Unpaid Costs” payable by AOLA to AOL under the Shut-Down Costs Letter Agreement, AOL shall be entitled to receive payment of such costs from Available Cash (after payments of amounts necessary to pay or reserve for the payment of distributions on account of the Series A-1 Beneficial Interests and the Series A-2 Beneficial Interests, if the LLC Option is elected) on a par with amounts payable on account of the Series C Beneficial Interests, at the rate of 50% of such Available Cash to AOL, on the one hand, and 50% of such Available Cash to the Holders of the Series C Beneficial Interests, on the other hand,

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until any such Unpaid Costs are paid in full. For greater certainty, for every $1 paid to AOL in respect of Unpaid Costs, $1 shall distributed to the Holders of the Series C Beneficial Interests.
     “Shut-Down Costs Letter Agreement” means the letter agreement dated January 17, 2006 among the TW Parties, the Cisneros Group Parties, AOLA, AOL Brazil and AOL Mexico, substantially in the form attached to this Plan as Exhibit A.
     “Solicitation Period” means the period during which the Debtors will seek to solicit votes to accept or reject this Plan.
     “Subordinated Claim” means any Claim arising in connection with any Equity Interest, including, without limitation, Claims arising from the rescission of a purchase or sale of any equity security of AOLA, for damages arising from the purchase or sale of such security, or for reimbursement or contribution under section 502 of the Bankruptcy Code on account of such Claim and attorneys’ fees associated therewith to the extent subordinated under section 510(b) of the Bankruptcy Code.
     “Substantive Consolidation Order” means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases (for voting, confirmation and distribution purposes only and as more particularly provided in Section 5.1 of this Plan).
     “Supplemental Distribution Amount” means, with respect to each Accepting Class 4 Claim, an amount equal to the difference between a Holder’s Accepting Class 4 Claim and the amount received by such Holder on account of such Holder’s Series A-2 Beneficial Interests with respect to such Accepting Class 4 Claim.
     “Time Warner” means Time Warner Inc.
     “Total Allowed Unsecured Claims” means the sum of the Allowed TW Party Claims and the aggregate amount of Allowed Class 4 General Unsecured Claims.
     “Turnover” means, if the Cash Option is elected, the distribution of the Turnover Amount by the Liquidating LLC on behalf of Time Warner to Holders of Allowed Accepting Class 4 Claims, and, if the LLC Option is elected, the distribution of Series A-1 Beneficial Interests by the Liquidating LLC on behalf of the TW Parties to Holders of Allowed Accepting Class 4 Claims.
     “Turnover Amount” means an amount of Cash that Time Warner would otherwise be entitled to receive had they not agreed to the Turnover, which, when turned over to Holders of Accepting Class 4 Claims, would yield to such Holders, together with the PR Distribution Amount and the Additional Distribution Amount, an amount equal to 100% of the Allowed amount of each such Holder’s Class 4 Claim.
     “TW Notes” means the 11% Senior Convertible Notes due 2007 issued by AOLA to Time Warner, pursuant to the Note Purchase Agreement dated March 8, 2002 between AOLA and Time Warner (as amended, supplemented or otherwise modified from time to time).
     “TW Note Claims” means all Claims by Time Warner arising under or in connection with the TW Notes.
     “TW Parties” means Time Warner and AOL.
     “TW Party Claims” means all Claims held by the TW Parties, including, but not limited to, the TW Note Claims and the AOL General Unsecured Claim, but excluding the AOL License Rejection Claims.
     “Unimpaired” means a Claim or Equity Interest that is not Impaired.
     “US Trustee” means the United States Trustee for the District of Delaware.
     “Voting Agent” means Bankruptcy Services, LLC.

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Section 1.2	Rules of Interpretation and Computation of Time
     (a) For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections and Articles are references to Sections and Articles of the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (viii) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
     (b) In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
ARTICLE II
ADMINISTRATIVE CLAIMS, PROFESSIONAL FEES AND PRIORITY TAX CLAIMS

Section 2.1	Administrative Claims
     (a) Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim that is Allowed shall be paid by the Debtors or the Liquidating LLC (as the case may be), in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon (i) the later of the Effective Date or, if such Claim is Allowed after the Effective Date, the date upon which there is a Final Order allowing such Administrative Claim, (ii) such other terms as may exist in the ordinary course of such Debtor’s business and in accordance with the terms of any agreement governing or documents evidencing such Administrative Claim or (iii) as may be agreed upon between the Holder of such Allowed Administrative Claim and the Debtors or the LLC Agents.
     (b) On or before the Effective Date, the Debtors shall fund the Administrative Claims Reserve Fund and the Retention Payment Fund. In connection with each Distribution Date, the Debtors or the Liquidating LLC, as the case may be, shall fund the Disputed Priority Claims Fund.
     (c) Holders of Administrative Claims that have not been paid as of the Effective Date must file a request for payment of Administrative Claims with the Bankruptcy Court and serve the same upon the LLC Agents such that it is received no later than the Administrative Claim Bar Date. If an Administrative Claim is not timely filed by the Administrative Claim Bar Date, then such Administrative Claim shall be forever barred and shall not be enforceable against Debtors, their successors, their assigns or their property, the Administrative Claims Reserve Fund or the Liquidating LLC. The foregoing two sentences shall not apply to (i) Professional Fee Claims, (ii) Administrative Claims held by present or former employees of the Debtors arising under the Retention Agreements or the Executive Employment Agreements and (iii) any Administrative Claims constituting D&O Indemnity Claims, except as otherwise set forth in Section 5.14. An objection to an Administrative Claim filed pursuant to this provision must be filed within ninety (90) days from the later of the date such Administrative Claim is filed and properly served or ninety (90) days after the Effective Date. The Debtors reserve the right to seek an extension of the time to object.
     (d) Subject to the provisions of this Plan, all reasonable fees for services rendered on behalf of Reorganized AOLA LLC or the Liquidating LLC in connection with the Chapter 11 Cases and this Plan after the Confirmation Date, including those relating to the resolution of pending Claims, may be paid by Reorganized AOLA LLC or the Liquidating LLC, as the case may be, without further Bankruptcy Court authorization.

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Section 2.2	Statutory Fees
     Without limiting the foregoing, all fees due and payable under 28 U.S.C. § 1930 that have not been paid shall be paid on or before the Effective Date. Payments after the Effective Date shall be made as required by statute and shall be paid by the Liquidating LLC.

Section 2.3	Professional Fees
     All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed with the Bankruptcy Court not later than sixty (60) days after the Effective Date. Without limiting the foregoing, Reorganized AOLA LLC and the Liquidating LLC may pay the charges that they incur on or after the Confirmation Date for Professionals’ fees, disbursements, expenses, or related support services without application to or approval by the Bankruptcy Court.

Section 2.4	Priority Tax Claims
     Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date, each Allowed Priority Tax Claim shall be paid by the Debtors or the Liquidating LLC (as the case may be) in full, in Cash upon the later of (a) the Effective Date, (b) the date upon which there is a Final Order allowing such Priority Tax Claim, (c) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced or (d) as may be agreed upon between the Holder of such an Allowed Priority Tax Claim and the Debtors or the Liquidating LLC (as the case may be); provided, however, that each Debtor or the Liquidating LLC, may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtors or the Liquidating LLC (as the case may be) and the applicable governmental unit or as determined by the Bankruptcy Court.
ARTICLE III
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.1	Classification
     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. Intercompany Claims are not classified and shall be discharged in accordance with Section 5.1.
     Summary of Classification and Treatment of Claims and Equity Interests

Class	Claim	Status	Voting Right
1	Priority Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
2	Secured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
3	TW Party Claims	Impaired	Entitled to Vote

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Class	Claim	Status	Voting Right
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Existing Series C Interests	Impaired; not entitled to receive any Distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote
6	Other Equity Interests	Impaired; not entitled to receive any Distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote
7	Subordinated Claims	Impaired; not entitled to receive any Distribution from the Debtors under the Plan	Deemed to Reject; Not Entitled to Vote

     Claims (except for Administrative Claims and Priority Tax Claims which are not required to be classified pursuant to section 1123(a)(i) of the Bankruptcy Code) and Equity Interests and are classified as follows:
     Claims Against and Equity Interests in the Debtors
(i)	Class 1—Priority Claims against the Debtors

(ii)	Class 2—Secured Claims against the Debtors

(iii)	Class 3—TW Party Claims against the Debtors

(iv)	Class 4—General Unsecured Claims against the Debtors

(v)	Class 5—Existing Series C Interests

(vi)	Class 6—Other Equity Interests

(vii)	Class 7—Subordinated Claims against the Debtors

Section 3.2	Acceptances and Rejections
     Each of Class 1 and Class 2 is Unimpaired under the Plan and Holders of Claims or Equity Interests in Class 1 and Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and not entitled to vote on the Plan. Each of Class 3 and Class 4 is Impaired and is entitled to vote to accept or reject the Plan. Each of Class 5, Class 6 and Class 7 is Impaired, is deemed to reject the Plan and is not entitled to vote on the Plan.

Section 3.3	Treatment of Claims and Equity Interests
     (a) Class 1—Priority Claims against the Debtors
(i) Treatment: The legal, equitable and contractual rights of the Holders of Allowed Priority Claims are unaltered by the Plan. Unless the Holder of an Allowed Priority Claim against the Debtors and the Debtors agree to a different treatment, each Holder of an Allowed Priority Claim against the Debtors shall receive one of the following alternative treatments, at the election of the Debtors or the LLC Agents, as applicable:
(A)	to the extent then due and owing on the Effective Date, such Allowed Priority Claim will be paid in full, in Cash, by the Debtors or the Liquidating LLC, as applicable; or

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(B)	to the extent not due and owing on the Effective Date, such Allowed Priority Claim will be paid in full in Cash, by the Liquidating LLC when and as such Allowed Priority Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof.
(ii) Voting: Class 1 is Unimpaired. The Holders of Priority Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
     (b) Class 2—Secured Claims
(i) Treatment: Unless the Holder of a Class 2 Secured Claim agrees to a different treatment, each Holder of an Allowed Class 2 Secured Claim shall receive on the Effective Date, either (i) the return of such Assets on which the Holder has a senior perfected and indefeasible lien or security interest, or (ii) all proceeds (up to the amount of the Allowed Class 2 Secured Claim) from the sale, liquidation, or abandonment of any Asset on account of which the Holder has a senior, perfected and indefeasible Lien or security interest as full and complete satisfaction of all Class 2 Secured Claims.
(ii) Voting: Class 2 is Unimpaired. The Holders of Secured Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
(iii) Subclasses: For convenience, the Plan classifies the Claims in Class 2 as a single class. This Class is, in fact, a group of subclasses and each subclass, consisting of an individual Secured Claim, is treated as a distinct Class for voting and distribution purposes.
     (c) Class 3—TW Party Claims against the Debtors
(i) Treatment: Holders of Class 3 TW Party Claims shall receive the following:
(A)	on the PR Transfer Date, AOLA shall assume the PR Agreement and assign the PR Agreement (without the payment of any cure costs) to Time Warner (or to such other TW Party as directed by the TW Parties);

(B)	on the PR Transfer Date, the Debtors shall assign, convey and transfer to AOL (or to such other TW Party as directed by the TW Parties) the Other PR Assets; and

(C)	on the Effective Date, Time Warner shall receive (a) if the Cash Option is elected, the Turnover Amount, solely for purposes of turning over such amount to Holders of Accepting Class 4 Claims and (b) the Series B Beneficial Interests and the Series C Beneficial Interests, provided, that the Series C Beneficial Interests shall be immediately turned over on the Effective Date, on behalf of and at the direction of Time Warner, to each of the Cisneros Group Parties on an equal basis, and, if the LLC Option is elected, the right to receive the Accepting Class 4 Distribution Amount as encompassed by the Series B Beneficial Interests shall be immediately turned over on the Effective Date to the Holders of Accepting Class 4 Claims as reflected by the Series A-1 Beneficial Interests.

The distribution made to Holders of Class 3 TW Party Claims shall be in respect of the aggregate amount of Class 3 TW Party Claims and any particular distribution made to a specific TW Party shall be in respect of an agreement among the TW Parties. Notwithstanding anything to the contrary contained herein, AOL shall not receive property or cash hereunder with a fair market

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value that exceeds the amount of the AOL General Unsecured Claim held by AOL. Any such excess received by AOL hereunder shall be delivered to Time Warner in consideration of the TW Note Claims.
(ii) Voting: Class 3 is Impaired and the Holders of TW Party Claims are entitled to vote to accept or reject the Plan.
     (d) Class 4—General Unsecured Claims against the Debtors
(i) Treatment: On the later of (a) the Effective Date and (b) the date upon which such Holder’s Class 4 Claim is Allowed, each Holder of an Allowed Class 4 General Unsecured Claim shall receive:
(A)	if the LLC Option is elected, such Holder’s (a) pro rata share of the Series A-2 Beneficial Interests, and to the extent such Holder is a Holder of an Accepting Class 4 Claim, its pro rata share of the Series A-1 Beneficial Interests and (b) the PR Distribution Amount; or

(B)	if the Cash Option is elected, (a) if such Holder is a Holder of Accepting Class 4 Claims, such Holder’s Accepting Class 4 Claim Payment and (b) if such Holder is a Holder of Nonaccepting Class 4 Claims, (i) such Holder’s Nonaccepting Effective Date Payment and (ii) the right to receive on each Distribution Date, Cash derived from the Nonaccepting Class 4 Claims Fund equal to such Holder’s pro rata share of Available Cash available for Distribution on such Date as determined by the proportion that such Holder’s Allowed Claim bears to the Total Allowed Unsecured Claims.

If the LLC Option is elected pursuant to Section 3.3(d)(i)(A), on or before the Effective Date, the Debtors shall fund the Disputed General Unsecured Claims Fund. If the Cash Option is elected pursuant to Section 3.3(d)(i)(B), on or before the Effective Date, the Debtors shall fund each of the Accepting Class 4 Claims Fund and the Nonaccepting Class 4 Claims Fund.

(C)	The Cash Option shall be presumed to be elected unless, no later than five (5) days prior to the Effective Date, the Debtors, with the consent of the Principal Stockholders, file a notice with the Bankruptcy Court electing the LLC Option.
(ii) Voting: Class 4 is Impaired and the Holders of Class 4 General Unsecured Claims are entitled to vote to accept or reject the Plan.
     (e) Class 5—Existing Series C Interests
(i) Treatment: On the Effective Date all Existing Series C Interests shall be deemed cancelled. On the Effective Date, Time Warner (or the LLC Agents on behalf of Time Warner) shall turn over to each of the Cisneros Group Parties on an equal basis the Series C Beneficial Interests.
(ii) Voting: Class 5 is Impaired. The Holders of Existing Series C Interests are deemed to reject the Plan pursuant to Section 1126 of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

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     (f) Class 6—Other Equity Interests
(i) Treatment: On the Effective Date, all Other Equity Interests will be canceled and each Holder thereof shall not be entitled to receive or retain any Distribution on account of such Other Equity Interests.
(ii) Voting: Class 6 is Impaired. The Holders of Other Equity Interests are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
     (g) Class 7—Subordinated Claims against the Debtors
(i) Treatment: On the Effective Date, all Subordinated Claims will be discharged and each Holder thereof shall not receive or retain any Distribution or property on account of such Subordinated Claim.
(ii) Voting: Class 7 is Impaired. The Holders of Subordinated Claims are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

Section 3.4	Miscellaneous
     (a) Notwithstanding any other provision of the Plan, any Allowed Claim against the Debtors shall be reduced by the amount, if any, that was paid by the Debtors to the Holder of such Claim in respect of such Allowed Claim prior to the Effective Date, including pursuant to any Final Order entered by the Bankruptcy Court. Nothing in the Plan shall preclude the Liquidating LLC from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.
     (b) Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court or any document or agreement entered into and enforceable pursuant to the terms of this Plan, nothing shall affect the Debtors’, Reorganized AOLA LLC’s or the Liquidating LLC’s Causes of Action, rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to, setoffs or recoupments against, Unimpaired Claims and all Causes of Action for the affirmative relief against the holders thereof.
ARTICLE IV
CRAM DOWN
     With respect to any Impaired Class of Claims or Equity Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.
ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.1	Substantive Consolidation for Purposes of Voting, Confirmation and Distribution
     This Plan contemplates and is predicated upon substantively consolidating the Debtors solely for the purposes of (i) voting, (ii) confirmation and (iii) distribution. This Plan does not contemplate the substantive consolidation of the Debtors for any other purpose. On the Effective Date, (i) all guarantees of any Debtor of the payment, performance, or collection of another Debtor shall be deemed eliminated and canceled, (ii) any obligation of any Debtor and all guarantees thereof executed by one or more of the other Debtors shall be treated as a single obligation and (iii) each Claim against any Debtor shall be deemed to be against the consolidated Debtors and shall

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be deemed a single Claim against and a single obligation of the consolidated Debtors. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as otherwise provided in the Plan, such substantive consolidation shall not (other than for purposes related to this Plan) (i) affect the legal and corporate structures of Reorganized AOLA LLC, (ii) cause any Debtor to be liable for any Claim under this Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation or (iii) affect any obligations under any leases or contracts assumed in this Plan or otherwise subsequent to the filing of the Chapter 11 Cases. Notwithstanding the foregoing, substantive consolidation shall not affect the obligations of any Debtor to pay quarterly fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) until such time as such Debtor’s particular case is closed, dismissed or converted.
     On the Effective Date, all Intercompany Claims shall be eliminated and extinguished.
     Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in this Section 5.1. If no objection to substantive consolidation is timely filed and served by any Holder of a Claim that is Impaired by this Plan as provided herein on or before the deadline for objection to Confirmation of this Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing shall coincide with the Confirmation Hearing.

Section 5.2	Vesting of Assets in Reorganized AOLA LLC
     Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, after the conversion of AOLA into Reorganized AOLA LLC pursuant to section 5.10, the Retained Assets shall vest in Reorganized AOLA LLC, free and clear of all Claims, Liens, charges or other encumbrances and Interests. On and after the Effective Date, Reorganized AOLA LLC may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation or the business of AOL Spain, whether in the United States or elsewhere, shall be vested in Reorganized AOLA LLC, on the Effective Date, and shall thereafter be exercisable and usable by Reorganized AOLA LLC to the same and fullest extent they would have been exercisable and usable by the Debtors before the Petition Date.
     Unless otherwise required by law, the holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC shall treat the liquidation of the Dissolving Debtors, the conversion of AOLA into Reorganized AOLA LLC, and the subsequent vesting of the Reorganized AOLA LLC interests into the Liquidating LLC for U.S. federal income tax purposes as follows (and as occurring in the following order): (i) the liquidation, under section 332 of the Internal Revenue Code of 1986, as amended, of each of AOL Caribbean Basin and Puerto Rico Management Services with and into AOLA, (ii) the transfer of the assets of AOLA, including the Other PR Assets and the PR Agreement, to the TW Parties with respect to the TW Party Claims (subject to Time Warner’s turnover obligation described in Sections 3.3(c), 3.3(e) and 5.11 of this Plan to the Cisneros Group Parties) and the Holders of Allowed Class 4 General Unsecured Claims (but, as to the Holders of Allowed Class 4 General Unsecured Claims, if the LLC Option is elected, excluding the Other PR Assets and the PR Agreement and, if the LLC Option is not elected, assets consisting solely of cash), and (iii) (a) if the LLC Option is elected, the contribution of the assets of AOLA (other than the Other PR Assets and the PR Agreement) by Time Warner and the Holders of Allowed Class 4 General Unsecured Claims to the Liquidating LLC in exchange for interests in the Liquidating LLC and the substantially concurrent turnover, on behalf of and at the direction of Time Warner, of the Series C Beneficial Interest to the Cisneros Group Parties or (b) if the Cash Option is elected, the turnover of a portion of the AOLA assets to the Cisneros Group Parties and the contribution of the AOLA assets (other than the Other PR Assets and the PR Agreement) by Time Warner and the Cisneros Group Parties in exchange for interests in the Liquidating LLC. No holder of a beneficial interest in the Liquidating LLC

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(or any transferees), AOLA, Reorganized AOLA LLC or the Liquidating LLC shall take any position contrary to this paragraph for United States federal income tax purposes unless otherwise required by law.

Section 5.3	Dismissal of Officers and Directors and Dissolution of Dissolving Debtors
     (a) Upon the Effective Date and immediately prior to the conversion of AOLA pursuant to section 5.10, (i) the existing board of directors and board of managers, as applicable, of each of the Dissolving Debtors and their respective remaining officers shall be dismissed and (ii) each of the Dissolving Debtors shall be deemed dissolved without any further action required on the part of any of the Dissolving Debtors, the shareholders of any of the Dissolving Debtors or the officers or directors of any of the Dissolving Debtors.
     (b) The Confirmation Order shall provide that on the Effective Date, Final Decrees shall be entered in the Chapter 11 Cases of the Dissolving Debtors.

Section 5.4	Vesting of Assets in the Liquidating LLC
     Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on the Effective Date, all of the Debtors’ Assets (excluding the Retained Assets, which will be held by Reorganized AOLA LLC directly), any Assets acquired by the Debtors or the Liquidating LLC under the Plan and all the limited liability company interests in Reorganized AOLA LLC, shall vest in the Liquidating LLC, free and clear of all Claims, Liens, charges or other encumbrances, and the Liquidating LLC shall own all of the limited liability company interests in Reorganized AOLA LLC. The Liquidating LLC Expense Reserve, the Administrative Claims Reserve Fund, the Retention Payment Fund, the Disputed Priority Claims Fund, and if the LLC Option is elected, the Disputed General Unsecured Claims Fund or if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund, as applicable, shall all be assets of the Liquidating LLC, but Distributions from such funds shall be governed by the terms of this Plan. Subject to the provisions of this Plan and the Liquidating LLC Agreement, the Assets in the Liquidating LLC shall be managed and used for the sole purposes of carrying out this Plan and effectuating the Distributions provided for in this Plan.

Section 5.5	Transfer of Other PR Assets to AOL
     On the PR Transfer Date, the Other PR Assets shall be assigned, conveyed and transferred to AOL (or to such other TW Party as directed by the TW Parties) free and clear of all Claims, Liens, charges or other encumbrances and interests (as such terms are used in Section 363(f) of the Bankruptcy Code) on an as-is, where is basis, and without any representations or warranties, continuing obligations or indemnities of the Debtors, except as set forth in Section 10.2(j) of this Plan. The Debtors are authorized to execute and deliver, and are empowered to fully perform under, consummate and implement, this Plan, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties) on the PR Transfer Date, and to take all further actions as may be requested by the TW Parties for the purpose of transferring the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties), or as may be necessary or appropriate to the performance of the obligations as contemplated by this Plan in connection with the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties) on the PR Transfer Date. The Confirmation Order shall provide that the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties) is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly, pursuant to section 1146(c) of the Bankruptcy Code, the transfer of the Other PR Assets and the execution, delivery and/or recordation of any and all documents or instruments necessary or desirable to consummate the transfer of the Other PR Assets shall be exempt from the imposition and payment of all recording fees and taxes, stamp taxes and/or sales, use, transfer, documentary, registration or any other similar taxes. The Confirmation Order shall provide that each and every federal, state and local governmental agency or department is directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties), all without imposition or payment of any stamp tax, transfer tax or similar tax.

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Section 5.6	Restructuring Transactions
     Subject to obtaining the consent of the Principal Stockholders (other than AOL), prior to, on or after the Effective Date, Reorganized AOLA LLC or the Liquidating LLC may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective subsidiaries, to otherwise simplify the overall corporate structure of Reorganized AOLA LLC or the Liquidating LLC, to reincorporate or otherwise amend the legal form of certain of their subsidiaries or to reincorporate certain of their respective subsidiaries under the laws of jurisdictions other than the laws of which such subsidiaries are presently incorporated; provided, however, that no action shall be taken that would cause the Liquidating LLC or Reorganized AOLA LLC to be treated as other than a partnership or disregarded entity for U.S. federal income tax purposes. Such restructuring may include one or more mergers, consolidations, restructures, reincorporations, dispositions, liquidations, or dissolutions, as may be determined by the Liquidating LLC or Reorganized AOLA LLC to be necessary or appropriate (collectively, the “Restructuring Transactions”). The actions to effect the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state or foreign law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, reincorporations, dispositions, liquidations, or dissolutions, as may be determined by the Liquidating LLC or Reorganized AOLA LLC to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of the Liquidating LLC, Reorganized AOLA LLC or their subsidiaries vesting in one or more surviving, resulting, or acquiring corporations.

Section 5.7	Authority to Effectuate Plan
     Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under this Plan shall be deemed to be authorized and approved without further approval from the Bankruptcy Court. The Liquidating LLC and the LLC Agents shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary to achieve consummation of this Plan and carry out this Plan and to effectuate the transfers and Distributions provided for hereunder, subject to the provisions of this Plan, including this Article V. The Liquidating LLC and the LLC Agents are expressly authorized to sell or dispose of any and all Assets and to pay all costs and expenses associated with such sale or disposition without further order of the Bankruptcy Court, subject to the provisions of this Plan.

Section 5.8	Cancellation of Notes, Instruments, Debentures and Equity Interests
     On the Effective Date, except to the extent provided elsewhere in the Plan or the Confirmation Order, and provided that the treatments provided for herein and the Distributions contemplated by Article VIII hereof are made, all notes, instruments, certificates and other documents evidencing Claims (including, without limitation, the TW Notes) and all Equity Interests in all of the Debtors shall be canceled and deemed terminated, without any further act or action under any applicable agreement, law, regulation, order, rule or otherwise, and the limited liability company interests in Reorganized AOLA LLC shall vest in and be held by the Liquidating LLC.

Section 5.9	Execution of Related Documents
     On the Effective Date, all Plan Documents including, without limitation, the Liquidating LLC Agreement, the AOLA Certificate of Conversion to Limited Liability Company, the AOLA Limited Liability Company Agreement and any other agreement entered into or instrument issued in connection with any of the foregoing or any other Plan Document, shall be executed and delivered by the Debtors or the Liquidating LLC, as the case may be, and shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and as specified herein.

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Section 5.10	Conversion of AOLA to Reorganized AOLA LLC, Sole Member of Reorganized AOLA LLC and Corporate Action
     (a) The Confirmation Order shall provide that, pursuant to section 266 of the Delaware General Corporation Law and section 18-214 of the Delaware Limited Liability Company Act, AOLA shall be converted to a limited liability company and shall continue to exist as Reorganized AOLA LLC. The Confirmation Order shall further provide that, except as otherwise provided in this Plan, (i) pursuant to section 18-214 of the Delaware Limited Liability Company Act, the conversion of AOLA to Reorganized AOLA LLC shall not be deemed to constitute a dissolution of AOLA, (ii) Reorganized AOLA LLC, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as AOLA, (iii) pursuant to section 266 of the Delaware General Corporation Law, the rights, privileges, powers and interest in the Retained Assets of AOLA shall not be deemed, as a consequence of the conversion of AOLA to a limited liability company pursuant to this Plan, to have been transferred to Reorganized AOLA LLC for any purpose of the laws of the State of Delaware and (iv) Reorganized AOLA LLC shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a limited liability company under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law.
     (b) On the Effective Date, the Debtors shall file the AOLA Limited Liability Company Agreement and the AOLA Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with section 266 of the Delaware General Corporation Law and sections 18-201 and 18-214 of the Delaware Limited Liability Company Act. After the Effective Date, Reorganized AOLA LLC may amend and restate the AOLA Limited Liability Company Agreement and other constituent documents as permitted by their terms and by the Delaware Limited Liability Company Act. As of the Effective Date, the sole member of Reorganized AOLA LLC shall be the Liquidating LLC.
     (c) As of the Effective Date, the initial officer of Reorganized AOLA LLC shall be the LLC Administrator. As of the Effective Date, Reorganized AOLA LLC shall have no board of managers. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of the Person proposed to serve as the LLC Administrator and the nature of any compensation for such Person.
     (d) On the Effective Date, the filing of the AOLA Limited Liability Company Agreement and the AOLA Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware and all other actions contemplated by the Plan (whether to occur before, on or after Effective Date of the Plan) shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized AOLA LLC, and any corporate action required by the Debtors or Reorganized AOLA LLC in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the sole member of Reorganized AOLA LLC. On the Effective Date, the appropriate officers of the Debtors and Reorganized AOLA LLC, the members of the boards of directors of the Debtors and the sole member of Reorganized AOLA LLC are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Debtors or Reorganized AOLA LLC, as applicable. The authorizations and approvals of the corporate actions in this Section 5.10 shall be effective notwithstanding any requirements under the Delaware General Corporation Law, the Delaware Limited Liability Company Act or other applicable non-bankruptcy law.

Section 5.11	Distributions by the Liquidating LLC; Turnover by Time Warner to Accepting Class 4 Claims and the Cisneros Group Parties
     In order to implement the Distribution scheme contemplated by this Plan, the LLC Agents shall make Distributions in accordance with the following mechanics:
     (a) On the Effective Date, the LLC Agents shall (1) establish and fund: (i) the Administrative Claims Reserve Fund, (ii) the Liquidating LLC Expense Reserve (iii) the Retention Payment Fund, and (iv) if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund and (2) pay, or reserve for the payment of, the Priority Tax Claims, Allowed Class 1 Claims and Allowed Class 2 Claims.

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     (b) On the PR Transfer Date, AOLA shall (i) assume the PR Agreement (without the payment of any cure costs) and assign the PR Agreement to Time Warner (or to such other TW Party as directed by the TW Parties) and (ii) assign, convey and transfer the Other PR Assets to AOL (or to such other TW Party as directed by the TW Parties). AOLA shall have no further liability under the PR Agreements or any executory contracts and unexpired leases that constitute Other PR Assets following the assignment thereof.
     (c) On the Effective Date or, in the case of Distributions made pursuant to clause (i) of this subsection (c), on the later of the Effective Date and the date upon which there is a Final Order allowing such Class 4 General Unsecured Claim, the Liquidating LLC shall transfer (i)(a) if the LLC Option is elected, to each Holder of an Allowed Class 4 General Unsecured Claim, its PR Distribution Amount and Series A-2 Beneficial Interests and, to the extent such Holder is the Holder of an Accepting Class 4 Claim, such Holder’s Series A-1 Beneficial Interests, or (b) if the Cash Option is elected, such Holder’s PR Distribution Amount and Additional Distribution Amount and, to the extent such Holder is the Holder of an Accepting Class 4 Claim, such Holder’s pro rata portion of the Turnover Amount, and (ii) to Time Warner, the Series B Beneficial Interests and the Series C Beneficial Interests; provided, that the LLC Agents are hereby authorized and directed by Time Warner to immediately turn over, on the Effective Date, on Time Warner’s behalf, (1) to the Holders of Accepting Class 4 Claims, Time Warner’s Series A-1 Beneficial Interests which represents the right to receive the Accepting Class 4 Distribution Amount referred to in clause (i) of this subsection (c), if the LLC Option is elected, or the Turnover Amount, if the Cash Option is elected, and (2) to the Cisneros Group Parties, the Series C Beneficial Interests.
     (d) If the LLC Option is elected, as a result of the Distribution by the LLC Agents of the Liquidating LLC Interests and other consideration described above, Cash in the Liquidating LLC shall be distributed or reserved in the following manner:
(i) first, from Cash on hand, the LLC Agents shall pay or fund a reserve for payment of all Allowed Administrative Claims, Allowed Priority Claims, Allowed Priority Tax Claims, Allowed Class 1 Claims and Allowed Class 2 Claims, shall establish the Liquidating LLC Expense Reserve and shall fund the Retention Payment Fund and, based upon an assessment of the projected payments to be made by the Liquidating LLC to Holders of Allowed Class 4 General Unsecured Claims, shall fund the Disputed General Unsecured Claims Fund and the Disputed Priority Claims Fund. Any Cash on hand remaining in the Liquidating LLC after the payments and reserves described above shall constitute Available Cash;
(ii) second, each Holder of an Allowed Class 4 General Unsecured Claim shall receive its PR Distribution Amount from Available Cash;
(iii) third, after the payment of the PR Distribution Amount, (1) each Holder of an Allowed Class 4 General Unsecured Claim shall receive, on account of such Holder’s Series A-2 Beneficial Interests, such Holder’s pro rata share of the remaining Available Cash based on the proportion its Allowed Class 4 General Unsecured Claim bears to Total Allowed Unsecured Claims and (2) each Holder of an Accepting Class 4 Claim shall receive, on account of such Holder’s Series A-1 Beneficial Interests, additional distributions of Available Cash that would have otherwise been distributed to Time Warner on account of the TW Note Claims prior to the turnover until such Accepting Class 4 Claims are paid in full; and
(iv) fourth, following the payment in full of all Accepting Class 4 Claims, Available Cash shall be distributed ratably to Time Warner and each Holder of an Allowed Class 4 General Unsecured Claim that is not an Accepting Class 4 Claim based on the proportion that such Allowed Claim bears to the aggregate amount of TW Party Claims and the Allowed Class 4 General Unsecured Claims; provided, that the Cisneros Group Parties shall be entitled to receive all amounts payable with respect to the Series C Beneficial Interests, which consists of the first $5,363,028 of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been allocable to Time Warner under this clause fourth and, thereafter, 40% of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been additionally allocable to Time Warner under this clause fourth.

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     (e) If the Cash Option is elected, then
(i) on the Effective Date, the LLC Agents shall pay or fund a reserve for payment of the funds and reserves pursuant to subsection (d)(i) of this Section 5.11 (other than the Disputed General Unsecured Claims Fund);
(ii) on the Effective Date, Holders of Allowed Accepting Class 4 Claims shall receive, from Available Cash, payments equal to 100% of such Holder’s Allowed Accepting Class 4 Claim, comprised of such Holder’s PR Distribution Amount, such Holder’s Additional Distribution Amount and such Holder’s pro rata share of the Turnover Amount; provided, that Holders of Allowed Accepting Class 4 Claims whose claims are Allowed after the Effective Date, shall receive payments equal to 100% of such Holder’s Allowed Accepting Class 4 Claim from the Accepting Class 4 Claims Fund on the date upon which such Holder’s Accepting Class 4 Claim is Allowed. Holders of Allowed Nonaccepting Class 4 Claims shall receive pari passu treatment with the TW Parties, comprised of the payment on the Effective Date of such Holder’s PR Distribution Amount and such Holder’s Additional Distribution Amount and pro rata payments on each Distribution Date from the Nonaccepting Class 4 Claims Fund in an amount sufficient to maintain pari passu treatment with the TW Party Claims to the extent Time Warner or the Cisneros Group Parties receive Distributions from Net Available Cash on account of their Series B Beneficial Interests and Series C Beneficial Interests, respectively. The LLC Agents shall fund the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund on the Effective Date. Any Cash on hand remaining in the Liquidating LLC after funding of the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund and the payments and reserves described in subsection (d)(i) of this Section 5.11 (other than the Disputed General Unsecured Claims Fund) shall constitute Available Cash; and
(iii) following the payment in full of all Accepting Class 4 Claims, Available Cash shall be distributed to Time Warner; provided, that the Cisneros Group Parties shall be entitled to receive all amounts payable with respect to the Series C Beneficial Interests, which consists of the first $5,363,028 of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been allocable to Time Warner under this subsection (e)(iii) of this Section 5.11 and, thereafter, 40% of the amounts that, prior to the turnover of the Series C Beneficial Interests, would have otherwise been additionally allocable to Time Warner under this subsection (e)(iii) of this Section 5.11.
     (f) To the extent there is excess Cash in the Administrative Claims Reserve Fund, the Liquidating LLC Expense Reserve, the Disputed Priority Claims Fund, the Retention Fund, and, if the LLC Option is elected, the Disputed General Unsecured Claims Fund or if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund, after the payment of all amounts required to be paid from such reserve or fund, such Cash shall constitute Available Cash and shall be distributed to the Holders of Allowed Class 4 General Unsecured Claims (to the extent not already paid in full), Time Warner and the Cisneros Group Parties in accordance with the terms of this Plan and the waterfall described above.

Section 5.12	Status Reports
     Not later than ninety (90) days following the occurrence of the entry of the Effective Date, the LLC Agents shall file with the Bankruptcy Court and serve on counsel to the Principal Stockholders status reports and a detailed accounting explaining what progress has been made toward entry of the Final Decree. The status reports shall also be served on the US Trustee, and those parties who have requested special notice post-confirmation. Until entry of the Final Decree, further status reports shall be filed every one hundred twenty (120) days and served on the same entities. Each status report shall include a description of Assets sold or otherwise realized upon, gross and net proceeds received, Distributions made, expenses incurred and paid, remaining Budget funds and projected Budget expenses, and cash on hand, as well as a detailed reporting of claims objections and the status of all contested matters and litigation.

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Section 5.13	Elimination of Classes
     Any Class of Claims or Equity Interests that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Equity Interest, or a Claim or Equity Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes.

Section 5.14	Late Claims
     (a) In accordance with the Bar Date Order, unless otherwise specifically ordered by the Bankruptcy Court, any entity that was required to but did not file (a) a proof of claim in respect of a Claim in compliance the procedures and deadlines established by the Bar Date Order or (b) a request for payment of an Administrative Claim in compliance with Section 2.1 of this Plan, shall not be treated as a creditor with respect to such Claim for the purposes of voting and distribution with respect to this Plan.
     (b) Notwithstanding anything to the contrary contained in the Bar Date Order, Holders of D&O Indemnity Claims shall not be required to file a proof of claim in respect of such D&O Indemnity Claims except as set forth in a further order of the Bankruptcy Court. Holders of D&O Indemnity Claims shall not be entitled to vote with respect to this Plan, in respect of such D&O Indemnity Claims.

Section 5.15	Creation of the Liquidating LLC
     (a) On the Effective Date, after the conversion of AOLA into Reorganized AOLA LLC pursuant to Section 5.10 of this Plan, (i) the Liquidating LLC shall be created and established by the execution and delivery of the Liquidating LLC Agreement and any other necessary action, subject to the provisions of this Plan, and (ii) all Rights of Action and other Assets (excluding the Retained Assets), any assets acquired by the Debtors or the Liquidating LLC under the Plan and all limited liability company interests in Reorganized AOLA LLC, shall be transferred to the Liquidating LLC, free of all Claims, Liens and interests. The costs and expenses incurred by the Liquidating LLC on and after the Effective Date shall be paid by the Liquidating LLC.
     (b) As of the Effective Date, the Liquidating LLC shall be responsible for (i) the winding up of the Debtors’ Estates, (ii) liquidating or otherwise reducing to Cash the Assets and/or the Retained Assets in accordance with the Liquidating LLC Agreement, (iii) filing, prosecuting and settling the Rights of Action, (iv) making Distributions in accordance with the Plan to Holders of Allowed Claims and Interests and (v) settling, resolving and objecting to Claims. The Liquidating LLC shall have the authority without further Bankruptcy Court approval to liquidate the Assets, to hire and pay professional fees and expenses of counsel and other advisors, to prosecute and settle objections to Disputed Claims, to pursue any preserved Rights of Action, and otherwise to take such other actions as shall be necessary to administer the Chapter 11 Cases and effect the closing of the Chapter 11 Cases.
     (c) The Liquidating LLC Interests shall not be transferable; provided, that Liquidating LLC Interests received by (i) Time Warner may be transferred to any TW Party or any affiliate of any TW Party and (ii) any Cisneros Group Party may be transferred to any other Cisneros Group Party or any affiliate of the Cisneros Group Parties.
     (d) The Liquidating LLC shall indemnify and hold harmless the LLC Agents and their professionals from and against any and all liabilities, expenses, claims, damages or losses incurred by them as a direct result of acts or omissions taken by them in their capacities as LLC Agents or agents of the LLC Agents, except for acts judicially determined by Final Order to have been undertaken in bad faith, by willful misconduct or by gross negligence.

Section 5.16	The LLC Agents
     (a) The TW Parties and the Cisneros Group Parties shall each designate one individual to serve as a LLC Agent, and the Debtors shall disclose such selections in the Plan Supplement. Following the Effective Date, the LLC Agents shall act as agents on behalf of the Liquidating LLC to carry out its obligations and exercise its rights in accordance with and subject to this Plan, the Confirmation Order and the Liquidating LLC Agreement. The

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LLC Agents shall not be compensated for their services except as set forth in the Liquidating LLC Agreement. Any objection to the designation of the LLC Agents shall be raised at the Confirmation Hearing. The Confirmation Order shall state that without the permission of the Bankruptcy Court, no judicial, administrative, arbitration or other action or proceeding shall be commenced against the LLC Agents in their official capacities, with respect to their status, duties, powers, acts or omissions as LLC Agents in any forum other than the Bankruptcy Court. The LLC Agents shall be vested with the rights, powers and benefits set forth in the Liquidating LLC Agreement, which shall include, without limitation, all rights, powers, and benefits afforded to a “trustee” under sections 704 and 1106 of the Bankruptcy Code, subject to the terms of this Plan. The LLC Agents shall be deemed to be successors to the Debtors and estate representatives pursuant to section 1123(b)(3) of the Bankruptcy Code. Subject to the provisions of the Liquidating LLC Agreement, the Liquidating LLC and the LLC Agents shall be entitled to hire such professionals as the LLC Agents deem necessary to assist the Liquidating LLC and the LLC Agents in carrying out their duties, including, without limitation, the LLC Administrator, with the fees and expenses of such professionals (including, without limitation, the LLC Administrator) to be borne by the Liquidating LLC. All references in this Plan to the LLC Agents shall include the LLC Administrator, as designee of the LLC Agents.
     (b) In addition to reporting requirements set forth in Section 5.11 hereof, the LLC Agents shall regularly monitor the liquidation of Assets.
     (c) Upon the date that all Claims have either become Allowed Claims or been resolved by Final Order and all Distributions in respect of such Allowed Claims have been made, the balance of the Administrative Claims Reserve Fund, the Retention Payment Fund, the Disputed Priority Claims Fund, and, if the Debtors elect the LLC Option, the Disputed General Unsecured Claims Fund or if the Debtors elect the Cash Option, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund shall constitute Available Cash.
     (d) Subject to the terms of this Plan, the LLC Agents shall be authorized and empowered to pursue and prosecute, to settle, or to decline to pursue, the Rights of Action, including all pending adversary proceedings and contested matters, whether or not such Causes of Action have been commenced prior to the Effective Date, and shall be substituted as the real party in interest in any such action, commenced by or against the Debtors, the Debtors’ Estates or the Principal Stockholders. The LLC Agents may pursue or decline to pursue the Rights of Action and may settle, release, sell, assign, otherwise transfer or compromise such Rights of Action, in the LLC Agents’ business judgment, subject to the provisions of this Plan without Bankruptcy Court approval. Except as otherwise set forth in this Plan, the LLC Agents may, but shall not be required to, set off against any Claim and the Distributions to be made pursuant to this Plan in respect of such Claim, any Rights of Action the Estates may have against the Holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the LLC Agents of any such Rights of Action, set-off or recoupment which the Debtors may have against such Holder.
     (e) The LLC Agents may be removed and replaced in accordance with the terms of the Liquidating LLC Agreement.
ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.1	Assumption/Rejection of Executory Contracts and Unexpired Leases
     (a) Any executory contracts or unexpired leases entered into by the Debtors prior to the Petition Date which have not expired by their own terms on or prior to the Effective Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, which are not (i) the subject of a motion to assume the same pending as of the Effective Date, (ii) listed in the Plan Supplement, (iii) in the case of executory contracts or unexpired leases relating to the Other PR Assets, otherwise listed in the Plan Supplement, which contracts and leases shall be assumed by the Debtors on the Effective Date and assigned to AOL (or to such other TW Party as directed by the TW Parties) or (iv) otherwise to be assumed pursuant to the Plan, shall be deemed rejected by the Debtors on the Effective Date or as otherwise agreed upon by the parties. The entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

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     (b) The PR Agreement shall be expressly assumed by AOLA as of the Effective Date and assigned to Time Warner (or to such other TW Party as directed by the TW Parties) pursuant to Section 3.3(c) of this Plan; provided, however, that to the extent the Effective Date occurs prior to June 30, 2006, (i) AOL shall remit (on a monthly basis) to the Liquidating LLC the net amounts that AOLA would have otherwise been entitled to receive thereunder through and including June 30, 2006, had the PR Agreement remained in effect as between AOL and AOLA (which net amounts shall be calculated and determined in good faith between AOL and Reorganized AOLA LLC and shall take into consideration the costs of operating AOL Puerto Rico in a manner substantially similar to historical practices) and (ii) the Liquidating LLC shall be entitled to exercise all of AOLA’s rights and enforce any remedies available to AOLA under the PR Agreement for the period beginning on the Effective Date through and including June 30, 2006; provided, further, however, that (x) on or before the Effective Date, AOL shall remit to the Liquidating LLC all accrued and unpaid amounts, or a good faith estimate thereof, owing by AOL in favor of the Debtors pursuant to the PR Agreement as of the last business day of the preceding calendar month and (y) within 30 days of the Effective Date, AOL shall remit to the Liquidating LLC all accrued and unpaid amounts owing by AOL in favor of the Debtors pursuant to the PR Agreement as of the Effective Date not theretofore paid. The LLC Agents shall use all proceeds received pursuant to this Section 6.1(b) in accordance with the terms of this Plan and the Liquidating LLC Agreement.
     (c) The AOL License shall be expressly rejected by the Debtors on the Effective Date; provided, however, that the effective date of such rejection, as to each country, shall be the earlier of (i) the transfer of that country’s operations or final wind-down of operations and (ii) June 30, 2006.
     (d) On and after the Effective Date, each of the TW Parties shall be deemed to have released unconditionally each of the Debtors, Reorganized AOLA LLC and the Liquidating LLC from the AOL License Rejection Claims.
     (e) The Executive Employment Agreements shall be assumed by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and assigned to the Liquidating LLC as of the Effective Date.
     (f) The Retention Agreements shall be assigned by the Debtors pursuant to sections 365 and 1123 of the Bankruptcy Code to the Liquidating LLC as of the Effective Date. The Liquidating LLC shall pay all Retention Payments as they become due and payable to each Key Employee from the Retention Payment Fund, and, except as set forth in Section 5.11(f), the proceeds in the Retention Payment Fund shall be used solely for the purpose of making Retention Payments.
     (g) On the Effective Date, the Shut-Down Costs Letter Agreement shall be assumed (without the payment of any cure costs) and assigned by the Debtors or Reorganized AOLA LLC, as applicable, to the Liquidating LLC, pursuant to sections 365 and 1123 of the Bankruptcy Code. AOLA or Reorganized AOLA LLC, as applicable, shall perform its obligations under the Shut-Down Costs Letter Agreement.

Section 6.2	Rejection Damage Claims
     Notwithstanding anything in the Bar Date Order to the contrary, Claims arising out of the rejection of executory contracts or unexpired leases rejected as of the Effective Date pursuant to this Plan must be filed and served on the Liquidating LLC pursuant to the procedures specified in the Confirmation Order or another order of the Bankruptcy Court, no later than thirty (30) days after the Effective Date. Any Claim not filed within such time will be forever barred from assertion against the Liquidating LLC, the Debtors, and their Estates, their respective successors or their respective properties. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims under this Plan.

Section 6.3	Indemnification of Directors, Officers and Employees
     The obligations of the Debtors to indemnify the Indemnified Employees shall be deemed and treated as executory contracts and shall be assumed by the Debtors (and, if such contract is assumed by a Debtor other than AOLA, assigned to Reorganized AOLA LLC) pursuant to the Plan and section 365 of the Bankruptcy Code as of the

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Effective Date. The obligations of Reorganized AOLA LLC to indemnify the Indemnified Employees shall be funded, to the extent necessary, by the Liquidating LLC. Accordingly, such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date, except if such claim or liability is determined pursuant to a Final Order to have resulted from the gross negligence, willful misconduct, fraud or criminal conduct of such indemnified Person. To the extent the D&O Insurance Policy is an executory contract, the D&O Insurance Policy shall be assumed by AOLA pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. To the extent the D&O Insurance Policy is not an executory contract, the D&O Insurance Policy shall vest in Reorganized AOLA LLC pursuant to Section 5.2 of this Plan. To the extent the existence of Reorganized AOLA LLC is terminated (whether by merger, dissolution, liquidation or otherwise) prior to the expiry of the D&O Insurance Policy, the Liquidating LLC and Reorganized AOLA LLC shall take all necessary measures to ensure that the D&O Insurance Policy remains in full force and effect until the expiry of the D&O Insurance Policy in accordance with the terms thereof.

Section 6.4	Benefits, Compensation and Severance
     (a) The Assumed Benefit Plans shall be treated as executory contracts and shall be assumed by the Debtors (and, if such contract is assumed by a Debtor other than AOLA, assigned to Reorganized AOLA LLC) pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code. The Assumed Benefit Plans shall continue to be funded, to the extent necessary, by the Liquidating LLC. The Debtors are not aware of, after having made diligent inquiry, any obligation to pay “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code.
     (b) Executive Employment Agreements. To the extent not paid or fully performed prior to the Effective Date, from and after the Effective Date, the Debtors, Reorganized AOLA LLC or the Liquidating LLC, as applicable, shall pay all amounts required to be paid by the Debtors under the Executive Employment Agreements and perform all obligations thereunder in accordance with the terms thereof.
     (c) Severance. To the extent not paid or fully performed prior to the Effective Date, from and after the Effective Date, the Debtors, Reorganized AOLA LLC or the Liquidating LLC, as applicable, shall pay all amounts agreed in writing to be paid by the Debtors to any employee terminated by the Debtors or any employee who mutually agrees with any Debtor to leave such Debtors’ employ on or after the Petition Date (and to perform any obligations set forth in such writing) in accordance with the terms of such written agreement.
ARTICLE VII
RIGHTS OF ACTION

Section 7.1	Maintenance of Rights of Action
     The Debtors transfer and assign to the Liquidating LLC all rights on behalf of the Debtors to commence and pursue, as appropriate, any and all Rights of Action, whether arising before or after the Petition Date, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases and, in accordance with section 1123(b)(3) of the Bankruptcy Code, all claims, rights, and Rights of Action that the respective Debtors may hold against any Entity shall vest in the Liquidating LLC. From and after the Effective Date, the LLC Agents shall retain and may exclusively enforce any and all such Rights of Action; and shall have the exclusive right, authority and discretion to pursue, institute, prosecute, abandon, settle, or compromise any and all such Rights of Action.

Section 7.2	Preservation of All Rights of Action Not Expressly Settled or Released
     (a) Unless a Claim or Right of Action against a Creditor or other Entity is expressly waived, relinquished, released, compromised or settled in this Plan or any Final Order, the Debtors expressly reserve such claim or Right of Action for later enforcement by the Liquidating LLC (including, without limitation, claims and Rights of Action not specifically identified or which Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to Debtors at this time or facts or circumstances which may change or be different from those which Debtors now believe to exist) and, therefore, no preclusion doctrine,

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including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such claims or Rights of Action upon or after the confirmation or consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except where such claims or Rights of Action have been expressly released in this Plan or other Final Order. In addition, the Liquidating LLC expressly reserves the right to pursue or adopt any claims, cross-claims or counterclaims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any person or entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits, subject to the provisions of this Plan or any Final Order.
     (b) Subject to the terms of any Final Order, any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that such obligation, transfer, or transaction may be reviewed by the Liquidating LLC subsequent to the Effective Date and may, if appropriate, be the subject of an action after the Effective Date, whether or not (i) such Entity has filed a proof of claim against the Debtors in these Chapter 11 Cases, (ii) such Entity’s proof of claim has been the subject of an objection, (iii) such Entity’s Claim was included in Debtors’ Schedules, or (iv) such Entity’s scheduled claim has been objected to by the Debtors or has been identified by the Debtors as disputed, contingent or unliquidated.
ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTIONS

Section 8.1	Distribution to Creditors
     Subject to the provisions of any Final Order, the Liquidating LLC will make Distributions to all Holders of Allowed Claims in accordance with the terms of this Plan. All Distributions shall be made by the Liquidating LLC without any requirement for bond or surety with respect thereto.

Section 8.2	Claims Allowed as of the Effective Date
     Except as otherwise provided in this Plan, or as may be ordered by the Bankruptcy Court, for those Claims that are Allowed as of the Effective Date and are entitled to receive Distributions under this Plan, Distribution shall be made on the Effective Date (or as soon thereafter as is practicable) by the Debtors or the LLC Agents, as applicable. Distributions on account of Claims that become Allowed after the Effective Date shall be made by the LLC Agents pursuant to the provisions of this Plan.

Section 8.3	Disputed Priority Claims Fund; Disputed General Unsecured Claims Fund; Nonaccepting Class 4 Claims Fund and Accepting Class 4 Claims Fund
     Subject to Sections 9.4 and 9.5 of the Plan, the Liquidating LLC shall maintain, in accordance with the Liquidating LLC’s powers and responsibilities under this Plan and the Liquidating LLC Agreement, (i) the Disputed Priority Claims Fund, (ii) if the LLC Option is elected, the Disputed General Unsecured Claims Fund and (iii) if the Cash Option is elected, the Nonaccepting Class 4 Claims Fund and the Accepting Class 4 Claims Fund.

Section 8.4	Delivery of Distributions
     Subject to the provisions of Bankruptcy Rule 2002(g) and except as otherwise provided under this Plan, Distributions to Holders of Allowed Claims shall be made at the address of each such Holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such Holders, or if the Debtors or the Liquidating LLC have been notified in writing of a change of address.

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Section 8.5	Undeliverable Distributions
     (a) Holding of Undeliverable Distributions: If any Distribution to any Holder of an Allowed Unsecured Claim is returned to the Debtors or the Liquidating LLC as undeliverable, no further Distributions shall be made to such Holder unless and until the LLC Agents are notified, in writing, of such Holder’s then-current address. Subject to Section 8.5(b) of this Plan, undeliverable Distributions shall remain in the possession of the Liquidating LLC until such time as a Distribution becomes deliverable. All persons ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind. Nothing contained in this Plan shall require the Liquidating LLC to attempt to locate any Holder of an Allowed Claim.
     (b) Failure to Claim Undeliverable Distributions: Within ten (10) Business Days after the later of the first anniversary of the Effective Date or the first Distribution under this Plan, the Liquidating LLC shall file a list with the Bankruptcy Court setting forth the names of those Entities for which Distributions have been attempted hereunder and have been returned as undeliverable as of the date thereof. Any Holder of an Allowed Claim that does not assert its rights pursuant to this Plan to receive a Distribution within two (2) months from and after the filing of such list shall have its Claim for such undeliverable Distribution discharged and shall be forever barred from asserting any such Claim against the Debtors or the Liquidating LLC. In such case, any consideration held for Distribution on account of such Claim shall revert to the Liquidating LLC for Distribution to the beneficiaries in accordance with the terms of this Plan.

Section 8.6	Compliance with Tax Requirements/Allocation
     (a) In connection with this Plan, to the extent applicable, the LLC Agents in making Distributions under this Plan shall comply with all tax withholding and reporting requirements imposed on the Liquidating LLC by any governmental unit, and all Distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The LLC Agents may withhold the entire Distribution due to any Holder of an Allowed Claim until such time as such Holder provides to the LLC Agents the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the LLC Agents to the appropriate authority. If the Holder of an Allowed Claim fails to provide to the LLC Agents the information necessary to comply with any withholding requirements of any governmental unit within six months after the date of first notification by the LLC Agents to the Holder of the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the Holder’s Distribution shall be treated as an undeliverable Distribution in accordance with this Plan.
     (b) In connection with the turnover by Time Warner pursuant to Section 5.11(c), the Holders of the Accepting Class 4 claims and the Cisneros Group Parties shall provide to Time Warner information necessary to comply with any withholding requirements of any governmental unit, and failure to provide such information shall cause the turnover to such party to be treated as an undeliverable Distribution in accordance with this Plan.
     (c) The LLC Agents shall, and shall cause Reorganized AOLA LLC, AOL Spain, AOL Brazil, AOL Mexico, QuotaHolder and any other Person or Entity whose equity interests are held directly or indirectly by the Liquidating LLC, to (i) comply with all tax withholding and reporting requirements imposed on it or them by any governmental unit and (ii) file (or cause to be filed) returns for the Liquidating LLC as a partnership for U.S. federal income tax purposes. The Liquidating LLC Agreement shall set forth allocations of income in accordance with each party’s economic interest of the Liquidating LLC.
     (d) The holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC intend for the Liquidating LLC to be treated as a partnership for U.S. federal income tax purposes, and such holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC agree that (i) they will take no contrary position for U.S. federal income tax purposes unless otherwise required by law and (ii) they will not merge, convert or take any action that would cause the Liquidating LLC or Reorganized AOLA LLC to be treated as other than a partnership or disregarded entity, as applicable, for U.S. federal income tax purposes.
     (e) Unless otherwise required by law, the holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC agree that (i) the property

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transferred to the Liquidating LLC and the beneficial interests in such Liquidating LLC distributed by the LLC Agents to such holders will be valued consistently by all holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC for U.S. federal income tax purposes, (ii) the assumption and assignment of the PR Agreement and any other contracts or agreements assumed pursuant to this Plan will be valued consistently by all holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC for U.S. federal income tax purposes and (iii) the Other PR Assets assigned, conveyed and transferred to AOL (or to such other TW Party as directed by the TW Parties) will be valued consistently by all holders of beneficial interests in the Liquidating LLC (and any transferees), the Liquidating LLC, the Debtors and Reorganized AOLA LLC for U.S. federal income tax purposes.

Section 8.7	Fractional Dollars, De Minimis Distributions
     Notwithstanding anything contained herein to the contrary, payments of fractions of dollars will not be made. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest dollar (up or down), with half dollars being rounded down. The Liquidating LLC, as successor to the Debtors shall have the discretion not to make payments of less than twenty-five ($25) dollars on account of any Allowed Unsecured Claim, unless a specific request is made in writing to the Liquidating LLC on or before ninety (90) days after Allowance of such Claim. In addition, after the first Distribution Date, the Liquidating LLC shall not be required to make any Distribution on account of any Claim in the event that the costs of making such Distribution payment exceed the amount of such Distribution payment, and all cash that otherwise would have been distributed to the Holders of such de minimis claims shall otherwise be distributed in accordance with the terms of this Plan.

Section 8.8	Set-Offs and Recoupments
     The Liquidating LLC, as successor to the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off or recoup against any Allowed Claim and the Distributions to be made pursuant to this Plan on account thereof (before any Distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors may hold against the Holder of such Allowed Claim. The Holders of Claims may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off or recoup any Allowed Claims such Holder possesses against any claim, rights or Causes of Action of any nature that the Liquidating LLC, as successor to the Debtors, may hold against such Holder. Neither the failure to effect such a set-off or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or such Holders of any such claims, rights and Causes of Action that such parties may possess under section 553 of the Bankruptcy Code.

Section 8.9	Time Bar to Cash Payments
     Checks issued by the Liquidating LLC on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Liquidating LLC by the Holder of the Allowed Claim with respect to which such check originally was issued. Any Claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final Distribution hereunder on account of such Claim. After such date, all Claims in respect of voided checks shall be discharged and forever barred and the right to all moneys from the voided checks shall revert to the Liquidating LLC for Distribution under this Plan.

Section 8.10	Manner of Payment Under Plan of Reorganization
     At the option of the LLC Agents or the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

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ARTICLE IX
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 9.1	Prosecution of Objections to Claims
     (a) Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as set forth in this Plan, the Liquidating LLC shall have the right to make, file and prosecute objections to Unsecured Claims, Administrative Claims and Priority Claims; provided, that the Liquidating LLC shall not have the right, power or authority to pursue the Released Claims. The Liquidating LLC shall have the right to prosecute objections to Claims previously filed by the Debtors. All Disputed Claims shall be determined, resolved or adjudicated in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, unless the LLC Agents, at their election, choose to determine, resolve or adjudicate such Disputed Claim in the Bankruptcy Court.
     (b) Unless another time is set by order of the Bankruptcy Court, all objections to Claims shall be filed with the Bankruptcy Court and served upon the Holders of each of the Claims to which objections are made by the later of (a) ninety (90) days after the Effective Date; or (b) ninety (90) days after a timely Proof of Claim or request for payment with respect to such Claim is filed; provided, however, that the Liquidating LLC may seek an extension of such time to object.
     (c) Except as set forth in this Plan, nothing in this Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense that Debtors had immediately prior to the commencement of the Chapter 11 Cases, against or with respect to any Claim or Equity Interest. Except as set forth in this Plan, upon Confirmation, the Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses of the Debtors, which shall be vested in and assigned to the Liquidating LLC as of the Effective Date.

Section 9.2	Estimation of Claims
     The Liquidating LLC may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Liquidating LLC previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim (including for purposes of determining the Disputed Priority Claims Fund, Disputed General Unsecured Claims Fund, Nonaccepting Class 4 Claims Fund and Accepting Class 4 Claims Fund, as applicable), as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating LLC may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

Section 9.3	Cumulative Remedies
     All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved or provided herein or by any mechanism approved by the Bankruptcy Court. Until such time as such a Claim becomes Allowed, such Claim shall be treated as a Disputed Claim for purposes related to allocations, Distributions and voting under this Plan.

Section 9.4	Payments and Distributions on Disputed Claims
     (a) Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the LLC Agents in their sole discretion, no partial payments and no partial distributions will be made with respect to a

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Disputed Claim until the resolution of such dispute by settlement or Final Order. Subject to the provisions of this Article IX, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and Distributions to which such Holder is then entitled under the Plan as the Holder of an Allowed Claim. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Liquidating LLC in its sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.
     (b) Following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a), if a Disputed Priority Claim becomes an Allowed Claim after the Effective Date, the amount of the Disputed Priority Claims Fund attributable to such Disputed Priority Claim shall be released from the Disputed Priority Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Claim and any excess shall constitute Available Cash. If a Disputed Priority Claim becomes Disallowed after the Effective Date, the entire amount of the Disputed Priority Claims Fund attributable to such Disputed Priority Claim shall constitute Available Cash.
     (c) If the Debtors elect the LLC Option and if a Disputed Class 4 General Unsecured Claim becomes an Allowed Claim after the Effective Date following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a), the amount of the Disputed General Unsecured Claims Fund attributable to such Disputed Class 4 General Unsecured Claim shall be released from the Disputed General Unsecured Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Claim and any excess shall constitute Available Cash. If a Disputed Class 4 General Unsecured Claim becomes Disallowed after the Effective Date, the entire amount of the Disputed General Unsecured Claims Fund attributable to such Disputed Class 4 General Unsecured Claim shall constitute Available Cash.
     (d) If the Debtors elect the Cash Option and if a Disputed Accepting Class 4 Claim becomes an Allowed Claim after the Effective Date following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a), the amount of the Accepting Class 4 Claims Fund attributable to such Accepting Class 4 Claim shall be released from the Accepting Class 4 Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Accepting Class 4 Claim and any excess shall constitute Available Cash. If a Disputed Accepting Class 4 Claim becomes Disallowed after the Effective Date, the entire amount of the Accepting Class 4 Claims Fund attributable to such Disputed Accepting Class 4 Claim shall constitute Available Cash.
     (e) If the Debtors elect the Cash Option and if a Disputed Nonaccepting Class 4 Claim becomes an Allowed Claim after the Effective Date following the resolution of a dispute by settlement or Final Order pursuant to Section 9.4(a), the amount of the Nonaccepting Class 4 Claims Fund attributable to such Disputed Nonaccepting Class 4 Claim shall be released from the Nonaccepting Class 4 Claims Fund for purposes of making Distributions as required by the Plan to the Holder of such Allowed Claim and any excess shall constitute Available Cash. If a Disputed Nonaccepting Class 4 Claim becomes Disallowed after the Effective Date, the entire amount of the Nonaccepting Class 4 Claims Fund attributable to such Disputed Nonaccepting Class 4 Claim shall constitute Available Cash.

Section 9.5	Allowance of Claims
     (a) Disallowance of Claims: Pursuant to sections 105 and 502(d) of the Bankruptcy Code, no Distributions will be made to Holders of Claims held by Entities from which property is recoverable under sections 542, 543, 550, 553, 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code (including the Rights of Action) until such time as such Causes of Action against that Entity have been settled or resolved by a Final Order and all sums due to the respective Debtor or the Liquidating LLC are turned over to the Debtors or the Liquidating LLC. Until such time as any such claim has been settled or resolved by Final Order, the Liquidating LLC shall maintain a reserve in respect of such claim in accordance with Section 8.3 hereof.
     (b) Allowance of Claims: Except as expressly provided in this Plan, no Claim shall be deemed Allowed by virtue of this Plan, Confirmation, or any order of the Bankruptcy Court in the Chapter 11 Cases, unless and until such Claim is deemed Allowed under the Bankruptcy Code.

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ARTICLE X
CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN

Section 10.1	Conditions Precedent to Confirmation
     It shall be a condition to Confirmation of the Plan that all provisions, terms and conditions of the Plan shall have been approved in the Confirmation Order or waived pursuant to the provisions of Section 10.3 below.

Section 10.2	Conditions Precedent to Occurrence of the Effective Date
     It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 10.3 of the Plan:
     (a) the Confirmation Order shall have been approved by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court, shall not be subject to a pending motion pursuant to section 1144 of the Bankruptcy Code and shall have become a Final Order;
     (b) there shall not be in effect any order, law or regulation staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan;
     (c) all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Liquidating LLC and Reorganized AOLA LLC to perform their respective obligations under the Plan and to permit the Liquidating LLC and Reorganized AOLA LLC to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by the Plan shall have occurred;
     (d) the AOLA Limited Liability Company Agreement and the AOLA Certificate of Conversion to Limited Liability Company shall have been filed with the Secretary of State of the State of Delaware;
     (e) The Debtors shall have sufficient Cash and Assets to permit compliance with the terms and conditions of this Plan, including the payment or reservation for payment of the Retention Payment Fund, Administrative Claims Reserve Fund and Allowed Priority Claims;
     (f) If the Cash Option is elected, the Debtors shall have sufficient Cash to pay, or reserve for the payment of, all Class 4 Claims;
     (g) The Liquidating LLC shall have been created pursuant to the terms of this Plan, the LLC Agents shall have been identified and appointed and the Liquidating LLC Agreement shall have been duly executed and delivered in form and substance acceptable to the Debtors and the Principal Stockholders;
     (h) AOL and the Debtors shall have agreed in writing on the amounts due by AOL to be paid to AOLA under the PR Agreement on or after the PR Transfer Date;
     (i) AOL shall have paid to the Liquidating LLC all amounts due to be paid to the Debtors on or prior to the Effective Date pursuant to Section 6.1(b);
     (j) The Debtors (1) shall have assumed and assigned the PR Agreement and assigned, transferred and conveyed substantially all of the Other PR Assets to the applicable TW Parties in accordance with Section 3.3(c) of this Plan free of any lien, claim or encumbrance except as otherwise agreed by the TW Parties and except as set forth in clause (3) below; (2) shall have executed and delivered instruments of assignment and documents as required by law or as reasonably requested by the TW Parties to evidence such assignments and transfers; and (3) between January 17, 2006 and the Effective Date, shall not knowingly have taken any action to further encumber any of the Other PR Assets except as otherwise agreed by the TW Parties; provided, that any such lien, claim or

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encumbrance existing or arising as a result of a pre-existing contractual provision, applicable law, local practice or specific direction of the Special Committee of AOLA’s Board of Directors shall not constitute a breach of this clause (3) or clause (1) above; provided, further, that such assignment, transfer and conveyance shall be on an as-is where-is basis, without any further representations or warranties and with no right of indemnity against the Debtors other than indemnity for willful breach of clause (3) of this sub-section (j);
     (k) The Shut-Down Costs Letter Agreement shall be in full force and effect; and
     (l) all other actions and documents necessary to implement the provisions of the Plan on the Effective Date shall have been, respectively, effected or duly executed and delivered.

Section 10.3	Waiver of Conditions
     The Debtors, with the consent of the Principal Stockholders, may waive any of the conditions precedent to Confirmation of the Plan and occurrence of the Effective Date set forth in this Article X of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than a proceeding to confirm and/or consummate the Plan.

Section 10.4	Effect of Non-Occurrence of Effective Date Conditions
     If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with this Article X on or before the first Business Day that is more than 120 days after the Confirmation Date or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on motion by the Debtors made prior to the time that all of the conditions have been satisfied or waived, the Bankruptcy Court may vacate the Confirmation Order and the Confirmation Order shall be of no force and effect. Notwithstanding the foregoing, the Confirmation Order shall not be vacated if all of the conditions to the occurrence of the Effective Date set forth in this Article X are either satisfied or waived, in accordance with the terms hereof, prior to entry by the Bankruptcy Court of an order granting the relief requested in such motion.
     If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

Section 10.5	Substantial Consummation of Plan
     Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.
ARTICLE XI
RELEASE, INJUNCTIVE AND RELATED PROVISIONS

Section 11.1	Subordination
     The classification and manner of satisfying all Claims and Equity Interests and the respective Distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) and 510(c) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Article XI.

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Section 11.2	Releases
     In consideration of (i) the contributions of certain parties to the Chapter 11 Cases and the waivers of Claims, rights and Causes of Action in Article VII, including, but not limited to, the waiver by certain parties (or their affiliates) of rights against one or more of the Debtors and (ii) the Series C Beneficial Interests distributed pursuant to Sections 3.3(c), 3.3(e) and 5.11 hereof, the Plan provides for certain waivers, exculpations, releases and injunctions.
     (a) Releases by Debtors and Liquidating LLC. On and after the Effective Date, the Debtors, Reorganized AOLA LLC, and the Estates and the Liquidating LLC hereby release and forever discharge:
(i)	all Released Parties and their respective agents (including any attorneys, accountants, advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), and any successors or assigns of the foregoing; and

(ii)	the property of each of the foregoing Persons and Entities,
from any and all Claims and from all Causes of Action that the Debtors or their direct or indirect subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date for Claims or liabilities in connection with or related to the Debtors, the Debtors’ direct and indirect subsidiaries, the Chapter 11 Cases or the Plan; provided, however, that the foregoing provisions of this Section 11.2(a) shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.
     (b) Releases by Holders of Claims. On and after the Effective Date, each Holder of an Accepting Class 4 Claim shall be deemed to have unconditionally and fully waived, released and forever discharged the Released Parties and each of the Released Parties’ respective agents (including any attorneys, accountants, advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), and any successors or assigns of the foregoing, and the property of each of the foregoing Entities or Persons from any and all Claims or Causes of Action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating to or pertaining to (i) the Debtors, the Liquidating LLC or the LLC Agents, (ii) the Chapter 11 Cases and (iii) the negotiation, formulation and preparation of the Plan; provided, however, that the foregoing provisions of this Section 11.2(b) shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.
     (c) Mutual Releases by and of the Principal Stockholders and the Senior Officers. On and after the Effective Date, in accordance with the Secured Retention Bonuses Orders, each Senior Officer and each of the Principal Stockholders, shall be deemed to have released each other, and the property of each other from any and all Claims or Causes of Action whatsoever based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating to or pertaining to (i) the Debtors, the Liquidating LLC or the LLC Agents, (ii) the Chapter 11 Cases and (iii) the negotiation, formulation and preparation of the Plan; provided, however, that the foregoing shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.
     (d) Mutual Releases by and of the Released Parties. On and after the Effective Date, each of the Released Parties shall be deemed to have released unconditionally each of the other Released Parties, and the property of each of foregoing Persons or Entities from any and all Claims or Causes of Action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or

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before the Effective Date in any way relating to or pertaining to (i) the Debtors, the Liquidating LLC or the LLC Agents, (ii) the Chapter 11 Cases and (iii) the negotiation, formulation and preparation of the Plan; provided, however, that the foregoing provisions of this Section 11.2(c) shall have no effect on the liability of any Person or Entity that results from any such act or omission that is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.
     (e) Notwithstanding any provision of this Plan to the contrary, the foregoing provisions of this Section 11.2 shall not act to release the Debtors, Reorganized AOLA LLC, the Liquidating LLC or any other Person from any amounts expressly payable by the Debtors, Reorganized AOLA LLC, the Liquidating LLC or such Person under this Plan or any express obligations by the Debtors, Reorganized AOLA LLC, the Liquidating LLC or such Person pursuant to this Plan.

Section 11.3	Exculpation and Limitation of Liability
     (a) None of the Debtors, the Estates, the Released Parties, nor any of the foregoing Entities’ or Persons’ respective agents (including any attorneys, accountants, advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), and no successors or assigns of the foregoing, shall have or incur any liability to any Person or Entity, whether arising under contract, tort, federal or state securities laws, whether known or unknown, foreseen or unforeseen, existing or arising in the future, for any pre-petition or post-petition act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, including, without limitation, the formulating, negotiating or implementing of this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities in the Chapter 11 Cases and under this Plan.
     (b) Notwithstanding any other provision of this Plan, no Holder of a Claim or Equity Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Liquidating LLC, the LLC Agents, or any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing this Plan, the consummation of this Plan, the confirmation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except to the extent any such act or omission is judicially determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct or except on account of a Beneficial Interest distributed to such Holder under the Plan.

Section 11.4	Injunction
     (a) On and after the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order, all Persons and Entities who have held, currently hold or may hold a Claim against or Equity Interest in the Debtors (whether directly or indirectly and whether as a beneficial holder of such Claim or Equity Interest or as a holder of record of such Claim or Equity Interest or otherwise) are permanently enjoined, from and after the Confirmation Date and subject to the occurrence of the Effective Date, from: (i) commencing or continuing in any manner (including by directly or indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC, the LLC Agents or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner or means of any judgment, award, decree or order against the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC, the LLC Agents or their respective properties on account of any such Claim or Equity Interest; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC or the LLC Agents or against the property or interests in property of any of the foregoing Persons or Entities on account of any such Claim or Equity Interest; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any

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obligation due from the Debtors, the Estates, Reorganized AOLA LLC, the Liquidating LLC, the LLC Agents or against the properties or interests in property of any of the foregoing Persons or Entities on account of any such Claim or Equity Interest; (v) authenticating, delivering or facilitating the delivery of any certificate, including any global note or certificate or other documents evidencing a Holder’s TW Notes or interest in the TW Notes; and (vi) commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the Plan, including the releases and exculpations provided in Section 11.2 and Section 11.3 of this Plan. The foregoing injunction will extend to the benefit of the successors of the Debtors (including, without limitation, Reorganized AOLA LLC), the Liquidating LLC, the LLC Agents and the Persons and Entities entitled to the benefit of the releases and exculpations provided in Section 11.2 and Section 11.3 of this Plan, and their respective properties and interests in property. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.
     (b) All injunctions or stays contained in this Plan or any Final Order shall remain in full force and effect in accordance with their terms, or as provided in the Bankruptcy Code.
     (c) With respect to the matters within the scope of Section 12.1(w) herein, all Persons and Entities shall be and are permanently enjoined from commencing or continuing any such matter except in the Bankruptcy Court and the Bankruptcy Court shall retain jurisdiction over such matters as set forth in Article XII.

Section 11.5	Indemnification
     The Liquidating LLC shall indemnify and hold harmless (i) the LLC Agents, (ii) all Persons employed by the Liquidating LLC, and (iii) all professionals and other agents retained by the Liquidating LLC and/or the LLC Agents (collectively, the “Indemnified Parties”), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Debtors or the implementation or administration of this Plan, if the Indemnified Parties acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Debtors, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. To the extent the Liquidating LLC indemnifies and holds harmless the Indemnified Parties as provided above, the legal fees and costs related to the defense of such claims giving rise to the right of indemnification shall be paid by the Liquidating LLC.

Section 11.6	Term of Existing Injunctions or Stays
     Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date, and thereafter shall be annulled, except as provided for herein.
ARTICLE XII
RETENTION OF JURISDICTION

Section 12.1	Retention of Jurisdiction
     Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the matters within the scope of Sections 12.1(u), (v), (w), (x) and (y), as to which jurisdiction shall be non-exclusive to the extent such matters are not specifically related to the Chapter 11 Cases, this Plan or any transaction contemplated herein), over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including, without limitation, jurisdiction to:

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     (a) Hear and determine any timely objections to Administrative Claims or to proofs of Claims and Interests filed, both before and after the Effective Date, including any objections to the classification of any Claim or Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of, or secured or unsecured status of, any Claim, in whole or in part;
     (b) Grant or deny any applications for allowance of compensation for services rendered and reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;
     (c) Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any of the Debtors was or is a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI hereof to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;
     (d) Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article VIII;
     (e) Decide or resolve any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to this Plan, may be instituted by the Liquidating LLC after the Effective Date (to the extent such venue is selected by the Liquidating LLC);
     (f) Enter such orders and take other actions as may be necessary or appropriate to implement or consummate the provisions of the Plan and the Confirmation Order, including, but not limited to, modification or amendment thereof pursuant to Section 13.3 of the Plan, and all contracts, instruments, releases, transactions and other agreements or documents created in connection with this Plan;
     (g) Resolve any cases, controversies, suits or disputes that may arise in connection with or relating to this Plan, the interpretation, implementation or enforcement of this Plan, or any Person’s or Entity’s obligations incurred in connection with the Plan;
     (h) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;
     (i) Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;
     (j) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
     (k) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement;
     (l) Enter an order or Final Decree concluding the Chapter 11 Cases;
     (m) Resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the applicable Claims Bar Date, if any, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the Confirmation of this Plan for the purpose of determining whether a Claim or Equity Interest is discharged hereunder or for any other purpose;
     (n) Recover all assets of the Debtors and property of the Estate, wherever located, including any Causes of Action under sections 554 through 550 of the Bankruptcy Code;

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     (o) Hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;
     (p) Hear and resolve all matters involving the nature, existence or scope of the Debtors’ discharge;
     (q) Effectuate performance of or payment of all obligations under the Plan;
     (r) Consider any modifications of this Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;
     (s) Issue orders in aid of execution of this Plan;
     (t) Hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code, including the allowance or disallowance and classification of late-filed proofs of claim in accordance with Rule 9006(b) of the Bankruptcy Rules;
     (u) Resolve matters that may arise in connection with the Liquidating LLC or the Liquidating LLC Agreement;
     (v) Issue orders and hear matters in connection with Reorganized AOLA LLC’s sale or disposition of AOL Spain, AOL Brazil or AOL Mexico;
     (w) Issue orders or hear matters in connection with the dissolution of QuotaHolder;
     (x) Resolve any actions or controversies by the LLC Agents or the LLC Administrator;
     (y) Resolve any actions or controversies against the LLC Agents or the LLC Administrator; and
     (z) Resolve any matter relating to or arising out of any action or act taken or omission in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other act or omission taken or to be taken in connection with the Chapter 11 Cases commenced against any party in the Chapter 11 Cases, including, without limitation, the Liquidating LLC, the Debtors, Reorganized AOLA LLC, the Principal Stockholder and their respective current and former directors and officers, members, agents, advisors, attorneys, advisors and other professionals and Entities employed pursuant to sections 327 and 1103 of the Bankruptcy Code.
ARTICLE XIII
MISCELLANEOUS PROVISIONS

Section 13.1	Title to Assets
     Except as otherwise provided by this Plan, on the Effective Date, title to all Assets shall vest in the Liquidating LLC in accordance with section 1141 of the Bankruptcy Code, for purposes of distribution in accordance with the Plan and the Liquidating LLC Agreement.

Section 13.2	Releases of All Liens
     On the Effective Date, all Liens on any of the Assets shall be deemed to be released and Claims related thereto shall be paid pursuant to this Plan.

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Section 13.3	Modification of Plan
     Subject to obtaining the approval of the Principal Stockholders, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to alter, amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, subject to obtaining the approval of the Principal Stockholders, the Debtors or the LLC Agents, as the case may be, may amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified or clarified in accordance with this Article XIII, unless the proposed alteration, amendment, modification or clarification adversely changes the treatment of the Claim of such Holder.

Section 13.4	Discharge of Debtors
     Consistent with section 1141(d)(3) of the Bankruptcy Code, this Plan does not grant AOL Caribbean Basin, AOL Management LLC and Puerto Rico Management Services a discharge. Notwithstanding the foregoing, except as otherwise provided herein, (1) the rights afforded in this Plan and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, discharge and release of such Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Liquidating LLC and any of their Assets or properties, and (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied and released in full and (3) all Persons and Entities shall be precluded from asserting against the Debtors, the Liquidating LLC or any of their Assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

Section 13.5	Revocation of Plan
     The Debtors reserve the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if the Effective Date does not occur, then the Plan shall be deemed null and void, and of no force or effect.

Section 13.6	Successors and Assigns
     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

Section 13.7	Retention and Destruction of Records
     From and after the Effective Date, the Debtors, the Liquidating LLC, Reorganized AOLA LLC and any custodian, attorney, accountant, or other person that holds recorded information, including books, documents, records, and papers, relating to the Assets, operations or financial affairs of the Debtors, the Liquidating LLC or Reorganized AOLA LLC may destroy such recorded information in accordance with applicable law.

Section 13.8	Post-Effective Date Fees and Expenses
     From and after the Effective Date, the Liquidating LLC may, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by the LLC Agents and the Liquidating LLC related to implementation and consummation of this Plan.

Section 13.9	Allocation of Payments
     Unless required by law, To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated, for income

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tax purposes, to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

Section 13.10	Section 1145 Exemption
     Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security.

Section 13.11	Headings
     Headings utilized in the Plan are for the convenience of reference only and shall not constitute a part of the Plan for any other purpose.

Section 13.12	Governing Law
     Except to the extent that other federal law is applicable, or to the extent that an exhibit hereto or to the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York.

Section 13.13	Severability
     If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors (upon the prior written consent of the Principal Stockholders), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 13.14	Implementation
     The Debtors shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in this Plan.

Section 13.15	Inconsistency
     In the event of any inconsistency among the Plan, the Disclosure Statement, any exhibit to the Plan or to the Plan Supplement or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

Section 13.16	Further Assurances
     The Debtors, Reorganized AOLA LLC, the Liquidating LLC, the LLC Agents and all Holders of Claims and Equity Interests receiving Distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

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Section 13.17	Service of Documents
     Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors, Reorganized AOLA LLC or the Liquidating LLC shall be sent by first class U.S. mail, postage prepaid to:
     On behalf of the Debtors:

Douglas P. Bartner Michael H. Torkin Michael Pardo Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179 - and –

Pauline K. Morgan
Edmon L. Morton
Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

     On behalf of the Liquidating LLC and Reorganized AOLA LLC:

As set forth in a notice to be included in the Plan Supplement.
     On behalf of the TW Parties:

Elisha D. Graff Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Facsimile: (212) 455-2502
     On behalf of Aspen Investments LLC and Atlantis Investments LLC:

Aspen Investments LLC and Atlantis Investments LLC
c/o Finser Corp.
555 Biltmore Way, Suite 900
Coral Gables, FL 33134
Attn: Joan Jensen, Esq.

          - and -

Benjamin Mintz
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022

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Telephone: (212) 836-8000 Facsimile: (212) 836-6550
     On behalf of the US Trustee:

Office of the United States Trustee Attn: David M. Klauder, Esq. J. Caleb Boggs Federal Building, 844 King Street, 2nd Floor, Wilmington, Delaware 19801

Section 13.18	Exemption from Certain Transfer Taxes
     Pursuant to section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any other Lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be taxed under any law imposing a stamp tax or similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any stamp tax or similar tax.

Section 13.19	Compromise of Controversies
     Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, Reorganized AOLA LLC, the Estates, and any Entity holding Claims against the Debtors.

Section 13.20	No Admissions
     Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by an Entity with respect to any matter set forth herein.

Section 13.21	Filing of Additional Documents
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 13.22	Continuing Viability of Other Orders
     Except to the extent expressly modified by this Plan, all Final Orders shall continue in full force and effect.

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Section 13.23	Closing of Cases
     The LLC Agents shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to obtain a Final Decree closing the Chapter 11 Cases.

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Dated:	Wilmington, Delaware January 17, 2006

AMERICA ONLINE LATIN AMERICA, INC.
By:	/s/ Charles M. Herington
	Name:	Charles M. Herington
	Title:	President and CEO

AOL PUERTO RICO MANAGEMENT SERVICES, INC.
By:	/s/ Mario Martin Lanzoni
	Name:	Mario Martin Lanzoni
	Title:	Treasurer

AMERICA ONLINE CARIBBEAN BASIN, INC.
By:	/s/ Mario Martin Lanzoni
	Name:	Mario Martin Lanzoni
	Title:	Treasurer

AOL LATIN AMERICA MANAGEMENT LLC
By:	/s/ Charles M. Herington
	Name:	Charles M. Herington
	Title:	Manager

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Exhibit A
Shut-Down Costs Letter Agreement

Time Warner Inc. One Time Warner Center New York, NY 10019	America Online, Inc. 22000 AOL Way Dulles, VA 20166
January 17, 2006
America Online Latin America, Inc.
6600 N. Andrews Avenue, Suite 400
Ft. Lauderdale, Florida 33309
Attn: President
Aspen Investments LLC
c/o Finser Corporation
550 Biltmore Way, Suite 900
Coral Gables, FL 33134
Attn: President
Atlantis Investments LLC
c/o Finser Corporation
550 Biltmore Way, Suite 900
Coral Gables, FL 33134
Attn: President
Ladies and Gentlemen:
     The purpose of this letter is to confirm our understandings and agreements relating to the payment of certain post-petition costs and expenses associated with the wind-down of America Online Latin America, Inc. (“AOLA”) and its subsidiaries (the “Wind-Down”).
     As you know, AOLA and certain of its subsidiaries (collectively, the “Debtors”) are debtors in a jointly administered chapter 11 case pending in the United States Bankruptcy Court for the District of Delaware. On or about January 17, 2006, the Debtors intend to file a Joint Plan of Reorganization and Liquidation (the “Plan”) which will provide for the implementation of the Wind-Down. Pursuant to the Wind-Down, certain of AOLA’s non-Debtor subsidiaries, including AOL S. de R.L. de C.V. (“AOL Mexico”) and AOL Brasil Ltda. (“AOL Brazil”), will be liquidated and/or dissolved in accordance with applicable local laws. America Online, Inc. (“AOL”) is expected to incur actual out-of-pocket costs and expenses in assisting AOLA, AOL Mexico and AOL Brazil in their efforts to terminate service, discontinue customers, and shut down operations in connection with the Wind-Down of AOL Mexico and AOL Brazil, as set forth in an estimate delivered by AOL to AOLA (the “Wind-Down Costs”). The parties hereto have agreed that AOL will be reimbursed for the Wind-Down Costs in a manner consistent with the following terms and conditions. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Plan.

     • All payments made by AOL Mexico and/or AOL Brazil to AOL hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (“Taxes”), excluding any Taxes imposed by the jurisdiction in which AOL is organized or is located, or in which its principal executive office is located or by reason of any connection between the jurisdiction imposing such Tax and AOL other than in connection with AOL having executed, delivered or performed its obligations hereunder or performed activities described herein (“Non-Excluded Taxes”); provided, that if any such Non-Excluded Taxes are required to be withheld from, or otherwise deducted from, any amounts payable to AOL hereunder, the amounts so payable shall be increased as necessary so that after making all required deductions for Non-Excluded Taxes (including deductions applicable to additional sums payable under this paragraph), AOL receives an amount equal to the sum it would have received had no such deductions been made.
     • If any applicable law requires AOL Mexico and/or AOL Brazil to withhold or deduct any amounts from any Wind-Down Costs paid to AOL hereunder, AOL Mexico and/or AOL Brazil shall effect such withholding, remit such amounts to the appropriate governmental authorities and deliver to AOL, within thirty (30) days of payment of such amounts to the governmental authorities, the original or a certified copy of a tax receipt issued by such governmental authority evidencing the payment of any such amounts.
     • AOL Mexico and AOL Brazil shall indemnify AOL, within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes paid by or with respect to AOL on or with respect to any payment by or on account of any obligation of AOL hereunder (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this paragraph) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided, that AOL shall cooperate with AOL Mexico and AOL Brazil to contest such Non-Excluded Taxes at the reasonable request of AOL Mexico and/or AOL Brazil.
     • If AOL receives a refund in respect of any amounts paid by AOL Mexico or AOL Brazil hereunder, which refund in the sole discretion of AOL is allocable to such payment, AOL shall promptly notify AOLA of such refund and shall, within fifteen (15) days after receipt, repay such refund and any interest with respect thereto (net of any Taxes payable thereon, taking into account any offsetting deductions, with respect to such refund and interest received with respect thereto) to AOLA net of all out-of-pocket expenses of AOL; provided, that AOLA, upon the request of AOL, agrees to repay the amount paid over to AOLA to AOL in the event that AOL is required to repay such refund and/or interest.
     • Upon reasonable request by AOLA, AOL Mexico or AOL Brazil, and as permitted by applicable law, AOL shall deliver to such party properly completed and executed documentation so as to effectuate the terms of this letter and to permit any payments made hereunder to be made without withholding of Taxes or at a reduced rate.

     • AOL Mexico agrees, and AOLA agrees to cause AOL Mexico, to reimburse AOL in an amount up to $300,000 for Wind-Down Costs incurred by AOL in connection with the shut-down of AOL Mexico (the “AOL Mexico Wind-Down Costs”). AOL will be reimbursed for any AOL Mexico Wind-Down Costs (up to the $300,000 cap) as and when services resulting in AOL Mexico Wind-Down Costs are performed and billed to AOL Mexico. AOL and AOLA agree to cooperate to produce a separate agreement between AOL and AOL Mexico and all other documentation reasonably required to ensure optimal externalization of funds in respect of the payment of the AOL Mexico Wind-Down Costs. AOL agrees to take reasonable commercial efforts to minimize the amount of the AOL Mexico Wind-Down Costs and only to charge AOL Mexico for actual out-of-pocket costs and expenses incurred in connection with the shut-down of AOL Mexico.
     • AOL Brazil agrees, and AOLA agrees to cause AOL Brazil, to reimburse AOL in an amount up to $1,004,000 for Wind-Down Costs incurred by AOL in connection with the shut-down of AOL Brazil (the “AOL Brazil Wind-Down Costs”). AOL will be reimbursed for any AOL Brazil Wind-Down Costs (up to the $1,004,000 cap) as and when services resulting in AOL Brazil Wind-Down Costs are performed and billed to AOL Brazil. AOL and AOLA agree to cooperate to produce a separate agreement between AOL and AOL Brazil and all other documentation reasonably required to ensure optimal externalization of funds in respect of the payment of the AOL Brazil Wind-Down Costs. AOL agrees to take reasonable commercial efforts to minimize the amount of the AOL Brazil Wind-Down Costs and to only charge AOL Brazil for actual out-of-pocket costs and expenses incurred in connection with the shut-down of AOL Brazil and, to the extent AOL’s actual out-of-pocket costs and expenses depend upon negotiations with third parties, to take reasonable commercial efforts to minimize the amount of such costs.
     • To the extent that any payments hereunder have not been paid as and when required by either AOL Mexico or AOL Brazil (the “Unpaid Costs”), AOLA shall pay the amount of the Unpaid Costs to AOL from Available Cash (after payment or reservation of amounts necessary to pay distributions on account of the Series A-1 Beneficial Interests and the Series A-2 Beneficial Interests, if the LLC Option is elected) on a par with amounts payable on account of the Series C Beneficial Interests, at the rate of 50% of such Available Cash to AOL, on the one hand, and 50% of such Available Cash to the holders of the Series C Beneficial Interests, on the other hand, until any such Unpaid Costs are paid in full.
     • Each of AOLA, AOL Mexico and AOL Brazil represents and warrants, severally and not jointly, as to itself and not as to any other entity, that it is duly authorized to execute and deliver this letter agreement and that each of its obligations hereunder are valid, binding and enforceable against it in accordance with its terms, subject to, in the case of (i) AOLA, the occurrence of the Effective Date or entry of an order of the Bankruptcy Court (which may be the Confirmation Order) authorizing this letter agreement, and (ii) AOL Mexico and/or AOL Brazil, applicable foreign exchange regulations and bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting creditors’ rights.

     Please confirm that the foregoing sets forth our agreement by signing and returning to us the duplicate copy of this letter. This letter agreement may be executed in multiple counterparts, any of which may be transmitted by facsimile or by electronic mail in portable document format, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours, TIME WARNER INC.
By:	/s/
Name:
Title:

AMERICA ONLINE, INC.
By:	/s/
Name:
Title:

Acknowledged and Agreed as of
the date first written above:

AMERICA ONLINE LATIN AMERICA, INC.
By:	/s/
Name:
Title:

AOL S. DE R.L. DE C.V.
By:	/s/
Name:
Title:

AOL BRASIL LTDA.
By:	/s/
Name:
Title:

EXHIBIT B
UNAUDITED BALANCE SHEET

AOL LATIN AMERICA
MONTHLY REPORT TO BANKRUPTCY TRUSTEE
As of and for the Month ended, November 30, 2005

			AOL Puerto	America Online
	America Online Latin	AOL Latin America	Management	Caribbean Basin,
	America, Inc.	Management, LLC	Services, Inc.	Inc.
CASE NUMBER	05-11778 (MFW)	05-11779 (MFW)	05-11780 (MFW)	05-11781 (MFW)
BALANCE SHEET

Assets:
Current Assets:
Cash and Cash equivalents	194,144	7,690,279	4,677	—
Short-term Investments	—	—	—	—
Other Accounts Receivable	—	3,780	188	—
Accounts Receivable — Subscription	—	—	—	—
Accounts Receivable — Advertising & E-Commerce	—	27,241	—	22,515
Accounts Receivable — PC Financing	—	—	—	—
Accounts Receivable — Related Parties	—	—	—	—
Less Allowance	—	—	—	(6,415)
Receivable from other AOLA affiliate — Spain	—	1,002,906	—	—
Receivable from other AOLA affiliate — Ft. Lauderdale	6,718,116	—	—	13,769,333
Receivable from other AOLA affiliate — QuotaHolders	—	2,007	—	—
Receivable from other AOLA affiliate — Argentina	—	—	—	—
Receivable from other AOLA affiliate — Brazil	—	—	—	—
Receivable from other AOLA affiliate — Mexico	10,592,281	144,802	—	—
Receivable from other AOLA affiliate — Puerto Rico	17,003	2,165,951	144,531	3,587,289
Receivable from other AOLA affiliate — AOLA Inc.	—	116,959	—	2,258,212
Receivable from AOL Inc	—	67,763	—	—
Receivable from ODC	—	—	—	—
Receivable from Itaú	—	—	—	—
Inventories	—	—	—	—
Value Added Taxes Recoverable	—	—	—	—
Other Receivables	(0)	—	—	—
Prepaid Expenses	—	2,426,116	112,090	927
Other Current Assets	—	—	—	—

Total Current Assets	17,521,544	13,647,804	261,487	19,631,861

Other Assets:
Buildings and Other Depreciable Assets	—	956,540	559,864	—
Less Accumulated Depreciation	—	(945,823)	(478,738)	—
Land	—	—	—	—
Capitalized product development & localization costs	—	1,112,117	—	—
Less Accumulated Amortization	—	(1,112,117)	—	—
Other Intangible Assets [Amortizable]	—	2,863,900	24,789	—
Less Accumulated Amortization	—	(2,863,366)	—	—
Capitalized IPO — related costs	—	—	—	—
Investments in Subsidiaries	593,837,810	—	—	—
Investments in Available for sale securities	—	—	—	—
Goodwill	—	—	—	—
Other Assets	—	80,131	25,379	20,150

Total Other Assets	593,837,810	91,382	131,295	20,150

TOTAL ASSETS	611,359,353	13,739,186	392,782	19,652,011

AOL LATIN AMERICA
MONTHLY REPORT TO BANKRUPTCY TRUSTEE
As of and for the Month ended, November 30, 2005

			AOL Puerto	America Online
	America Online Latin	AOL Latin America	Management	Caribbean Basin,
	America, Inc.	Management, LLC	Services, Inc.	Inc.
CASE NUMBER	05-11778 (MFW)	05-11779 (MFW)	05-11780 (MFW)	05-11781 (MFW)
Liabilities And Stockholders’ Equity:
Current Liabilities:
Trade Accounts Payable	—	166,878	82,934	241,585
Trade Accounts Payable — Related Parties	—	—	—	—
Payable to other AOLA affiliate — Spain	8,998	—	—	—
Payable to other AOLA affiliate — Ft. Lauderdale	116,959	—	1,113,805	—
Payable to other AOLA affiliate — QuotaHolders	—	956,045	—	—
Payable to other AOLA affiliate — Argentina	—	—	—	—
Payable to other AOLA affiliate — Brazil	—	197,889	—	—
Payable to other AOLA affiliate — Mexico	—	—	—	—
Payable to other AOLA affiliate — Puerto Rico	2,071,212	14,311,877	4,967,459	—
Payable to other AOLA affiliate — AOLA Inc.	—	6,718,116	—	—
Payable to AOL Inc	4,050,411	3,664,054	—	(1,222,344)
Payable to ODC	—	—	—	—
Payable to Itaú	—	—	—	—
Notes and Bonds payable in less than 1 year	—	—	—	—
Deferred Revenue Short-term	—	5,000	—	10,448
Accrued Personnel Costs	—	1,126,916	188,830	—
Deferred Network Services Credit	—	—	—	—
Lease Liability	—	102,195	14,155	—
Income Taxes Payable	—	(56)	362	—
Value Added Taxes Payable	—	—	—	—
Other taxes payable	—	—	16,209	—
Other accrued expenses and liabilities	—	122,778	5,000	127,148

Total Current Liabilities	6,247,580	27,371,691	6,388,753	(843,164)
Long-Term Liabilities:
Loans Payable Intra- AOLA	—	—	—	—
Loans Payable to Time Warner	160,000,000	—	—	—
Loans Payable to ODC	—	—	—	—
Loans Payable to Itaú	—	—	—	—
Deferred Revenue Long-term	—	—	—	—
Deferred Network Services Credit	—	—	—	—
Other Liabilities	—	—	17,706	—

Total Noncurrent Liabilities	160,000,000	—	17,706	—

Total Liabilities	166,247,580	27,371,691	6,406,459	(843,164)

Stockholders’ Equity:
Preferred Stock	2,294,390	—	—	—
Common Stock	1,352,418	—	1	1
Additional Paid In Capital	684,005,567	—	6,541,856	5,477,956
Unrealized Loss on Available for Sale Securities	—	—	—	—
Accumulated Comprehensive Income -	—	—	—	—
Retained Earnings (Accumulated Deficit)	(134,765,067)	(9,231,432)	(11,035,949)	9,899,082
Unrealized Translation G/(L)	(83,220)	26,973	(1,659)	—
Adjustments to shareholders’ equity	(13,602)	—	—	—
Less Dividends Declared	—	—	—	—
Current Year Income (loss)	(107,678,713)	(4,428,046)	(1,517,557)	5,118,136

Total Stockholders’ Equity	445,111,774	(13,632,505)	(6,013,308)	20,495,175

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	611,359,354	13,739,186	393,151	19,652,011

EXHIBIT C
LIQUIDATION ANALYSIS

AMERICA ONLINE LATIN AMERICA, INC.
LIQUIDATION ANALYSIS
(Amounts in USD)

		Estimated
		Book Value
		as of	Average	Estimated
	Note	November 30, 2005	Estimated	Liquidation
	References	(unaudited)	Recovery Rate	Value
Cash and Cash Equivalents	2	7,889,100	100%	7,889,069
Accounts Receivable	3	47,309	93%	44,166
Intercompany Accounts Receivable	4	40,519,390	0%	144,000
Accounts Receivable from America Online	5	67,763	100%	67,763
Prepaid Expenses and Other Current Assets	6	2,539,134	4%	112,090
Furniture, Office Equipment	7	117,167	2%	2,820
Investment in Subsidiaries	8	593,837,810	4%	21,640,024
Other Assets	9	125,660	46%	57,931

Total Assets		645,143,333	5%	29,957,863

Other Assets to be Collected
Itau Collection	10	1,400,000	100%	1,400,000
PR Net Operating Income (Dec’05-Jun’06)	11	3,263,232	100%	3,263,232

Total Other Assets		4,663,232	100%	4,663,232

Net Estimated Proceeds Available for Distribution
Less: Chapter 7 Administrative Claims

Winddown Costs	12	3,367,000	—	3,367,000
Employee Costs	13	4,957,370	—	4,957,370
Other Professional Fees	14	2,506,296	—	2,506,296
Chapter 7 Trustee Fees	15	736,963	—	736,963

Total Chapter 7 Administrative Claims		11,567,629	—	11,567,629

Net Estimated Proceeds Available After Administrative Claims				23,053,465
Less: Unsecured Claims

TW Party Claims	16	161,592,430	14%	23,004,649
Other Unsecured Creditors	17	342,903	14%	48,816

Total Unsecured Claims		161,935,333	14%	23,053,465

Net Estimated Proceeds Available for Distribution to Subordinated Claims and AOLA Common Stock			0.0%	—

EXHIBIT D
PROPOSED ORGANIZATIONAL CHART OF THE LIQUIDATING LLC AS OF THE EFFECTIVE DATE

Liquidating LLC Quota Holder AOL Mexico AOL Brazil Cash and miscellaneous assets Reorganized AOLA LLC AOL Spain TW Parties Cisneros Group Parties 40% 60% 100% 99.96% 99.9% 100% 0.1% 0.04% ORGANIZATIONAL CHART OF THE LIQUIDATING LLC AS OF THE EFFECTIVE DATE* * This chart assumes that the Cash Option has been elected and sufficient cash was set aside on the Effective Date for a fund for Holders of Class 4 General Unsecured Claims (1) AOL Venezula will be transferred to the Cisneros Group after the Effective Date AOL Venezuela(1) 99% 100% 1%

EXHIBIT E
ORGANIZATIONAL CHART OF THE AOLA GROUP AS OF THE PETITION DATE

America Online Latin America, Inc.
U.S.A.
AOL Latin America Management LLC
U.S.A.
AOL Latin America SL
Spain
America Online Caribbean Basin, Inc.
U.S.A.
Puerto Rico Management Services Inc.
U.S.A.
Latin America Quota Holder LLC
U.S.A.
AOL S. de R.L. de C.V.
Mexico
AOL Venezuela S.R.L.
Venezuela
AOL Brasil Ltda.
Brazil
AOL Argentina S.R.L.
Argentina
AOL Servicios Profesionales S. de R.L. de C.V.
Non-operating and in process of dissolution
Mexico

AOL Latin America Management LLC America Online Caribbean Basin, Inc. Puerto Rico Management Services Inc. AOL Brasil Ltda. AOL Argentina S.R.L. AOL Venezuela S.R.L. 99.0% 99.96% 100% 100% 100% 100% 100% 99.9% 95.0% 1.0% 0.1% 5.0% U.S.A. U.S.A. U.S.A. U.S.A. U.S.A. Mexico Argentina Brazil Venezuela Spain 0.04% AOL Servicios Profesionales S. de R.L. de C.V. Mexico 100% Non-operating and in process of dissolution ORGANIZATIONAL CHART OF THE AOLA GROUP AS OF THE PETITION DATE America Online Latin America, Inc. Latin America Quota Holder LLC AOL Latin America SL AOL S. de R.L. de C.V.